Exhibit I-3

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Stock code: 9866
November 30, 2016

To Our Shareholders:
President Shunichi Tomimatsu
Marukyo Corporation
5-3-1, Yamada, Onojo-shi, Fukuoka, Japan

Notice of Convocation of the 52nd Term Ordinary General Meeting of Shareholders

You are cordially invited to attend the 52nd Term Ordinary General Meeting of Shareholders of Marukyo Corporation (“Marukyo” or the “Company”). The meeting will be held as described below.

If you are unable to attend the meeting, you can exercise your voting rights in writing. In such event, please review the Reference Documents for General Meeting of Shareholders, presented later, and specify in the Voting Rights Exercise Form enclosed whether or not you agree to each of the proposals, and submit the form in a manner that enables it to be delivered to the Company no later than 5:30 p.m. on Wednesday, December 14, 2016.

1.	Date:	Thursday, December 15, 2016, 10:00 a.m.

2.	Venue:	ARK HOTEL ROYAL FUKUOKATENJIN, 2F, Hagoromo-no Ma

3-13-20, Tenjin, Chuo-ku, Fukuoka-shi, Fukuoka, Japan (Please see the venue floor plan shown at the end of this document)

3.	Purposes:

Items to be reported:

1.         Contents of the business report and consolidated financial statements for the 52nd Term (from October 1, 2015 to September 30, 2016) and the report on the results of the audit of such statements by accounting auditors and the Audit and Supervisory Committee

2.         Report on the contents of the financial statements for the 52nd Term (from October 1, 2015 to September 30, 2016)

Items to be resolved:

	Proposal No.1:	Appropriation of surplus

	Proposal No.2:	Approval of Share Exchange Agreement between Marukyo and RETAIL PARTNERS CO., LTD.

	Proposal No.3:	Partial Amendment to the Articles of Incorporation

	Proposal No.4:	Election of five (5) Directors (excluding Directors who are Audit and Supervisory Committee Members)

When you attend the meeting, we kindly request that you submit the enclosed voting form to the receptionist at the venue.

In the event of a revision to the Reference Documents for General Meeting of Shareholders, the business report, the non-consolidated financial statements or the consolidated financial statements, Marukyo will present the revision on its official corporate website (URL: http://www.marukyo-web.co.jp).

Document for provision

Business Report

(From October 1, 2015 to September 30, 2016)

1. Current state of the corporate group

(1) State of business for the fiscal year under review

1) Business progress and results

During the fiscal year ended September 30, 2016, the Japanese economy, although continuing to show a moderate recovery trend, remained beset with uncertainties with slowing overseas economies dampening the nation’s export and output and worsening its business confidence.

The Japanese grocery supermarket industry posted strong sales and profits during the first half of the fiscal year under review. The second half of the year, however, saw the industry fall into a challenging situation as consumers became more cautious about spending in the absence of a perceived economic recovery while poor weather conditions curbed sales.

Amid such circumstances, the Marukyo Group worked to revitalize itself by implementing existing shop renovations for 15 stores (the Nokata Store, Anoo Store, Chihaya Store, Higashinagasaki Store, Nonaka Store, Ono Store, Nakatsu Store, Kuyamadai Store, Ureshino Store, Yame Store, Kawakubo Store, Shime Store, Takada Store, Obiyama Store and Shimizu Store).

Due to the developments discussed above, net sales for the fiscal year under review grew 1.9% year on year on an existing-store basis, pointing to some desired outcome. This, however, failed to compensate for the absence of five months’ worth of sales for five stores shut down in the fiscal year ended September 30, 2015. Consequently, net sales for the fiscal year under review declined year on year on an all-store basis. On the profits front, gross profit for the year increased year on year as fresh foods commanding high profit margins grew from the previous fiscal year. Nevertheless, rising personnel expenses and depreciation/amortization expenses, coupled with higher taxes, resulted in profit attributable to owners of parent decreasing year on year.

As a result, net sales for the fiscal year ended September 30, 2016 stood at 84,242 million yen, a decrease of 0.2% year on year, operating revenue at 270 million yen, a decrease of 8.5%, operating income at 2,304 million yen, a decrease of 6.2% year on year, ordinary income at 2,532 million yen, a decrease of 5.7% year on year and profit attributable to owners of parent at 1,523 million yen, a decrease of 7.7% year on year.

2) Capital investment

During the fiscal year ended September 30, 2016, the Marukyo Group conducted capital investments totaling 2,111 million yen, which consisted mainly of the following:

Store renovations (the Nokata Store, Anoo Store, Chihaya Store, Higashinagasaki Store, Nonaka Store, Ono Store, Nakatsu Store, Kuyamadai Store, Ureshino Store, Yame Store, Kawakubo Store, Shime Store, Takada Store, Obiyama Store and Shimizu Store)

3) Fund procurement

Not applicable.

(2) Assets and income/loss for the latest three financial years

Category		49th Term (FY ended September 30, 2013)	50th Term (FY ended September 30, 2014)	51th Term (FY ended September 30, 2015)	52nd Term (FY under review) (FY ended September 30, 2016)
Net sales	(Million yen)	84,456	84,350	84,417	84,242
Gross profit	(Million yen)	17,539	18,299	19,125	19,252
Profit (loss) attributable to owners of parent	(Million yen)	(1,985)	1,842	1,651	1,523
Profit (loss) attributable to owners of parent per share	(Yen)	(128.72)	119.49	107.16	98.92
Total assets	(Million yen)	48,291	49,850	51,762	52,948
Net assets	(Million yen)	39,263	40,906	42,299	43,371
Net asset amount per share	(Yen)	2,545.79	2,653.66	2,745.44	2,816.31

(3) Significant parent company and subsidiary

1) Parent company

Marukyo has no parent company.

2) Major Subsidiaries

Company name	Capital stock	Ratio of voting rights of Marukyo	Main Business
Aoki Shoji Co., Ltd.	10 million yen	100%	Wholesaling

(4) Challenges required to be addressed

As for the future outlook on the Japanese economy, it is expected to move closer to achieving a moderate recovery in the coming months thanks to various policies by the Japanese government. However, consumers are persistently inclined to rein in spending due to worries about the future, which suggests that consumer confidence will be slow to improve.

Looking at the environment surrounding the Marukyo Group, the areas in which its stores operate have already become saturated with stores as a result of a series of entries by drug stores as well as major capital’s supermarkets and discount stores.

In this situation, the Marukyo Group will carry out the following measures under the slogan of “having Marukyo stores chosen by customers.”

We will strive to step up store staff proposal capabilities by launching the Sales Planning Department to ensure interdivisional collaboration in an effort to provide store environment satisfactory to customers.

To date, the interdivisional collaboration at Marukyo has been insufficient in some respects, as evidenced by the fact that sales activities were carried out by individual merchandise divisions separately from each other in a silo-like manner. This gave rise to the problem of one single division’s key products alone selling well without improving the sales of all Marukyo stores.

For this reason, we established the Sales Planning Department, building an organizational structure that allows different divisions to collaborate with each other to a sufficient degree. The objective of the Sales Planning Department is to translate customers’ latent needs into consumption, based on divisional managers’ efforts to apply a concept common to matters ranging from flyer contents and store environment creation. We aim to grow sales by thus raising the frequency of customers’ visits to our stores and increasing their related consumption.

We will strive to further improve business results in the future through the above-mentioned process.

Continued strong support and guidance from shareholders will be much appreciated in the coming years.

(5) Principal business activities (as of September 30, 2016)

The Marukyo Group is composed of Marukyo Corporation and a subsidiary. The principal business activities of Marukyo Corporation consist of the retailing of general foods, fresh foods, daily necessities and so on as well as of real estate leasing service for tenants. Subsidiary Aoki Shoji Co., Ltd. is a secondary wholesaler.

(6) Principal operation facilities (as of September 30, 2016)

1) Headquarters: Marukyo headquarters and Aoki Shoji Co., Ltd., 5-3-1, Yamada, Onojo-shi, Fukuoka, Japan

2) Stores

Prefecture name	Store name				Number of stores
Fukuoka	Zasshonokuma Store Sasaguri Store Keyago Store Fukushige Store New Yoshino Store Takaramachi Store Tamura Store Hanami Store Yanagawa Store Ogoori Store Atago Store Imajuku Store Shimizu Store Kasuga Store	Ozasa Store Shimoyamato Store Haki Store Hayame Store Osa Store Anoo Store Mizuma Store Futsukaichi Store Minamikurume Store New Maehara Store Kawakubo Store Harada Store Fukae Store Minamioori Store	Beppu Store Itazuke Store Ijiri Store Hibaru Store Higashiaburayama Store Chihara Store Munakata Store Asakura Store Nonaka Store Matsuda Store Shime Store Kashii Store Kotabe Store Funatsu Store	Noke Store Murozumi Store Nokata Store Kukodooriyutaka Store Takaizumi Store Sone Store Nakagawa Store Kashihara Store Mizuki Store Yame Store Takada Store Umi Store Wajiro Store	55
Nagasaki	Kawatana Store Yokoo Store Arie Store Isahaya Store	Omiya Store Kurokami Store Showamachi Store Omura Store	Nagayo Store Haiki Store Ono Store Kuyamadai Store	Hino Store Higashinagasaki Store Aino Store Togitsu Store	16
Saga	Kitagata Store Kitagawafuku Store	Takagise Store Takeo Store	Kanzaki Store Ureshino Store	Otakara Store Kono Store	8
Kumamoto	Ueki Store	Koshi Store	Tamana Store	Obiyama Store	4
Oita	Nakatsu Store Odo Store	Minaharu Store	Shingai Store	Shinkawa Store	5
Total					88

(7) Employees (as of September 30, 2016)

1) Employees of the corporate group

Number of employees	Change from the end of the previous fiscal year
541 (2,456)persons	Down 3 (Down 1)persons

Note:           The number of employees represents the number of persons serving Marukyo. The number of temporary employees is presented in brackets in the form of an annual average number of them counted separately.

2) Employees of Marukyo

Number of employees	Change from the end of the previous fiscal year	Average age	Average number of years in service
540 (2,453)persons	Down 4 (—)persons	37.6 years of age	15.5 years

Note:           The number of employees represents the number of persons serving Marukyo, excluding temporary staffing service personnel. The number of temporary employees is presented in brackets in the form of an annual average number of them counted separately.

(8) Principal lenders (as of September 30, 2016)

Not applicable.

(9) Other significant matters for the current state of the corporate group

Not applicable.

2. Current state of Marukyo

(1) Status of shares (as of September 30, 2016)

1) Total Number of Shares Authorized to Be Issued:	62,700,000 shares
2) Total Number of Shares Outstanding:	15,675,000 shares
3) Number of Shareholders:	1,611 persons

4) Top 10 shareholders

Name of shareholder	Number of shares owned	Ratio of shareholding
Kimiyo Saida	2,668 thousand shares	17.3%
Yamae Hisano Co., Ltd.	2,017	13.1
Nishi-Nippon Railroad Co., Ltd.	1,568	10.2
Ikeda Kosan YK	1,059	6.9
Marukyo Business Partners Shareholding Association	838	5.4
The Nishi-Nippon City Bank, Ltd.	579	3.8
HSBC BANK PLC A/C MARATHON FUSION JAPAN PARTNERSHIP LP	398	2.6
Hiroki Sato	278	1.8
The Bank of Fukuoka	264	1.7
Mitsubishi Shokuhin Co., Ltd.	241	1.6

Notes:

1.              Marukyo, although holding treasury stock of 274,874 shares, is excluded from the list of major shareholders shown above. The ratios of shareholding were calculated with the exclusion of such treasury stock shares.

2.              RETAIL PARTNERS CO., LTD. (“Retail Partners”) on October 24, 2016 submitted a report on Marukyo’s large shareholders to the Director-General of Chugoku Local Finance Bureau. Moreover, on October 28, 2016 Nishi-Nippon Railroad Co., Ltd. (“Nishi-Nippon Railway”) submitted a report on change in Marukyo shares to the Director-General of Fukuoka Local Finance Branch Bureau. The above-mentioned two reports state that Nishi-Nippon Railway on October 21, 2016 entered into a stock sale agreement with Retail Partners on the sale of 1,568,000 shares of Marukyo’s common stock to Retail Partners by Nishi-Nippon Railway. However, Retail Partners is not included in the list of Marukyo’s major shareholders shown above because Marukyo was unable to verify the actual number of shares held by Retail

Partners as of September 30, 2016.

(2) New share subscription rights

Not applicable.

(3) Directors of Marukyo

1) Directors (as of September 30, 2016)

Title	Name	Responsibilities and significant concurrent service
Chairman	Toshio Saida	President of Aoki Shoji Co., Ltd.
President	Shunichi Tomimatsu	Chief Operating Officer
Director	Noboru Kajiwara	General Manager, Fruit & Vegetable Division and in charge of Fish Division President of Fujiya Co., Ltd.
Director	Munetoshi Nishibayashi	General Manager, Meat Division and in charge of Delicatessen Division
Director	Mamoru Sakamoto	Deputy Chief Operating Officer
Director (Audit and Supervisory Committee Member, full —time)	Tomoyuki Fujii	Corporate Auditor of Aoki Shoji Co., Ltd. Corporate Auditor of Fujiya Co., Ltd.
Director (Audit and Supervisory Committee Member)	Hiroyuki Kishikawa	Representative, Saga Sogo Kaikei Certified Tax Accountant Firm
Director (Audit and Supervisory Committee Member)	Hiroyuki Hattori	Representative, Kaneko Law Office

Notes

1.             Mr. Tomoyuki Fujii, Director (Audit and Supervisory Committee Member), Mr. Hiroyuki Kishikawa, Director (Audit and Supervisory Committee Member) and Hiroyuki Hattori, Director (Audit and Supervisory Committee Member) are all outside Directors.

2.             Mr. Hiroyuki Kishikawa, Director (Audit and Supervisory Committee Member), being a Chartered Public Accountant and Certified Public Tax Accountant, is equipped with a considerable level of knowledge in finance and accounting.

3.             Mr. Tomoyuki Fujii was elected as full-time Audit and Supervisory Committee Member in order to raise the effectiveness of Marukyo’s information gathering and other audit activities, thereby bolstering its audit and supervision functions.

4.             Marukyo designated Mr. Tomoyuki Fujii, Director (Audit and Supervisory Committee Member), Mr. Hiroyuki Kishikawa, Director (Audit and Supervisory Committee Member) and Hiroyuki Hattori, Director (Audit and Supervisory Committee Member) as independent committee members under the regulations of Fukuoka Stock Exchange and notified their names to the exchange.

2) Outline of contracts for limitations of liability

Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, Marukyo and each of its outside Directors entered into an agreement that limits the type of damage compensation liability that is set forth in Article 423, Paragraph 1 of the said Act.

The maximum amount of damage compensation liability under the above-mentioned agreement shall be the minimum liability amount stipulated in applicable laws or ordinances.

3) Total remuneration, etc. paid to directors and corporate auditors

a. Total remuneration, etc. for the fiscal year under review

Category	Number of payees (persons)	Amount paid (millions of yen)
Directors/Non-members of Audit & Supervisory Committee	5	100
Directors/Members of Audit & Supervisory Committee (Outside directors included in the above)	3 (3)	11 (11)
Corporate Auditor (Outside Corporate Auditors included in the above)	3 (3)	2 (2)
Total (Outside Executive Officers included in the above)	11 (6)	114 (13)

Notes:             1.           On December 17, 2015, Marukyo abolished the Board of Corporate Auditors and newly established the Audit & Supervisory Committee. In connection with this transformation, three corporate auditors resigned and were appointed directors (Audit & Supervisory Committee members) on the same date. The remuneration paid to them separately as corporate auditors and directors (Audit & Supervisory Committee members), as well as the respective number of payees, are included in respective categories. Accordingly, the number of payees shown in the total column represents the cumulative total, and the actual number is 8 (3).

2.          The maximum remuneration for directors (non-members of Audit & Supervisory Committee) is 150 million yen or less per year (excluding the portion of employee salary paid to directors having employee roles) in accordance with the resolution made at the 51st Ordinary General Meeting of Shareholders held on December 17, 2015.

3.          The maximum remuneration for directors (Audit & Supervisory Committee members) is 20 million yen or less per year in accordance with the resolution made at the 51st Ordinary General Meeting of Shareholders held on December 17, 2015.

4.          The maximum remuneration for corporate auditors is 20 million yen or less per year in accordance with the resolution made at the 42nd Ordinary General Meeting of Shareholders held on December 21, 2006.

5.          The above amount paid includes the amount of Provision for Executive Officers’ Retirement Benefits increased in the fiscal year under review (i.e. 9 million yen paid to five directors (non-members of Audit & Supervisory Committee), XX million yen paid to a director (Audit & Supervisory Committee member) (including XX million yen paid to an outside director), and XX million yen paid to a corporate auditor (including XX million yen paid to an outside corporate auditor)).

b. Total executive officer remuneration, etc. that outside executive officers received from subsidiaries

The total executive officer remuneration, etc. that outside executive officers received from Marukyo’s subsidiaries in the fiscal year under review was XX million yen. The number of payees is one.

4) Outside Executive Officers

a.      Important concurrent positions that outside executive officers hold at other corporations, etc., and relationships between Marukyo and these other corporations, etc.

•       Mr. Tomoyuki Fujii, Director (Audit & Supervisory Committee member), is a corporate auditor of Aoki Shoji Co., Ltd. (“Aoki Shoji”) and an outside corporate auditor of Fujiya Co., Ltd. (“Fujiya”). Aoki Shoji is a subsidiary of Marukyo. In addition, Marukyo has transactional relationships (e.g. product procurement) with Aoki Shoji and Fujiya.

•       Mr. Hiroyuki Kishikawa, Director (Audit & Supervisory Committee member), is a representative partner of Saga Accounting, a tax accountant corporation. Marukyo has transactional relationships (e.g. tax return preparation) with Saga Accounting.

•        Mr. Hiroyuki Hattori, Director (Audit & Supervisory Committee member), is a representative partner of Kaneko Law Office, a legal professional corporation. Marukyo has made an advisory contract with Kaneko Law Office.

b. Major activities during the fiscal year under review

Attendance status and comments made
Tomoyuki Fujii Director (Audit & Supervisory Committee member/Full-time)

After the assumption of office on December 17, 2015, he attended 11 out of 11 board of directors meetings and 4 out of 4 Audit & Supervisory Committee meetings held in the fiscal year under review. As a full-time outside director, he asked questions about resolution and reporting matters at every meeting and expressed his opinions if necessary from outside perspectives using his knowledge of, and experience in, accounting and overall corporate management.

Hiroyuki Kishikawa Director (Audit & Supervisory Committee member)

After the assumption of office on December 17, 2015, he attended 11 out of 11 board of directors meetings and 4 out of 4 Audit & Supervisory Committee meetings held in the fiscal year under review. As an outside director, he asked questions about resolution and reporting matters at every meeting and expressed his opinions if necessary from outside perspectives using his abundant knowledge and experience gained as a certified public accountant and certified tax accountant.

Hiroyuki Hattori	After the assumption of office on December 17, 2015, he attended 11 out

Director (Audit & Supervisory Committee member)

of 11 board of directors meetings and 4 out of 4 Audit & Supervisory Committee meetings held in the fiscal year under review. As an outside director, he asked questions about resolution and reporting matters at every meeting and expressed his opinions if necessary from outside perspectives using his abundant knowledge and experience gained as a lawyer.

(4) Accounting auditor

1) Name: Ernst & Young ShinNihon LLC

2) Compensation and other amounts

Amount paid (millions of yen)
a. Compensations and Other Amounts to the Accounting Auditor for the Fiscal Year under Review	36
b. The total amount of money and other economic benefits that Marukyo and its subsidiaries were obligated to pay to the accounting auditor	36

Notes:       1.         The audit contract made between Marukyo and the accounting auditor does not clearly stipulate whether compensations and other amounts are related to the audit under the Companies Act or the audit under the Financial Instruments and Exchange Act, and these amounts are not substantially separable. Accordingly, the amount shown in a. above for the fiscal year under review represents the sum of these amounts.

2.         The Audit & Supervisory Committee has conducted the necessary verification of whether the contents of the accounting auditor’s audit plan, audit work status, calculation base of estimated compensations, etc. are appropriate, and agreed on the compensations and other amounts paid to the accounting auditor.

3) Non-audit Work

Marukyo paid a consideration for due diligence services (non-audit services) to the accounting auditor.

4) Policy for Determining the Dismissal or Non-reappointment of the Accounting Auditor

In case the Audit & Supervisory Committee considers it necessary to dismiss or avoid reappointing the accounting auditor (e.g. in case the accounting auditor cannot complete the audit work), it determines the relevant agenda items that are submitted to Marukyo’s shareholders meeting (i.e. dismissal or non-reappointment of the accounting auditor).

The Audit & Supervisory Committee will also dismiss the accounting auditor with the consent of all its members in case Paragraph 1, Article 340 of the Companies Act is applicable to the said auditor. In this case, Audit & Supervisory Committee members selected by the Audit & Supervisory Committee will report the fact and reasons for dismissing the accounting auditor at the shareholders meeting convened for the first time after the dismissal.

5) The contents of a business suspension order that the accounting auditor has received in the past two years

a. Name

Ernst & Young ShinNihon LLC (Address: Chiyoda-ku, Tokyo)

b. Contents of the order

3-month business suspension related to the conclusion of new contracts

(From January 1 to March 31, 2016)

c. Reasons for receiving the order

• Ernst & Young ShinNihon LLC issued audit reports on financial statements of Toshiba Corporation for FYE March 2010, 2012 and 2013, certifying that these financial statements were free of material misstatement although they were actually not. Seven certified public accountants of the audit team were held responsible due to lack of due care.

• Operations of Ernst & Young ShinNihon LLC were considered to be extremely unreasonable.

(5) Framework for ensuring the appropriateness of operations, and framework implementation status

Outlined below are the decisions made regarding the frameworks for ensuring that directors’ job execution is in compliance with the laws and the articles of incorporation and that operations can be performed appropriately.

1) Framework for ensuring that the job execution by Marukyo’s directors and employees is in compliance with the laws and the articles of incorporation

Marukyo has established the “Compliance Committee,” chaired by President, under the board of directors to create a company-wide framework for ensuring that the job execution by its directors and employees is in compliance with the laws and the articles of incorporation.

To promote the compliance, Marukyo will set up a “Code of Conduct” stipulating its basic management policy on compliance. Marukyo will also create its “Compliance Manual” and “Anti-social Force Manual” to help directors and employees deepen the relevant understanding, explain to them the basic stance toward, and importance of, legal compliance, corporate ethics, etc., and make them completely understand the relevant points, striving to prevent violations through internal audits, training, etc. In addition, Marukyo will create its “whistle-blowing system, set up a whistle-blowing desk, and establish a framework for consultation, monitoring of violations, and notification.

2) Framework for keeping and managing information about the job execution by Marukyo’s directors

Marukyo’s “Document Management Rules” stipulate the basic document handling such as document preparation and storage and who is responsible for the custody of documents, etc. In addition, Marukyo will set up its “Information Security Rules,” ensure the safety of information storage and management, and conduct information security management (e.g. management of crime prevention information). Information Marukyo manages includes ordinary non-electronic information, as well as electronic information.

From the standpoint of protecting personal information, Marukyo will also set up its “Basic Personal Information Protection Policy” and “Basic Personal Information Protection Rules” and strive to protect personal information in line with the laws.

3) Rules and frameworks for managing the risk of loss Marukyo faces

Marukyo will establish its “Risk Management Committee,” chaired by President, under the board of directors, and create a framework in which it can prevent the incurrence of huge losses and take accurate measures in case of loss occurrence. Marukyo will also set up its “Risk Management Rules” to clarify its basic stance for risk management, and create a framework in which a rule violation may result in a severe penalty. In addition, Marukyo will set up its “Risk Management Manual,” clearly stipulating how to prevent the occurrence of individual risks, and give definite guidance about how to take urgent measures when these risks arise.

As for risk management items applicable to each department, Marukyo will strive to make employees recognize the importance of these items on a daily basis and prevent the occurrence of risk by providing guidance and education, setting up “Risk Management Check Items” suitable for each department, and performing careful inspections.

4) Framework for ensuring that Marukyo’s directors can fulfill their job duties efficiently

Marukyo will hold the board of directors meetings regularly, make quick decisions on important matters, and conduct operations efficiently. As for annual budget management, Marukyo will set definite goals for each department in accordance with its annual plan and strive to improve performance by establishing a framework for pursuing profitability.

Regarding departmental operations, Marukyo will also strive to make employees recognize the importance of these operations on a daily basis and ensure that operations can be conducted efficiently by providing guidance and education, setting up “Operation Check Items” suitable for each department, and performing careful inspections.

In addition, Marukyo will perform internal audits to understand the operational status and verify that operations are conducted efficiently, and make employees completely understand management policies, aiming to improve performance.

5) Framework for ensuring the appropriateness of operations conducted by the corporate group that consists of Marukyo and its subsidiaries

The “Code of Conduct,” “Compliance Manual” and “Risk Management Manual” that are commonly used by Marukyo (parent company) and its subsidiary Aoki Shoji Co., Ltd. will be prepared so that legal compliance and risk management systems that are common to the parent company and its subsidiary can be implemented and the appropriateness of the corporate group’s operations can be ensured. Common systems will also be used for training and whistle-blowing purposes.

In addition, Marukyo will establish a framework enabling enough collaboration among directors, corporate auditors, and employees of the parent company and its subsidiaries so that the autonomy of subsidiaries can be respected and operations can be efficiently conducted within the corporate group.

6) Matters related to directors and employees responsible for supporting the operations of Marukyo’s Audit & Supervisory Committee.

Matters related to directors responsible for supporting the operations of Marukyo’s Audit & Supervisory Committee are not specifically stipulated, but in case of employees, members of the Internal Audit Section give support to the Committee. This Committee receives information about the status of internal control system implementation, internal audits, etc. from these members of the Internal Audit Section, and carries out audit work. This Committee is also authorized to give orders and instructions to these members.

7) Matters related to the independence of the above-mentioned employees (employees who are not controlled by other directors excluding those who are also Audit & Supervisory Committee members), and matters related to the ensuring of effectiveness of instructions given to these employees by the Audit & Supervisory Committee

In connection with instructions and orders that the Audit & Supervisory Committee gives to employees responsible for supporting the said operations, directors (excluding those who are also Audit & Supervisory Committee members) and their superior personnel are not allowed to give other instructions or orders to them. In addition, in case these employees are subject to personnel transfer, personnel assessment or disciplinary action, preliminary discussions with the

Audit & Supervisory Committee must be held so that the independence of these members can be ensured.

8) Framework for providing reports to Marukyo’s Audit & Supervisory Committee

Directors (excluding those who are also Audit & Supervisory Committee members) report important matters to Audit & Supervisory Committee members at the board of directors meetings.  In addition, President and Audit & Supervisory Committee members hold meetings regularly to exchange information.

A framework will be created so that information about Marukyo and its subsidiaries obtained in the “Whistle-blowing System” can be reported to the Audit & Supervisory Committee by whistle-blowing system personnel. In addition, Marukyo will create a framework in which activities of each committee (e.g. “Compliance Committee” and “Risk Management Committee”) can be reported to the Audit & Supervisory Committee.

Under such framework, the Internal Audit Section will report the results of internal audits performed by Marukyo and its subsidiaries to the Audit & Supervisory Committee.

9) Framework for ensuring that whistle-blowers do not receive disadvantageous treatment due to whistle-blowing

To protect whistle-blowers, Marukyo’ internal rules prohibit disadvantageous treatment and are notified to employees.

10) Matters related to the policy on treatment of expenses and debts incurred in connection with the job execution by Marukyo’s Audit & Supervisory Committee members

In case an Audit & Supervisory Committee member requests a prepayment, etc. of expenses for his or her job execution, Marukyo will pay these expenses, except when they are not required expenses for the said job execution. The same rule applies to expenses incurred when the Audit & Supervisory Committee uses outside specialists for itself.

11) Other frameworks for ensuring that Marukyo’s Audit & Supervisory Committee can perform its audits effectively

The Audit & Supervisory Committee exchanges information with the accounting auditor through regular coordination. Audit & Supervisory Committee members will check directors’ job execution by examining important documents such as Ringi-sho (written requests for approval) and contracts.

Marukyo will ensure that audits can be performed effectively by promoting close coordination between employees who belong to each department (e.g. Accounting, General Affairs and Sales) and Audit & Supervisory Committee members.

As for disclosure of corporation information, the Audit & Supervisory Committee will also be part of a framework for information disclosure in line with the “Information Disclosure Rules.”

12) Status of implementation of a framework for ensuring the appropriateness of operations

The status of implementation of a framework for ensuring the appropriateness of the above-mentioned operations is outlined below.

a. Legal compliance framework

The Compliance Committee has received reports from each department regarding violations of the laws or various internal rules and taken action in an appropriate manner. This Committee has also striven to raise awareness about compliance by offering compliance training whenever necessary, explaining the relevant importance repeatedly, and taking other measures.

b. Risk management framework

The Risk Management Committee has considered operational process risk, fraud risk, etc. that have been reported from each department, and striven for company-wide information sharing. This Committee has also strengthened risk management by reporting and discussing the said activities at the board of directors meetings.

c. Internal audit

Internal audits have been performed for Marukyo and its subsidiaries based on the basic internal audit plan.

Consolidated Balance Sheet

(As of September 30, 2016)

(Unit: Thousand yen)

Assets		Liabilities
Item	Amount of payment	Item	Amount of payment
Current assets	15,470,595	Current liabilities	7,791,786
Cash and deposits	11,812,560	Accounts payable - trade	5,115,268
Accounts receivable - trade	10,010	Accrued expenses	536,633
Merchandise	3,036,805	Income taxes payable	718,892
Supplies	28,489	Accrued consumption taxes	159,907
Prepaid expenses	16,876	Provision for bonuses	191,575
Deferred tax assets	140,088	Other	1,069,509
Other	425,763	Non-current liabilities	1,785,562
Non-current assets	37,478,225	Provision for Executive Officers’ retirement benefits	117,287
Property, plant and equipment	34,667,931	Liabilities in association with retirement benefits	1,254,224
Buildings and structures	10,237,236	Asset retirement obligations	307,026
Machinery, equipment and vehicles	283,917	Long-term lease deposited	107,024
Furniture and fixtures	1,386,156	Total Liabilities	9,577,348
Land	22,760,620	Net assets
Intangible assets	88,708	Shareholders’ equity	43,437,779
Investments and other assets	2,721,586	Capital stock	5,996,200
Investment securities	591,026	Capital surplus	6,600,046
Deferred tax assets	853,189	Retained earnings	30,987,364
Other	1,277,370	Treasury shares	(145,831)
Total Assets	52,948,820	Accumulated other comprehensive income	(66,307)
		Valuation difference on available-for-sale securities	6,102
		Remeasurements of defined benefit plans	(72,409)
		Total Net Assets	43,371,471
		Total liabilities and net assets	52,948,820

Notes: The listed figures do not show amounts less than one thousand yen.

Consolidated Statements of Income

(From October 1, 2015 to September 30, 2016)

(Unit: Thousand yen)

Item	Amount of payment
Net sales		84,242,189
Cost of sales		64,989,751
Gross profit		19,252,437
Operating revenue		270,039
Operating gross profit		19,522,477
Selling, general and administrative expenses		17,217,945
Operating income		2,304,531
Non-operating income
Interest income	6,567
Dividend income	12,725
Commission fee	97,673
Other	112,542	229,509
Non-operating expenses
Interest expenses	135
Other	1,745	1,880
Ordinary income		2,532,160
Extraordinary income
Gain on sales of non-current assets	7,786
Compensation income for expropriation	10,830	18,616
Extraordinary loss
Loss on retirement of non-current assets	29,920
Loss on sales of non-current assets	7,492
Special investigation expenses	21,790	59,202
Net income before income taxes		2,491,574
Income taxes - current	932,607
Income taxes - deferred	35,147	967,754
Net income		1,523,820
Profit attributable to owners of parent		1,523,820

Notes: The listed figures do not show amounts less than one thousand yen.

Consolidated Statements of Changes in Net Assets

(From October 1, 2015 to September 30, 2016)

(Unit: Thousand yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of current consolidated fiscal year	5,996,200	6,599,931	29,710,033	(139,305)	42,166,859
Change in the fiscal year under review
Dividends of surplus			(246,489)		(246,489)
Profit attributable to owners of parent			1,523,820		1,523,820
Purchase of treasury shares				(6,891)	(6,891)
Disposal of treasury shares		114		366	480
Net changes of items of current consolidated fiscal year other than shareholders’ equity
Total change in the fiscal year under review	—	114	1,277,331	(6,525)	1,270,920
Balance at end of the current consolidated fiscal year	5,996,200	6,600,046	30,987,364	(145,831)	43,437,779

	Accumulated other comprehensive income
	Valuation difference on available-for– sale securities	Remeasurements of defined benefit plans	Accumulated other comprehensive income	Total Net Assets
Balance at beginning of current consolidated fiscal year	155,759	(23,016)	132,743	42,299,602
Change in the fiscal year under review
Dividends of surplus				(246,489)
Profit attributable to owners of parent				1,523,820
Purchase of treasury shares				(6,891)
Disposal of treasury shares				480
Net changes of items of current consolidated fiscal year other than shareholders’ equity	(149,657)	(49,393)	(199,050)	(199,050)
Total change in the fiscal year under review	(149,657)	(49,393)	(199,050)	1,071,869
Balance at end of the current consolidated fiscal year	6,102	(72,409)	(66,307)	43,371,471

Notes: The listed figures do not show amounts less than one thousand yen.

Notes to Consolidated Financial Statements

1. Notes to Basic Important Matters when Preparing Consolidated Financial Statements

(1) Matters Relating to Scope of Consolidation

Marukyo has one consolidated subsidiary, Aoki Shoji Co., Ltd. without any applicable non-consolidated subsidiaries.

(2) Matters Relating to Application of Equity Method

There are no companies applicable for non-consolidated subsidiaries or associated companies.

(3) Matters Relating to Fiscal Year of Consolidated Subsidiaries

Fiscal year-end of consolidated subsidiaries is September 30 which is consistent with the consolidated fiscal year-end.

(4) Accounting Policies

1) Valuation criteria and method of important assets

a. Securities

Other securities:

• Securities with fair market value                                 Fair market value based on the quoted market price as of the end of the fiscal year (valuation differences are recognized in net assets; the cost of securities sold is calculated by the moving-average method)

• Securities without fair market value               Moving-average cost method

b. Inventories

• Merchandise                                                                                                                 Retail cost method in general (for values stated in the balance sheet, book value is written down on the decreased profitability)

• Supplies                                                                                                                                          Last purchase price method (for values stated in the balance sheet, book value is written down on the decreased profitability)

2) Method of depreciation and amortization for significant depreciable assets

a. Property, plant and equipment                          Declining balance method

(excluding lease assets)

b. Intangible assets

(excluding lease assets)

• Software for internal use                                                  Straight-line method based on internally estimated useful life (5years)

• Other intangible assets                                                              Straight-line method

c. Lease assets relating to finance lease transactions other than ownership transfers

Depreciation of lease assets is calculated by the straight-line method, with lease periods of such assets being useful lives, and residual values being zero. Finance lease transactions other than ownership transfers with the commencement date falling prior to September 30, 2008 are recorded in conformance with the method applied for ordinary lease transactions.

3) Accounting standards for significant allowances and provisions

a. Doubtful accounts                                                                             Prospective uncollectable amount recorded to prepare for loss from uncollectible credits takes into account historical uncollectible rate for general accounts receivables, and collectability of individual cases for specific accounts such as ones with a possibility of default.

b. Provision for bonuses                                                              Amount recorded to prepare for payment of bonuses to employees is based on the projected payment amount.

c. Provision for executive officers’ retirement benefits

Amount recorded to prepare for payment of executive officers’ retirement benefits is the consolidated projected payments as of the end of the fiscal year in accordance with the internal rules.

4) Important matters for preparing other consolidated financial statements

a. Accounting procedures for retirement benefit:

Method of attributing projected retirement benefits to periods

In calculating the retirement benefit obligations, benefit formula basis is used in determining the amount of the expected retirement benefit amount attributed to service performed up to the end of the current consolidated fiscal year.

Method of recognizing actuarial differences

Actuarial differences are recognized from the consolidated fiscal year following the consolidated fiscal year in which a respective gain or loss arises. The differences are amortized proportionately on a straight-line basis over a certain period of time (10 years) which is within the average remaining years of employees’ service.

b. Accounting for consumption tax

Consumption tax is excluded from transaction amounts.

(5) Additional information

(Conclusion of business integration agreement and share exchange agreement with Retail Partners Co., Ltd.)

Marukyo and RETAIL PARTNERS CO., LTD. (hereinafter referred to as “Retail Partners”) has concluded a memorandum of understanding on July 21, 2016 regarding the business integration (hereinafter referred to as “Business Integration”) of the two companies through a share exchange (hereinafter referred to as “Share Exchange”), with Retails Partners as the sole parent company and Marukyo as the wholly owned subsidiary.

Based on the memorandum of understanding, the business integration agreement (hereinafter referred to as “Business Integration Agreement”) and the share exchange agreement (hereinafter referred to as “Share Exchange Agreement”) was concluded following the resolution by the Board of Directors of both companies held on October 21, 2016.

The Share Exchange Agreement will be effective on March 1, 2017 subject to the approval of the Shareholders Meeting held by both companies.

1) Purpose of the Share Exchange

Marukyo and Retail Partners both have come to share a common awareness that, in the recent difficult environment surrounding the food-based supermarket, cooperation is indispensable with other prominent competitors in the same industry that can mutually supplement management resources in order to continuously contribute to regional communities and maintain position as a food-based supermarket chosen by customers.

Based on the above understanding, both companies have ultimately recognized that integrating their management resources and expertise while maintaining mutual respect for the uniqueness and autonomy of each other was the optimum way to strengthen competitiveness. Base on the spirit of equality, the companies reached an agreement to integrate their business with Retail Partners acting as the holding company and Marukyo as the operating subsidiary.

2) Allotment of Shares in the Share Exchange

	Retail Partners (Sole parent company in share exchange)	Marukyo (Wholly owned subsidiary company in share exchange)
Share exchange ratio for the Share Exchange	1	1
Number of shares to be delivered in the Share Exchange	Retail Partners common stock: 13,836,553 shares (planned)

The above number of shares of common stock has been calculated based on the total number of issued and outstanding shares of Marukyo’s common stock as of June 30, 2016 (15,675,000 shares). The number of Company’s shares (1,568,000 shares) held by Retail Partners has been deducted from the number of shares to be delivered through the Share Exchange.

Furthermore, prior to the time immediately before all the issued and outstanding shares of Marukyo are obtained by Retail Partners through the Share Exchange (hereinafter referred to as “Record Time”), Marukyo, will cancel its entire treasury shares (including Marukyo’s own shares that are acquired by it through a purchase resulting from a request for purchase from dissenting shareholders exercised pursuant to Article 785, Paragraph 1 of Marukyo Act in connection with the Share Exchange) at the Record Time. Thus, the number of treasury shares (270,447 shares) as of June 30, 2016 is also excluded from the number of shares delivered through the Share Exchange when calculating the above.

As the actual number of treasury shares that will be cancelled is uncertain at present, the number of shares to be delivered in the Share Exchange is subject for further adjustment.

3) Schedule for Business Integration

Record date for the Annual Shareholders Meeting (Company)	September 30, 2016
Date of resolution by the Board of Directors meeting for the Business Integration Agreement and the Share Exchange Agreement (both companies)	October 21, 2016
Execution date for the Business Integration Agreement and the Share Exchange Agreement (both companies)	October 21, 2016
Date of public notice of the record date for the Extraordinary Shareholders Meeting (Retail Partners)	October 24, 2016
Record date for the Extraordinary Shareholders Meeting (Retail Partners)	November 8, 2016
Annual Shareholders Meeting for the approval of the Share Exchange Agreement (Company)	December 15, 2016
Extraordinary Shareholders Meeting for the approval of the Share Exchange Agreement (Retail Partners)	December 21, 2016 (planned)
Last trading date (Company)	February 23, 2017 (planned)
Delisting date (Company)	February 24, 2017 (planned)
Effective date of the Share Exchange	March 1, 2017 (planned)

Note: The schedule for the Business Integration is subject to change after discussions between the companies where necessary in the course of proceedings or for other reasons.

4) Outline of the Sole Parent Company in share exchange after the Share Exchange

Company name	RETAIL PARTNERS CO., LTD.
Head Office Location	1936 Edomari, Hofu, Yamaguchi
Name and Title of Representative	Yasuo Tanaka, President and Representative Director
Capital	4,000 million yen
Net Assets	Undetermined at present
Total Assets	Undetermined at present

Description of Business	Group business management

2. Notes to Changes in Accounting Policies

(Adoption of Accounting Standards for Business Combinations)

Marukyo has applied the “Accounting Standard for Business Combinations” (ASBJ Statement No.21, September 13, 2013), the “Accounting Standard for Consolidated Financial Statements (ASBJ Statement No.22, September 13, 2013), and the “Accounting Standard for Business Divestitures” (ASBJ Statement No.7, September 13, 2013) and others from the current consolidated fiscal year. As a result, presentation of net profit and others has been changed.

3. Notes to Consolidated Balance Sheet

(1) Assets pledged as collateral

Time deposits	30,056,000 yen
Buildings	1,030,111,000 yen
Land	1,294,767,000 yen
Total	2,354,934,000 yen

Note: There is no obligation corresponding to the above mentioned buildings and land.

Corresponding obligation

Accounts payable - trade	25,186,000 yen

(2) Accumulated depreciation of property, plant and equipment

Buildings and structures	24,555,911,000 yen
Machinery, equipment and vehicles	975,987,000 yen
Furniture and fixtures	7,721,057,000 yen

(3) Marukyo has concluded agreements with five banks of account on overdrafts for efficient funding of working capital. The outstanding unused balance under such agreements as of the end of the current consolidated fiscal year is as follows:

Total maximum lines of overdrafts	19,000,000,000 yen
Loan amount currently executed	0 yen
Outstanding unused overdraft amount	19,000,000,000 yen

4. Notes to Consolidated Statement of Changes in Equity

(1) Matters related to number of issued shares

Type of shares	Number of shares as of the beginning of current consolidated fiscal year	Number of increased shares in the current consolidated fiscal year	Number of decreased shares in the current consolidated fiscal year	Number of shares as of the end of current consolidated fiscal year
Common shares	15,675,000	—	—	15,675,000

(2) Matters related to dividends through retained earnings

1) Amounts paid as dividends and other matters

a. Matters related to dividends determined through the resolution of the 51st Annual Shareholders Meeting held on December 17, 2015.

• Total dividends	123,257,000 yen
• Dividend per share	8 yen
• Record date	September 30, 2015
• Effective date	December 18, 2015

b. Matters related to dividends determined through the resolution of the Board of Directors held on April 28, 2016

• Total dividends	123,231,000 yen
• Dividend per share	8 yen
• Record date	March 31, 2016
• Effective date	June 1, 2016

2) Dividends with a record date that falls within the current fiscal year but an effective date starting in the subsequent fiscal year

Proposal shall be made at the 52nd Annual Shareholders Meeting to be held on December 15, 2016 as follows:

• Total dividends	123,201,000 yen
• Source of dividends	Retained earnings
• Dividend per share	8 yen
• Record date	September 30, 2016
• Effective date	December 16, 2016

5. Notes to tax effect accounting

(1) Breakdown of major factors causing deferred tax assets and liabilities

(thousand yen)
Deferred tax assets
Provision for bonuses	58,813
Unpaid social insurance expenses	9,050
Accrued enterprise taxes	53,391
Accrued business office taxes	14,937
Provision for Executive Officers’ retirement benefits	35,876
Excess depreciation of buildings	562,854
Excess depreciation of structures	7,921
Excess depreciation of machinery and equipment	747
Excess depreciation of furniture and fixtures	34
Liabilities in association with retirement benefits	382,861
Denial of impairment loss on land	834,117
Asset retirement obligations	93,643
Denial of loss on valuation of investment securities	55,040
Elimination of unrealized income of inventories	6,025
Other	383
Subtotal of deferred tax assets	2,115,696
Valuation allowance	(995,532)
Total deferred tax assets	1,120,164
Deferred tax liabilities
Reserve for reduction entry	(116,814)
Assets corresponding to asset retirement obligations	(9,448)
Valuation difference on available-for-sale securities	(624)
Total deferred tax liabilities	(126,887)
Net deferred tax Assets	993,277

Note: Net deferred tax assets for the current consolidated fiscal year are included in the following items of the consolidated balance sheet.

(As of September 30, 2016)
Current assets — Deferred tax assets	140,088,000 yen
Non-current assets — Deferred tax assets	853,189,000 yen

(2) Breakdown of major items causing significant differences between statutory tax rates and the effective income tax rate after applying tax effect accounting

Statutory tax rate (adjustment)	32.8%
Change in valuation allowance	(0.4)%
Municipal tax on a per capita basis	4.0%
Downward revision of deferred tax assets at end of the fiscal year due to change in tax rate	2.0%
Other	0.4%

Effective income tax rate after applying tax effect accounting	38.8%

(3) Amendment of amounts of deferred tax assets and deferred tax liabilities due to the change in income tax rate

The “Act on Partial Revision of the Income Tax Act” (Law No.15 of 2016) and the “Act of Partial Revision of the Local Act” (Law No.13 of 2016) was enacted by the Diet on March 29, 2016, thus reducing the income tax rate from the  consolidated fiscal year beginning April 1, 2016. As a result, the statutory tax rate used to calculate deferred tax assets and deferred tax liabilities has been reduced to 30.7% for temporary differences expected to be eliminated in the consolidated fiscal year beginning on October 1, 2016 and on October 1, 2017, and to 30.5% for temporary differences expected to be eliminated from the consolidated fiscal year beginning on October 1, 2018 and onward.

Due to such change in tax rate, the amount of deferred tax assets (the amount after deducting deferred tax liabilities) decreased by 49,363,000 yen, income taxes — deferred increased by 48,911,000 yen, valuation difference on available-for-sale securities increased by 32,000 yen, and remeasurements for defined retirement plans decreased by 485,000 yen.

6. Notes to Financial Instruments

(1) Matters related to the status of financial instruments

The Group Company limits fund management to short-term deposits and the like. Its policy is to procure funds from bank loans.

Investment securities mainly consist of shares of companies with which Marukyo has business relationships. Fair values of listed stocks are determined on a quarterly basis.

Loans payable are used for working capital (mainly short-term) and capital investments (long term).

(2) Matters related to fair value of financial instruments

Amounts recorded on the consolidated balance sheet as of September 30, 2016 (consolidated fiscal year-end date), their fair values and differences are as follows:

	Amounts recorded on the consolidated balance sheet (thousand yen)	Fair value (thousand yen)	Difference (thousand yen)
(1) Cash and deposits	11,812,560	11,812,560	—
(2) Investment securities
Other securities:	579,026	579,026	—
(3) Accounts payable-trade	(5,115,268)	(5,115,268)	—

* Items recognized as liabilities are shown in parenthesis ().

Note 1: Matters related to the method of calculating fair value of financial instruments and securities

(1) Cash and deposits

Since deposits are all short-term deposits and their fair values are approximately equal to their book values, book value is recorded.

(2) Investment securities

Regarding investment securities, fair values of shares are determined based on the quoted price at the stock exchange. Fair values of bonds are based on the price provided by financial institutions.

(3) Accounts payable-trade

Since accounts payable-trade is short-term and their fair value is approximately equal to their book value, book value is recorded.

Note 2: It is extremely difficult to determine fair values of unlisted shares (amount recorded on consolidated balance sheet is 12,000,000 yen) as they do not have quoted market prices and their future cash flows cannot be estimated. Therefore, they are excluded from (2) Investment securities/Available-for-sale securities.

7. Notes to per share information

(1) Net assets per share	2,816.31 yen
(2)Net income per share	98.92 yen

8. Notes to significant subsequent events

Not applicable.

Non-Consolidated Balance Sheet

(As of September 30, 2016)

(Unit: Thousand yen)

Assets		Liabilities
Item	Amount of payment	Item	Amount of payment
Current assets	14,995,185	Current liabilities	7,415,760
Cash and deposits	11,674,434	Accounts payable - trade	4,773,541
Accounts receivable - trade	10,010	Accounts payable - other	926,365
Merchandise	3,055,175	Accrued expenses	535,908
Supplies	28,233	Income taxes payable	690,285
Prepaid expenses	16,876	Accrued consumption taxes	155,586
Accrued income	161	Deposits received	127,037
Accounts receivable - other	61,404	Unearned revenue	15,776
Deferred tax assets	134,063	Provision for bonuses	191,259
Other	14,826	Non-current liabilities	1,681,306
Non-current assets	37,466,104	Provision for retirement benefits	1,149,967
Property, plant and equipment	34,667,931	Provision for Executive Officers’ retirement benefits	117,287
Buildings	10,029,015	Asset retirement obligations	307,026
Structures	208,221	Long-term lease deposited	107,024
Machinery and equipment	262,162	Total Liabilities	9,097,067
Vehicles	21,754	Net assets
Furniture and fixtures	1,386,156	Shareholders’ equity	43,358,121
Land	22,760,620	Capital stock	5,996,200
Intangible assets	88,433	Capital surplus	6,600,046
Right of using water facilities	2,163	Legal capital surplus	6,599,920
Software	62,924	Other capital surplus	126
Telephone subscription right	23,344	Retained earnings	30,907,706
Investments and other assets	2,709,740	Legal retained earnings	344,822
Investment securities	591,026	Other retained earnings	30,562,884
Stocks of subsidiaries and affiliates	20,000	Reserve for reduction entry	265,802
Investments in capital	339	General reserve	28,010,000
Long-term prepaid expenses	2,710	Retained earnings brought forward	2,287,081
Lease deposits	1,191,428	Treasury shares	(145,831)
Construction assistance fund receivables	29,013	Valuation and translation adjustments	6,102
Deferred tax assets	821,342	Valuation difference on available-for-sale securities	6,102
Other	53,878	Total Net Assets	43,364,223
Total Assets	52,461,290	Total liabilities and net assets	52,461,290

Notes: The listed figures do not show amounts less than one thousand yen.

Non-consolidated Statement of Income

(From October 1, 2015 to September 30, 2016)

(Unit: Thousand yen)

Item	Amount of payment
Net sales		84,242,189
Cost of sales		65,235,628
Gross profit		19,006,560
Operating revenue		271,839
Operating gross profit		19,278,400
Selling, general and administrative expenses		17,203,780
Operating income		2,074,620
Non-operating income
Interest income	6,559
Dividend income	12,725
Commission fee	97,673
Other	112,242	229,201
Non-operating expenses
Interest expenses	135
Other	1,745	1,880
Ordinary income		2,301,941
Extraordinary income
Gain on sales of non-current assets	7,786
Compensation income for expropriation	10,830	18,616
Extraordinary loss
Loss on retirement of non-current assets	29,920
Loss on sales of non-current assets	7,492
Special investigation expenses	21,790	59,202
Profit (loss) before income tax		2,261,355
Income taxes - current	856,808
Income taxes - deferred	34,161	890,970
Net income		1,370,385

Notes: The listed figures do not show amounts less than one thousand yen.

Non-consolidated Statements of Changes in Net Assets

(From October 1, 2015 to September 30, 2016)

(Unit: Thousand yen)

	Shareholders’ equity
		Capital surplus			Retained earnings
						Other retained earnings
	Capital stock	capital surplus	Other capital surplus	Total capital surplus	retained earnings	Reserve for reduction entry	General reserve	Retained earnings brought forward	Total retained earnings
Balance as of April 1, 2015	5,996,200	6,599,920	11	6,599,931	344,822	273,160	26,710,000	2,455,827	29,783,810
Changes of items during the current fiscal year
Dividends of surplus								(246,489)	(246,489)
Net income								1,370,385	1,370,385
Adjustment to reserve due to change in tax rate						6,008		(6,008)	—
Reversal of reserve for reduction entry						(13,365)		13,365	—
Provision of general reserve							1,300,000	(1,300,000)	—
Purchase of treasury shares
Disposal of treasury shares			114	114					—
Net changes of items other than shareholders’ equity
Total changes of items during the current fiscal year	—	—	114	114	—	(7,357)	1,300,000	(168,746)	1,123,896
Balance as of March 31, 2016	5,996,200	6,599,920	126	6,600,046	344,822	265,802	28,010,000	2,287,081	30,907,706

	Shareholders’ equity		Valuation and translation adjustments
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities	Total Net Assets
Balance as of April 1, 2015	(139,305)	42,240,636	155,759	42,396,395
Changes of items during the current fiscal year
Dividends of surplus		(246,489)		(246,489)
Net income		1,370,385		1,370,385
Adjustment to reserve due to change in tax rate				—
Reversal of reserve for reduction entry				—
Provision of general reserve				—
Purchase of treasury shares	(6,891)	(6,891)		(6,891)
Disposal of treasury shares	366	480		480
Net changes of items other than shareholders’ equity			(149,657)	(149,657)
Total changes of items during the current fiscal year	(6,525)	1,117,485	(149,657)	967,827
Balance as of March 31, 2016	(145,831)	43,358,121	6,102	43,364,223

Notes: The listed figures do not show amounts less than one thousand yen.

Notes to Non-Consolidated Financial Statements

1. Notes to Important Matters relating to accounting policies

(1) Valuation criteria and method of assets

1) Securities

Shares of associated companies	Moving-average cost method

Other securities:

• Securities with fair market value

Fair market value based on the quoted market price as of the end of the fiscal year (valuation differences are recognized in net assets; the cost of securities sold is calculated by the moving-average method)

• Securities without fair market value	Moving-average cost method

2) Inventories

• Merchandise	Retail cost method in general (for values stated in the balance sheet, book value is written down on the decreased profitability)

• Supplies	Last purchase price method (for values stated in the balance sheet, book value is written down on the decreased profitability)

(2) Method of depreciation for non-current assets

1) Property, plant and equipment	Declining balance method
(excluding lease assets)

2) Intangible assets
(excluding lease assets)

• Software for internal use	Straight-line method based on internally estimated useful life
(5 years)

• Other intangible assets	Straight-line method

3) Lease assets relating to finance lease transactions other than ownership transfers

Depreciation of lease assets is calculated by the straight-line method, with lease periods of such assets being useful lives, and residual values being zero.

(3) Accounting standards for allowances and provisions

1) Doubtful accounts

Prospective uncollectable amount recorded to prepare for loss from uncollectible credits takes into account historical uncollectible rate for general accounts receivables, and collectability of individual cases for specific accounts such as doubtful accounts.

2) Provision for bonuses	Amount recorded to prepare for payment of bonuses to employees is based on the projected payment amount.

3) Provision for retirement benefits	Amount recorded to prepare for employees’ retirement benefits, is based on the projected retirement benefits obligations as of the end of the current fiscal year.

Method of recognizing provision of retirement benefits and retirement benefit expenses is as follows:

Method of attributing expected retirement benefits to periods

In calculating the retirement benefit obligations, benefit formula basis is used in determining the amount of the expected retirement benefit amount attributed to service performed up to the end of the current fiscal year.

Method of recognizing actuarial differences

Actuarial differences are recognized from the fiscal year following the fiscal year in which a respective gain or loss arises. The differences are amortized proportionately on a straight-line basis over a certain period of time (10 years), which is within the average remaining years of employees’ service.

4) Provision for executive officers’ retirement benefits

Amount recorded to prepare payment of executive officers’ retirement benefits is the projected payments as of the end of the fiscal year in accordance with the internal rules.

(4) Method of accounting for retirement benefits

The method of accounting for unrecognized actuarial differences on retirement benefits is different from the method in the consolidated financial statements.

(5) Accounting for consumption tax	Consumption tax is excluded from transaction amounts.

(6) Additional information

(Conclusion of business integration agreement and share exchange agreement with RETAIL PARTNERS CO., LTD.)

Please refer to Notes to Consolidated Financial Statements

2. Notes to Non-consolidated Balance Sheet

(1) Assets pledged as collateral

Time deposits	30,056,000 yen
Buildings	1,030,111,000 yen
Land	1,294,767,000 yen
Total	2,354,934,000 yen

Note: There is no obligation corresponding to the above mentioned buildings and land

Corresponding obligation

Accounts payable - trade	25,186,000 yen

(2) Accumulated depreciation of property, plant and equipment

Buildings	21,713,658,000 yen
Structures	2,842,253,000 yen
Machinery and equipment	764,242,000 yen
Vehicles	211,744,000 yen
Furniture and fixtures	7,721,057,000 yen

(3) Loans receivable from and loans payable to associated companies

1) Accounts receivable - other	2,678,000 yen
2) Accounts payable - trade	705,647,000 yen

(4) Marukyo has concluded agreements with five banks of account on overdrafts for efficient funding of working capital. The outstanding unused balance under such agreements as of the end of the current fiscal year is as follows:

Total maximum lines of overdrafts	19,000,000,000 yen
Loan amount currently executed	0 yen
Outstanding unused overdraft amount	19,000,000,000 yen

3. Notes to Non-consolidated Statement of Income

Amounts of transaction with affiliates

1) Operating revenue	1,800,000 yen
2) Amount purchased	10,143,160,000 yen

4. Notes to Statement of Changes in Equity

Matters relating to the number of treasury stock shares

Type of shares	Number of shares at the beginning of the current fiscal year	Number of shares increased in the current fiscal year	Number of shares decreased in the current fiscal year	Number of shares at the end of the current fiscal year
Common shares	267,000	7,000	0	274,000

(Note) 1. The number of treasury stock shares has increased to 7Thousand shares due to purchase of fractional shares.

2. The number of treasury stock shares has decreased to 0Thousand shares due to sale of fractional shares.

5. Notes to Tax Effect Accounting

(1) Breakdown of deferred tax assets and deferred tax liabilities by major causes

Deferred tax assets	(thousand yen)
Provision for bonuses	58,716
Unpaid social insurance expenses	9,050
Accrued enterprise taxes	51,058
Accrued business office taxes	14,937
Provision for Executive Officers’ retirement benefits	35,876
Excess of depreciation of buildings	562,854
Excess of depreciation of structures	7,921
Excess of depreciation of machinery and equipment	747
Excess of depreciation of furniture and fixtures	34
Provision for retirement benefits	351,014
Write-down of land impairment loss	834,117
Asset retirement obligations	93,643
Write-down of investment securities	55,040
Other	383
Subtotal of deferred tax assets	2,075,395
Valuation allowance	(993,102)
Total deferred tax assets	1,082,292
Deferred tax liabilities
Reserve for reduction entry	(116,814)
Assets corresponding to asset retirement obligations	(9,448)
Valuation difference on available-for-sale securities	(624)
Total deferred tax liabilities	(126,887)
Net deferred tax assets	955,405

(2) Breakdown of causes by major items of the significant difference between the statutory tax rate and the burden of rate of corporate tax, etc. after applying tax effect accounting (if any)

Statutory tax rate (Adjustments)	32.8%
Increase or decrease in valuation allowance	(0.2)%
Per capita inhabitants taxes	4.4%
Adjustments of deferred tax assets at the end of the fiscal year due to changes in tax rates	2.2%
Other	0.2%
Burden of rate of corporate tax, etc. after applying tax effect accounting	39.4%

(3) Adjustments of deferred tax assets and deferred tax liabilities resulting from changes in rates of corporate and other taxes

The “Act for Partial Revision of the Income Tax Act, etc.” (Act No. 15 of 2016) and the “Act for Partial Revision of the Local Tax Act, etc.” (Act No. 13 of 2016) were enacted in the Diet session on March 29, 2016, and the rated of corporate and other taxes come to be reduced or otherwise from the fiscal year commencing on and after April 1, 2016. In line with this, the statutory tax rate used for the calculation of deferred tax assets and deferred tax liabilities comes to 30.7% with regard to the temporary differences that are expected to reverse in the fiscal year commencing on October 1, 2016 and the fiscal year commencing on October 1, 2017, and with regard to the temporary differences that are expected to reverse in and after the fiscal year commencing on October 1, 2018, it comes to 30.5%.

Due to these changes in tax rates, the amount of deferred tax assets (amount less the amount of deferred tax liabilities) reduced by 48,878,000 yen and the adjustment of corporate income tax, etc. increased by 48,911,000yen, and the valuation difference on other securities increased by 32,000 yen.

6. Notes to Fixed Assets Used under Lease

Other than the fixed assets recorded in the balance sheet, some of the buildings are used under non-ownership-transfer finance lease contracts. In addition, the non-ownership-transfer finance lease transactions, which are the lease transactions entered into on or prior to September 30, 2008 are accounted for by the method similar to that applicable to ordinary lease transactions. The details thereof are described as follows:

(1) Acquisition cost equivalent of the leased property, accumulated depreciation and equivalent and closing balance equivalent

	Acquisition cost equivalent	Accumulated depreciation equivalent	Closing balance equivalent
Building	332,000,000	317,244,000	14,755,000

(2) Closing balance equivalent of accrued lease payments

Less than one year	16,564,000 yen
Due after one year	— yen
Total	16,564,000 yen

(3) Lease payments paid, depreciation expense equivalent and interest expenses equivalent

Lease payments paid	26,400,000 yen
Depreciation expense equivalent	22,133,000 yen
Interest expenses equivalent	953,000 yen

(4) Method for calculating depreciation expense equivalent and interest expenses equivalent

For the method for calculating depreciation expense equivalent, the straight line method is adopted, where the period of lease is set as the useful life and the salvage value is set as zero.

For the method for calculating interest expenses equivalent, assuming the differences between the total lease payments and the acquisition cost equivalent of the leased property are the interest equivalent, and for the method to allocate to each fiscal term, the interest method is adopted.

7. Notes to Related Party Transactions

(1) Officers and major individual shareholders, etc.

Attribute	Name	Capital or contribution (Thousand yen)	Details of business or occupation	Percentage of ownership pf voting rights, etc. (held) (%)	Relationship with related parties	Details of transaction	Transaction amount (Thousand yen)	Item	Closing balance (Thousand yen)
Officer	Noboru Kajiwara	—	Marukyo Director	Held (direct) 0.0	Merchandise purchase with Fujiya, Co., Ltd in which he serves as representative director	Merchandise purchase	2,870,248	Accounts payable - trade	23,401

(Note) 1.         Of the amounts stated above, the transaction amount does not include consumption or other taxes, and the closing balance includes consumption and other taxes.

2.          Terms of transactions and policy for determination of terms of transactions.

The merchandise purchase is determined by reference to the market price.

(2) Subsidiaries and affiliates, etc.

Attribute	Name of companies and others	Capital or contribution (Thousand yen)	Details of business or occupation	Percentage of ownership of voting rights, etc. (held) (%)	Relationship with related parties	Details of transaction	Transaction amount (Thousand yen)	Item	Closing balance (Thousand yen)
Subsidiaries	Aoki Shoji Co., Ltd.	10,000	Wholesale trade	Ownership (direct) 100.0	Holding of office of officer concurrently

					Real estate leasing	Receiving of rent	1,800	—	—

					Product purchase	Merchandise purchase	10,143,160	Accounts payable - trade	705,647

								Accounts receivable - other	2,678

(Note)    1.         Of the amounts stated above, the transaction amount does not include consumption or other taxes, and the closing balance includes consumption and other taxes.

2.          Terms of transactions and policy for determination of terms of transactions, etc.

The receiving of rent and merchandise purchase are determined by reference to the market price.

8. Notes to Information per Share

(1) Net assets per share	2,815.84 yen
(2) Net income per share	88.96 yen

9. Notes to Important Subsequent Events

Not applicable.

Accounting Audit Report regarding Consolidated Financial Statements

Independent Auditor’s Report

November 22, 2016

Marukyo Corporation

The Board of Directors

Ernst & Young ShinNihon LLC

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Masayoshi Sakai

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Miyamoto Yoshizo

Pursuant to the provisions of Article 444, paragraph 4 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet, the consolidated income statement, the consolidated statement of changes in equity and the notes to the consolidated financial statements, of Marukyo Corporation for the consolidated fiscal year from October 1, 2015 to September 30, 2016.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the business accounting standards that are generally accepted as fair and appropriate, which includes designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The auditor selects and applies the procedures based on the auditor’s judgment including the assessment of the risk of material misstatement of the consolidated statements, whether due to fraud or error. The purpose of an audit of the consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making those risk assessment the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of Marukyo Corporation (“Marukyo”) and the corporate group comprised of consolidated subsidiaries for the period covered by these consolidated financial statements in accordance with the business accounting standards that are generally accepted as fair and appropriate.

Interest

The independent auditor and engagement partners have no interest in Marukyo which should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End.

Accounting Audit Report regarding Non-consolidated Financial Statements

Independent Auditor’s Report

November 22, 2016

Marukyo Corporation

The Board of Directors

Ernst & Young ShinNihon LLC

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Masayoshi Sakai

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Miyamoto Yoshizo

Pursuant to the provisions of Article 436, paragraph 2, item (i) of the Companies Act, we have audited the non-consolidated financial statements, namely, the balance sheet, the income statement, the statement of changes in equity and the notes to the nonconsolidated financial statements as well as the supporting schedules thereof of Marukyo Corporation (“Marukyo”) for the 52th fiscal year from October 1, 2015 to September 30, 2016.

Management’s Responsibility for the Non-consolidated Financial Statements and the Supporting Schedules

Management is responsible for the preparation and fair presentation of these non-consolidated financial statements and the supporting schedules thereof in accordance with the business accounting standards that are generally accepted as fair and appropriate, which includes designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the non-consolidated financial statements and the supporting schedules thereof that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the non-consolidated financial statements and the supporting schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the non-consolidated financial statements and the supporting schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the supporting schedules. The auditor selects and applies the procedures based on the auditor’s judgment including the assessment of the risk of material misstatement of the non-consolidated financial statements and the supporting schedules, whether due to fraud or error. The purpose of an audit of the non-consolidated financial statements and the supporting schedules is not to express an opinion on the effectiveness of the entity’s internal control, but in making those risk assessment the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the non-consolidated financial statements and the supporting schedules in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the supporting schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s Opinion

In the independent auditor’s opinion, the non-consolidated financial statements and the supporting schedules referred to above presents fairly, in all material respects, the non-consolidated financial position of Marukyo as of March 31, 2014 and the non-consolidated results of its operations for the year then ended, in conformity with accounting principles generally accepted in Japan.

Interest

The independent auditor and engagement partners have no interest in Marukyo which should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End.

Board of Audit and Supervisory Committee Menbers’ Audit Report

Audit Report

We have audited the Directors’ performance of their duties during the 52th fiscal year from October 1, 2015 to September 30, 2016. We hereby report the method and results thereof as follows:

1. Method and contents of audit

The Board of Audit and Supervisory Committee Members regularly received reports from Directors and employees, etc., requested explanations as necessary and expressed an opinion on the status of establishment and operation regarding the contents of the Board of Directors’ resolutions regarding the matters stipulated in (a) and (b) of Article 399-13, paragraph 1, item (i) of the Companies Act and the systems (internal control systems) improved and maintained based on such resolutions, and conducted an audit by the following methods:

1)   In accordance with the audit policies and allocation of duties, etc. established by the Board of Audit and Supervisory Committee Members, and in collaboration with the internal audit division of Marukyo, each Audit and Supervisory Committee Member has attended the important meetings, received reports on matters relating to execution of duties from Directors and employees, etc., requested explanations as necessary, examined important approved and/or decision documents, and inspected the status of the corporate affairs and assets at the head office and major offices. With respect to the subsidiaries, each Audit and Supervisory Committee Member endeavored to facilitate a mutual understanding and exchanged information with directors and Audit and Supervisory Committee Members, etc. of each subsidiary and received from subsidiaries reports on their respective business as necessary.

2)   We monitored and verified whether the Accounting Auditor maintained its independence and properly conducted its audit, and received a report from the Accounting Auditor on the status of its execution of duties and requested explanations as necessary. Furthermore, the Board of Audit and Supervisory Committee Members received notice from the Accounting Auditor that the “System for ensuring that duties are performed properly” (matters set forth in each item of Article 131 of Marukyo Accounting Regulations) is established in accordance with the “Quality Management Standards Regarding Audits” (Business Accounting Council; October 28, 2005) and other standards, and sought explanations whenever necessary.

Based on the above-described methods, we examined the business report and their supporting schedules, the non-consolidated financial statements (balance sheet, income statement, statement of changes in equity and the notes to the nonconsolidated financial statements) and their supporting schedules as well as the consolidated financial statements (consolidated balance sheet, consolidated income statement, the consolidated statement of changes in equity and notes to the consolidated financial statements), for the fiscal year under review.

2. Results of Audit

(1) Results of Audit of Business Report, etc.

1) The Board of Audit and Supervisory Committee Members acknowledges that the business report and the supporting schedules fairly present Marukyo’s conditions in accordance with laws, regulations and the Articles of Incorporation.

2) The Board of Audit and Supervisory Committee Members acknowledges that no dishonest act or material fact constituting a breach of any law or regulation or the Articles of Incorporation was found with respect to Directors’ execution of their duties.

3) The Board of Audit and Supervisory Committee Members acknowledges that the Board of Directors’ resolutions with respect to the internal control system are appropriate. In addition, the Board finds no matters on which to remark with regard to the performance of duties by Directors regarding the internal control system.

(2) Audit results of the non-consolidated financial statements and the supporting schedules

The Board of Audit and Supervisory Committee Members acknowledges that the audit method of the Accounting Auditor, Ernst & Young ShinNihon LLC, and the results thereof are appropriate.

(3) Audit results of the consolidated financial statements

The Board of Audit and Supervisory Committee Members acknowledges that the audit method of the Accounting Auditor, Ernst & Young ShinNihon LLC, and the results thereof are appropriate.

November 25, 2016

Board of Audit and Supervisory Committee Member, Marukyo Corporation

Full-time Audit and Supervisory Committee Member	Tomoyuki Fujii

Audit and Supervisory Committee Member	Hiroyuki Kishikawa

Audit and Supervisory Committee Member	Hiroyuki Hattori

(Note) Full-time Audit and Supervisory Committee Member, Tomoyuki Fujii, Audit and

Supervisory Committee Members, Hiroyuki Kishikawa and Hiroyuki Hattori are the Outside Directors defined in Article 2, item (xv) and Article 331, paragraph 6 of the Companies Act.

End.

Reference Documents for the General Meeting of Shareholders

Proposal No.1                                    Appropriation of Surplus

Redistribution of the profits to the shareholders of Marukyo is what has been considered as one of the most important operational objective of Marukyo.

Marukyo’s basic policy regarding the distribution of the year-end dividend is comprehensively taking into consideration the business results, business circumstances surrounding Marukyo group, reserves for the future business developments, maintenance of a stable distributions and others.  With respect to the year-end dividend amounts, we would like to propose 8 yen per common stock.

With respect to the appropriation of surplus, considering the future business developments, we would like to propose the following.

1. Matters Pertaining to the Year-End Dividend

(i) Matters concerning the allotment of dividend property to shareholders and the total amount thereof

8 yen per share of common stock of Marukyo

Total amount of distribution: 123,201,008 yen

ii) The day on which the distribution of dividend of surplus takes effect

December 16, 2016

2. Matters Pertaining to the Appropriation of Surplus

(i) Item and amount of surplus to be increased

General Reserve                                                    1,100,000,000 yen

(ii) Item and amount of surplus to be decreased

Retaining earnings carried forward          1,100,000,000 yen

Proposal No.2 Approval of Share Exchange Agreement between Marukyo and RETAIL PARTNERS CO., LTD.

Marukyo and Retail Partners have resolved the execution of the Share Exchange between Marukyo as a wholly owned subsidiary company and Retail Partners as a wholly owning parent company at both of the meetings of the board of directors held on October 21, 2016 and executed the Share Exchange Agreement on the same date.  Furthermore, at the same time, Marukyo and Retail Partners have executed a Business Integration Agreement.

In this regard, we would like to request your approval of the Share Exchange Agreement.

It is contemplated that, with respect to Retail Partners, the approval for executing the Share Exchange Agreement will be obtained at its Extraordinary Shareholders Meeting to be held on December 21, 2016.  Based on the condition that necessary permits and approvals from relevant authorities will be obtained and other necessary measures will be taken in order to conduct the Share Exchange, the Share Exchange will be effective on March 1, 2017.

Due to the Share Exchange, and prior to the effective date of the Share Exchange (March 1, 2017) , the shares of common stock in Marukyo will be delisted from the Securities Membership Corporation Fukuoka Stock Exchange on February 24, 2017 (the last trading day will be February 23, 2017).

1.                                              Reasons for executing the Share Exchange

The business environment for the food-based supermarket industry, which is the primary business of both companies, is becoming increasingly harsh as the Japanese population continues to decline and becomes older and competition between general merchandise stores, convenience stores, drug stores, discount stores, and the like intensifies and reaches across established business categories.  The movement towards industry reorganization through corporate integration is also continuing to accelerate in the food-based supermarket industry, and it is believed that competition will continue to intensify even more in the future.

Retail Partners was formed through the business integration of Marukyu Co., Ltd. (“Marukyu”) and Marumiya Store Co., Ltd. (“Marumiya Store”) on July 1, 2015, with the purpose of (i) building an alliance of companies whose main businesses are food-based supermarkets in the Shikoku and Chugoku regions, the Kyushu region, and the Kinki region, (ii) strengthening their competitiveness and business foundations by combining their expertise and management resources and (iii) aiming to enable each of those operating subsidiaries to achieve growth and increased corporate value as robust local supermarkets.  The Retail Partners group has now expanded to 143 food-based supermarket stores and 26 discount stores in the Chugoku and

Kyushu regions.  Marukyu and Marumiya Store, which became operating subsidiaries of the holding company Retail Partners as a result of that business integration, have established a business integration committee to generate synergistic effects from the integration and have been successfully making an effort to some extent in streamlining operations of the stores, cutting fixtures and material procurement costs, and educating personnel.

At the same time, in order to enjoy the benefits of the aforementioned synergistic effects and achieve further increase in the corporate value of the Retail Partners group, it is necessary to expand and deepen alliances with other competitors in the same industry that possess outstanding expertise.  In particular, the Retail Partners group has sought alliances with other prominent competitors in the same industry in Fukuoka Prefecture, based on the perception that in addition to Marukyu, which has been developing its business mainly in Yamaguchi Prefecture, and Marumiya Store, which has been developing its business mainly in Oita Prefecture, it is essential for the Retail Partners group to welcome into its alliance of local supermarkets another like-minded and prominent competitor in the same industry whose business is based in Fukuoka Prefecture, lying between the prefectures of Yamaguchi and Oita.

Since opening its first store in the Zasshonokuma region of Fukuoka Prefecture in 1964, Marukyo has continued to expand its business primarily in that prefecture, presently operating 88 stores.  Based on the concept of “providing good fresh products at cheap prices,” Marukyo has aspired to be a company which is closely linked to its region and respects communication with its customers, and it has achieved stable growth by providing the customers in its region with good quality products, focusing on foodstuffs.  At present, Marukyo has eight distribution centers in and around Fukuoka City (for food products, frozen foods, daily commodities, meat, meat processing center, vegetables and fruit, fresh fish, and household dishes) and delivers fresh and cheap products every day.

On the other hand, the decline in market size due to the accelerated aging of society and an increase in openings of discount stores have given rise to expectations that the food-based supermarket industry in the Kyushu region will experience a dramatic increase in competition, and it is anticipated that this harsh market environment will continue.  Faced with these conditions, Marukyo believes that in order to achieve growth as a local supermarket that has roots in its region, it is necessary to further strengthen its competitive edge in terms of “products,” “personnel,” and “stores” and to establish robust management bases.  In particular, Marukyo has deliberated a variety of options, including alliances with other competitors in the same industry to supplement the management resources it currently lacks, based on a perception that it is essential for Marukyo to increase its products’ competitiveness by expanding its range of fresh food products and household dishes, improving the freshness of its products, and increasing further value in its products.

Under these circumstances, Retail Partners and Marukyo are both developing businesses in neighboring regions as food-based supermarkets that support the daily lives of the people living in those regions, and they have come to share awareness with each other that, in the recent difficult environment food-based supermarkets are facing, it is vital to create alliances with other prominent competitors in the same industry to mutually supplement management resources in order to continue making a contribution to regional communities and to continue being food-based supermarkets favored by their customers.

On this basis, Retail Partners and Marukyo have, as fellow food-based supermarkets that have roots in their local regions, recognized that they have no option but to seek to increase their competitiveness by integrating their management resources and expertise while maintaining mutual respect for each other’s independence and autonomy, and they reached final agreement as of October 21, 2016 regarding the Business Integration and the Share Exchange upon discussions between the management teams of the both companies after the execution of the Memorandum of Understanding for a business integration (the “MOU”) for the realization of business integration with Retail Partners as the holding company and Marukyo as an operating subsidiary based on the spirit of equality.  It is anticipated that as a result of the Business Integration, the consolidated sales of Retail Partners will reach approximately 230 billion yen and the consolidated ordinary income of Retail Partners will reach approximately 7.5 billion yen.  It is believed that by seeking to combine individually developed best practices of both companies, including those related to streamlined operation of the stores, product policies, store development, and improvement in customer services, by sharing information and expertise and exchanging personnel, and as a result of pursuing the advantages of scale, the management bases of the entire Retail Partners group, including Marukyo, will be further strengthened, and that business integration will contribute to an increase in the corporate value of both companies.

After the Business Integration, both companies will seek to bring together competitors in the same industry having prominent expertise in the Shikoku and Chugoku regions and the Kinki region, deepen alliances between food-based supermarkets, attempt to overcome the limits on growth for local supermarkets, and endeavor to increase the corporate value of the entire Retail Partners group, including Marukyo.

2.                                              The content of the Share Exchange Agreement

The content of the Share Exchange Agreement executed between Marukyo and Retail Partners is the following.

Share Exchange Agreement

RETAIL PARTNERS CO., LTD. (“RP”) and Marukyo Corporation (“MC”) have entered into this Share Exchange Agreement (the “Agreement”) on October 21, 2016 (the “Execution Date”) as follows:

Article 1. Share Exchange

RP and MC shall conduct a share exchange through which RP will become the wholly owning parent company of MC and MC will become a wholly owned subsidiary of RP (the “Share Exchange”), and through which RP shall acquire all of the issued shares of MC.

Article 2.Trade Names and Addresses of the wholly owning parent company and the wholly owned subsidiary

The trade names and addresses of RP and MC are as follows:

(1)	RP:	Wholly owning parent company

	Trade Name:	RETAIL PARTNERS CO., LTD.

	Address:	1936 Edomari, Hofu, Yamaguchi

(2)	MC:	Wholly owned subsidiary

	Trade Name:	Marukyo Corporation

	Address:	5-3-1, Yamada, Onojo, Fukuoka

Article 3.  Shares to be Delivered Upon the Share Exchange and Allotment Thereof

1.              Upon the Share Exchange, RP shall deliver to shareholders of MC common stock as of the time immediately before acquiring all issued shares of MC (“Record Time”) (shareholders excluding RP after the cancellation of MC treasury shares pursuant to Article 8; the same shall apply in this Article 3), the number of RP common stock calculated by multiplying the total number of MC common stock held by such shareholders by one.

2.              Upon the Share Exchange, RP shall allot to shareholders of MC one share of RP common stock for each of MC’s common stock held by such shareholders.

3.              With respect to any fractional shares comprising less than one share of RP common stock to be allotted and delivered to MC shareholders under the preceding two paragraphs, RP shall handle these in accordance with Article 234 of the Companies Act or other applicable laws and regulations.

Article 4.  Amounts of Stated Capital and Reserves

The increases in the amounts of the stated capital and capital reserves of RP due to the Share Exchange are as follows:

(1)  Stated Capital:                                          Zero yen

(2)  Capital Reserves                                 An amount specified separately by Ashikaga in accordance with the provisions of Article 39 of the Ordinance on Company Accounting

(3)  Retained Earnings Reserves                              Zero yen

Article 5.  Effective Date

The date on which the Share Exchange takes effect (the “Effective Date”) shall be March 1, 2017; provided, however, that RP and MC may change such date as necessary in accordance with the progress of the Share Exchange or other reasons, upon mutual consultation and agreement.

Article 6.Approval of Shareholders Meeting

1.              RP shall seek a resolution concerning approval of the Agreement at an Extraordinary Shareholders Meeting to be scheduled to be held on December 21, 2016 .

2.              MC shall seek a resolution concerning approval of the Agreement at an Annual Shareholders Meeting to be scheduled to be held on December 15, 2016.

3.              In case of need by the progress of the procedure of the Share Exchange or other reasons, RP and MC may, upon mutual consultation and agreement, change the date when an Extraordinary Shareholders Meeting of RP is held or an Annual Shareholders Meeting of MC is held.

Article 7.  Management of Business

During the period commencing from the Execution Date until the Effective Date, each of RP and MC shall conduct its business and manage its assets with the due care of a prudent manager, within the scope of ordinary business, and shall ensure that their subsidiaries carry out the same.

Article 8.  Cancellation of Treasury Stock

By resolution of the Board of Directors of MC at a meeting of the Board of Directors to be held no later than the day immediately preceding the Effective Date, MC shall cancel all of the treasury stock held by MC at the Record Time (including treasury stock to be acquired through the purchases through any dissenting shareholders’ exercise of their appraisal rights pursuant to Article 785, Paragraph 1 of the Companies Act upon with the Share Exchange).

Article 9.  Modification of the Share Exchange and Termination of the Agreement

RP and MC may, upon mutual consultation and agreement, modify the Agreement, including the terms and conditions of the Share Exchange, or terminate the Agreement, if, during the period commencing from the Execution Date until the Effective Date, (i) a situation arises or is identified that makes it extremely difficult (including, but not limited the case where the Japan Fair Trade Commission takes a measure that prevents the Share Exchange such as a cease and desist order).

Article 10.  Effectiveness of the Agreement

This Agreement shall cease to have any effect (i) if the Agreement is not approved by resolution of an Extraordinary Shareholders Meeting of RP, (ii) if the Agreement is not approved by resolution of an Annual Shareholders Meeting of MC, (iii) if approvals by relevant authorities that are legally necessary for the Share Exchange to be closed (including, but not limited to, the necessary notification for the Share Exchange according to Anti-Monopoly Act is not approved or the waiting period with regard to the notification has not passed by the Effective Date) or (iv) if the Share Exchange is terminated according to Article 9.

Article 11.  Matters for Consultation

RP and MC shall hold discussions in good faith and make efforts to settle (i) with respect to matters that do not mention in the Agreement or (ii) in the event questions with regard to the Agreement arise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by placing their signatures or seals thereon, one to be retained by each party.

October 21, 2016

RP	1936 Edomari, Hofu, Yamaguchi
RETAIL PARTNERS CO., LTD.
Yasuo Tanaka,
President and Representative Director

MC:	5-3-1, Yamada, Onojo, Fukuoka
Marukyo Corporation
Toshio Saita,
Chairman, Representative Director, and CEO

3.                                              Items Pertaining to Equivalency of the Exchange Value

(1)                           Items Pertaining to the Equivalency of the Total Number or Amount of the Exchange Value

(i) Items Pertaining to the Total Number and Allocations of the Exchange Value

	Retail Partners (Sole parent company in share exchange)	Marukyo (Wholly owned subsidiary company in share exchange)
Share exchange ratio for the Share Exchange	1	1
Number of shares to be delivered in the Share Exchange	Retail Partners common stock: 13,836,553 shares (planned)

Note 1:                Share allotment ratio

1 share of Retail Partners common stock will be allotted and delivered for each share of Marukyo common stock.

Note 2:                Number of shares to be delivered through the Share Exchange

Retail Partners common stock: 13,836,553 shares (planned)

The above number of shares of common stock has been calculated based on the total number of issued and outstanding shares of Marukyo common stock as of June 30, 2016 (15,675,000 shares) and by deducting the number of the shares held by Retail Partners (1,568,000 shares) from the number of shares to be delivered through the Share Exchange.  However, by the point in time immediately before the point in time all the issued and outstanding shares of Marukyo are obtained by Retail Partners through the Share Exchange, Marukyo will cancel all of its treasury shares at the Record Time (including Marukyo’s own shares that are acquired by it through a purchase as a result of a request for purchase from dissenting shareholders exercised pursuant to Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange), so the number of treasury shares (270,447 shares) of Marukyo as of June 30, 2016 is excluded from the number of shares to be delivered through the Share Exchange in the above calculation.

Retail Partners will allot and deliver to the shareholders of Marukyo at the Record Time the number of shares of Retail Partners common stock calculated based on the share exchange ratio for the Share Exchange (the “Share Exchange Ratio”) described in the table above.  The shares to be allotted and delivered will be composed of Retail Partners’ treasury shares and newly issued shares.  The number of treasury shares held by Retail Partners as of August 31, 2016 is 1,800,722.

If the number of treasury shares of Marukyo as of June 30, 2016 changes by the Record Time, including in a case where one or more shareholders of Marukyo exercise the right to demand purchase of shares, the number of shares to be delivered in the Share Exchange might be adjusted.

Note 3:                Treatment of shares constituting less than one unit

Shareholders of Marukyo who will hold shares of Retail Partners constituting less than one unit (100 shares) as a result of the Share Exchange may use the following systems on and after the effective date of the Share Exchange.

(a)                       System to demand for purchase of shares constituting less than one unit (sale of shares constituting less than one unit)

A shareholder who holds shares constituting less than one unit of Retail Partners shares may demand that Retail Partners purchase that shareholder’s shares constituting less than one unit pursuant to Article 192, Paragraph 1 of the Companies Act.

(b)                       System to demand for sale of shares constituting less than one unit (purchase to reach one unit)

A shareholder who holds shares constituting less than one unit of Retail Partners shares may demand that Retail Partners sell to that shareholder the number of shares of common stock that would be needed, together with the number of shares constituting less than one unit that shareholder already holds, to constitute one unit (100 shares) pursuant to Article 194, Paragraph 1 of the Companies Act and Retail Partners’ Articles of Incorporation, unless Retail Partners does not hold the number of treasury shares needed to satisfy the demand for sale.

(ii)                     Basis for Calculation, etc. of Allotment of Shares in the Share Exchange

(a)                                                       Basis and reasons for the Share Exchange Ratio

After executing the MOU on July 21, 2016, each of Retail Partners and Marukyo decided to separately request a third-party valuation institution independent of both companies to calculate a share exchange ratio in order to ensure the fairness and the appropriateness when calculating share exchange ratios.  Retail Partners appointed Nakamura CPA Office (“Nakamura CPA Office”) as its third-party valuation institution, and Marukyo appointed Verdad Consulting K.K. (“Verdad Consulting”) as its third-party valuation institution.

Retail Partners and Marukyo repeatedly held mutual negotiations and consultations after conducting careful reviews on the basis of the results of the share exchange ratio calculations submitted by their respective third-party valuation institutions on October 20, 2016, as well as in consideration of the results of the due diligence conducted by each company with respect to the other party.  As a result, Retail Partners and Marukyo came to the conclusion that the Share Exchange Ratio is appropriate and does not undermine the interests of their respective shareholders.  Therefore, the execution of the Business Integration Agreement and the Share Exchange Agreement was approved as of October 21, 2016 by the respective Board of Directors meetings of Retail Partners and Marukyo.

If, during the period before the effective date of the Share Exchange Agreement, the financial conditions or management conditions of Retail Partners or Marukyo change adversely, any event that is a material obstacle to the implementation of the Business Integration is found or arises, or the purpose of the Business Integration becomes difficult to achieve due to any reason, Retail Partners and Marukyo might adjust the Share Exchange Ratio upon mutual consultation and agreement.

(b)                                                       Calculation

i                                                     Names of the valuation institutions and relationships with the both companies

In relation to calculating a share exchange ratio for the Share Exchange, Retail Partners appointed Nakamura CPA Office as its third-party valuation institution, and Marukyo appointed Verdad Consulting as its third-party valuation institution.

Neither Retail Partners’ third-party valuation institution Nakamura CPA Office nor Marukyo’s third-party valuation institution Verdad Consulting is a related party of either Retail Partners or Marukyo or has a material interest relationship with Retail Partners or Marukyo requiring disclosure in regard to the Share Exchange.

ii.                                               Outline of the calculation

Nakamura CPA Office used average market price analysis for the calculation because separate market share prices exist for the shares of Retail Partners and for the shares of Marukyo.  In addition, it used discounted cash flow analysis (“DCF Analysis”) for the calculation in order to take into account the state of future business operations in the assessment.

October 20, 2016 was used as the record date for the average market price analysis, and the closing share price on the record date, and a simple average of the closing prices for each of the one-month, three-month, and six-month periods up to and including the record date, were used in that calculation.  Significant increase or decrease in revenue is not expected for the fiscal years in the financial projections for Retail Partners and Marukyo that were used as a basis for the DCF Analysis.  The financial projection for each company is not premised on the implementation of the Business Integration including the Share Exchange.

The following shows results for share exchange ratio calculations using each method of analysis, with the per share value of Retail Partners stock set to one.

Method of analysis	Share exchange ratio
Average market price analysis	0.757-0.964
DCF Analysis	0.911-1.050

In calculating the share exchange ratios above, Nakamura CPA Office used information that was provided by Retail Partners and Marukyo, other information that Nakamura CPA Office included in its considerations, and public information, without any independent verification for accuracy and completeness and on the assumption that the information was accurate and complete.  Nakamura CPA Office also assumed that the financial projection for each of Retail Partners and Marukyo had been reasonably prepared based on the best projections and judgment currently available to the management of each company at that time.  Nakamura CPA Office did not independently perform any valuation, appraisal, or assessment of assets and liabilities (which include off-the-book assets and liabilities, and other contingent liabilities) for either company or any of their affiliates and did not separately request any third-party institution to make such an appraisal or assessment.  The share exchange ratio calculations by Nakamura CPA Office are based on the above information available and economic conditions existing up to October 20, 2016.

Verdad Consulting used the following means of analysis for the calculation; market price analysis, because the shares of each of Retail Partners and Marukyo are listed on a financial instruments exchange and separate market share prices exist for those shares; comparable company analysis, because there are several comparable listed companies for which comparison to each of Retail Partners and Marukyo is possible, and analogical inference of share value is possible through comparable company analysis; and DCF Analysis, in order to take into account the state of future business operations in the assessment.

The following shows results for share exchange ratio calculations using each method of analysis, with the per share value of Retail Partners stock set to one.

Method of analysis	Share exchange ratio
Market price analysis (Record Date 1)	0.608-0.631
Market price analysis (Record Date 2)	0.835-0.964
Comparable company analysis	0.863-1.389
DCF Analysis	0.978-1.217

Average market price analysis was calculated (i) with July 20, 2016 as a record date (“Record Date 1”), which was the day immediately before the “Notice Concerning Execution of MOU for the Business Integration through Share Exchange between RETAIL PARTNERS CO., LTD. and Marukyo Corporation” was announced by Retail Partners and Marukyo, the closing share price on Record Date 1, and the average of the closing prices (the simple average of closing prices and volume weighted average closing prices) for each of the one-month, the three-month, and the six-month periods up to and including Record Date 1, being used in the calculation and (ii) with October 20, 2016 as a record date (“Record Date 2”), and the closing share price on Record Date 2, and the average of the closing prices (the simple average of closing prices and volume weighted average closing prices) for the period from July 21, 2016 to Record Date 2, being used in the calculation.

Comparable company analysis was based on the enterprise value to earnings before interest, taxes, depreciation, and amortization (EBITDA) ratio and market capitalization to price earnings ratio (PER), after selecting comparable companies in light of similarities with each of Retail Partners and Marukyo in terms of business details, etc.

Enterprise value and share price were evaluated with DCF Analysis by discounting, at a certain rate, the free cash flows expected to be generated by each of Retail Partners and Marukyo in the future to the present value, based on each financial projection of the companies and taking into account various factors including business planning, business performance movement up to present, and information disclosed to the public.  Significant increase or decrease in revenue is not expected for the fiscal years in the financial projection for each company that was used as the basis for the DCF Analysis, and the financial projection for each company is not premised on the implementation of the Business Integration including the Share Exchange.

In calculating the share exchange ratios above, Verdad Consulting used information that was provided by Retail Partners and Marukyo, other information that Verdad Consulting included in its considerations, and public information, without any independent verification for accuracy and completeness and on the assumption that the information was accurate and complete.  Verdad Consulting also assumed that the financial projection for each of Retail Partners and Marukyo had been reasonably prepared based on the best projections and judgment currently available to the management of each company at that time.  Verdad Consulting did not independently perform any valuation, appraisal, or assessment of assets and liabilities (which include off-the-book assets and liabilities, and other contingent liabilities) for either company or any of their affiliates and did not separately request any third-party institution to make such an appraisal or assessment.  The share exchange ratio calculations by Verdad Consulting are based on the above information available and economic conditions existing up to October 20, 2016.

(c)                                                        Measures to ensure fairness

i.                                                  Advice from independent third-party valuation institutions

Retail Partners requested Nakamura CPA Office, a third-party valuation institution, to conduct a share exchange ratio calculation in order to ensure the fairness of the share exchange ratio used in the Share Exchange, conducted negotiations and discussions with Marukyo referring to those calculation results, etc., and resolved at Retail Partners’ Board of Directors meeting held today to conduct the Share Exchange using the Share Exchange Ratio.

Marukyo requested Verdad Consulting, a third-party valuation institution, to conduct a share exchange ratio calculation in order to ensure the fairness of the share exchange ratio used in the Share Exchange, conducted negotiations and discussions with Retail Partners referring to those calculation results, etc., and resolved at Marukyo’s Board of Directors meeting held today to conduct the Share Exchange using the Share Exchange Ratio.

Neither Retail Partners nor Marukyo obtained a written opinion (fairness opinion) from their respective third-party valuation institutions to the effect that the agreed-upon Share Exchange Ratio is appropriate for their respective shareholders from a financial perspective.

ii                                                  Advice from independent law firms

Retail Partners has obtained from Mori Hamada & Matsumoto, as its legal advisor for the Share Exchange, advice from a legal perspective regarding various procedures for the Share Exchange and the method and process of decision-making by its Board of Directors.

Marukyo has obtained from Anderson Mōri & Tomotsune, as its legal advisor for the Share Exchange, advice from a legal perspective regarding various procedures for the Share Exchange and the method and process of decision-making by its Board of Directors.

Neither Mori Hamada & Matsumoto nor Anderson Mōri & Tomotsune is a related party of either Retail Partners or Marukyo or has a material interest relationship with Retail Partners or Marukyo requiring disclosure in regards to the Share Exchange.

iii.                                            Measures to avoid conflicts of interest

No special measure has been taken because there is no capital relationship between Retail Partners and Marukyo and there is no person concurrently serving in executive positions at both companies.

(2)                           Reason for Selecting Common Stock of Retail Partners for the Exchange Value

Marukyo has taken in to consideration the facts that, including among others, (i) as the common stock of Retail Partners are listed in the Second Section of the Tokyo Stock Exchange (the “Second Section of the Tokyo Stock Exchange”), with respect to the shareholders of Marukyo who will be allotted with shares of Retail Partners constituting one unit (100 shares) or more as a result of the Share Exchange, such shares of one unit or more will be able to be continuously transferred under the Tokyo Stock Exchange and, as a result, liquidity will be ensured to such shareholders (provided, that, there is a possibility that such shareholders may be allotted with the shares less than one unit dependent on the number of shares held by them), and (ii) in case shareholders of Marukyo receive the common stock of Retail Partners as an exchange value, such shareholders may enjoy the benefit of the effect arising from the fact that Marukyo becomes the wholly owned subsidiary of Retail Partners upon the Share Exchange, so it has been decided that common stock of Retail Partners is appropriate as the exchange value for the Share Exchange.

(3)             Matters Pertaining to the Suitability of the Amount of the Stated Capital and Reserves of a Wholly Owning Parent Company (Retail Partners)

Stated Capital:	Zero Yen

Capital Reserves:	An amount specified separately by Retail Partners in accordance with the provision of Article 39 of the Ordinance on Company Accounting

Retained Earnings Reserves:	Zero Yen

The amounts of the aforementioned stated capital and reserves have been determined, within the scope of Article 39 of the Ordinance on Company Accounting, through a comprehensive consideration and review of the capital policy of Retail Partners after the Share Exchange and other miscellaneous facts and thus, have been deemed to be appropriate.

4.                                              Matters to be Considered Regarding the Exchange Value

(1)                           Articles of Incorporation of Retail Partners

Please refer to the Schedule attached hereto.

(2)                           Matters Pertaining to the Conversion Method for the Exchange Valuation

(i)                        Market to Trade the Exchange Value

Second Section of the Tokyo Stock Exchange

(ii)                     Intermediation, Brokerage, or Agency for Trade of the Exchange Value

Stock Brokerage Firm in Japan and the like

(iii)                  Details on Restriction on the Transfer of the Exchange Value and Other Disposition

Not applicable

(3)                           Matters Pertaining to the Market Price of the Exchange Valuation

The average closing market price of common stock of Retail Partners on the Second Section of the Tokyo Stock Exchange for each of the one-month, three-month, and six-month periods up to and including the record date (that is one day prior to the execution date of the Share Exchange Agreement, October 20, 2016) are as follows:

One Month	Three Months	Six Months
1,165 Yen	1,157 Yen	1,123 Yen

With regard to other detailed information, stock market price and its trends can be confirmed through the stock price information and charts on the following link prepared by Tokyo Stock Exchange.

http://www.jpx.co.jp/

(4)             Balance Sheets of Retail Partners with respect to each of the Business Year which has already concluded within the past 5 Years

Since Retail Partners has submitted annual reports in accordance with Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, the details are omitted.

5.                                              Matters Pertaining to the Suitability of the Share Acquisition Rights to the Share Exchange

Not applicable

6.                                              Matters Pertaining to Financial Statements of the Wholly Owning Parent Company

(1)                           Details of the Financial Statements Pertaining to the Most Recent Business Year for Retail Partners.

Please see the supplement.

(2)             Details of the Temporary Financial Statements where the temporary account closing day is the day after the last day of the most recent business year for Retail Partners.

Not applicable

(3)             Details of Disposal of Significant Assets, Owning Significant Debts or Events that have a Significant Impact on the State of the Corporate Assets that Occur After the Last Day of the Most Recent Business Year for Retail Partners

(i)          When the earthquake hit Kumamoto in 2016, there were damages such as drop of commercial goods, property damage and blackout in some stores of Marumiya Store Co., Ltd. and Attacks Mart Co., Ltd. (both are wholly owned subsidiaries of Retail Partners), which caused such stores to suspend.

(ii)       Marumiya Store Co., Ltd., which is a consolidated subsidiary, set up its wholly owned subsidiary, Shinsen Market Co., Ltd. (“Shinsen Market”), and Shinsen Market succeeded part of business of OK, Co., Ltd. (“OK”) through absorption-type company split on June 24, 2016. At this transaction, (i) Shinsen Market issued 4,000 shares of its common stock to OK as a consideration for such assets and debts to be succeeded by the absorption-type company split, and (ii) Marumiya Store acquired all of the issued shares for 2 billion yen.

(iii)                  Retail Partners acquired common shares of Marukyo held by Nishi - Nippon Railroad Co., Ltd. (“Nishitetsu”) (1,568,000 shares) through off-market direct trading on November 21, 2016.

Note that the transfer price per share is the amount of (i) a simple average of the closing prices for the period starting on October 24, 2016 through November 15, 2016 multiplied by (ii) 0.95 and divided by (iii) the number of shares to be transferred. By the transfer, Retail Partners became a main shareholder of Marukyo.

7.                                              Details of Disposal of Significant Assets, Owning Significant Debts or Events that have a Significant Impact on the State of the Corporate Assets that Occur after the Last Day of the Most Recent Business Year for Marukyo

(i)          Marukyo continued its capital and business alliance with Nishitetsu, but Marukyo reached an agreement to cancel its capital alliance with Nishitetsu on October 21, 2016. After that, Nishitetsu transferred all of its common shares in Marukyo (1,568,000 shares) to Retail Partners through off-market direct trading on November 21, 2016 through secondary distribution. By the transfer, Nishitetsu ceased to be a main shareholder of Marukyo and Retail

Partners became a main shareholder of Marukyo.

Regardless of the cancellation of its capital alliance, Nishitetsu and Marukyo have agreed that the both companies will be able to maintain their business alliance as before.

(ii)       Ms. Kimiyo Saita conducted capital contribution by transfer its common shares in Marukyo (1,200,000 shares) to Ikeda Kosan Y.K. on November 21, 2016 through secondary distribution. By the transfer, Ms. Kimiyo Saita ceased to be a main shareholder of Marukyo and Ikeda Kosan Y.K. became a main shareholder of Marukyo.

(iii)The board of directors of Marukyo resolved on October 21, 2016 the amendment to the Articles of Incorporation by which the fiscal year will be “from March 1 to the end of February next year,” on the condition that the amendment to the Articles of Incorporation is approved at this shareholders meeting.

Note that this amendment to the Articles of Incorporation will be effective on February 28, 2017 on the condition that the agenda of the Shareholders Exchange Agreement is approved at this shareholders meeting and the Shareholders Exchange is not cancelled by the day immediately before February 28, 2017.

(iv)By resolution of the Board of Directors of Marukyo at a meeting of the Board of Directors to be held no later than the day immediately preceding the Effective Date, Marukyo will cancel all of the treasury stock held by Marukyo at the record time (including treasury stock to be acquired through the purchases through any dissenting shareholders’ exercise of their appraisal rights pursuant to Article 785, Paragraph 1 of the Companies Act upon with the Share Exchange).

(v) With respect to the ordinary year-end dividend amounts, Marukyo will pay 8 yen per share to shareholders of Marukyo on September 30, 2016 and will pay 8 yen per share to shareholders of Marukyo on February 28, 2017 on the condition that the Share Exchange is effective.

Schedule

RETAIL PARTNERS CO., LTD.                        Articles of Incorporation

CHAPTER 1                                          GENERAL PROVISIONS

Article 1                                        Trade name

The trade name of the Company is Kabushiki Kaisha Retail Partners, which is rendered in English as RETAIL PARTNERS CO., LTD.

Article 2                                        Purpose

The purpose of the Company is to operate the following businesses and to control and manage the business activities of companies that operate the following businesses through the acquisition or ownership of shares or equity in those companies:

(1)                       manufacture, processing, and distribution of goods, and import and export of those goods;

(2)                       distribution of medicine, agricultural chemicals, and fertilizer;

(3)                       distribution of liquor;

(4)                       travel agency businesses under the Travel Agency Act;

(5)                       operation of pharmacies;

(6)                       operation of dry cleaning businesses;

(7)                       sale and purchase, leasing, management, brokerage of real estate, and consumer finance businesses;

(8)                       operation of private preparatory schools (gakushuu juku)

(9)                       distribution of industrial chemicals;

(10)                non-life insurance agency businesses, and insurance agency businesses under the Automobile Liability Security Act;

(11)                businesses related to solicitation of life insurance;

(12)                online mail-order businesses;

(13)                rental businesses for medical devices, measuring instruments, and nursing care goods;

(14)                development and printing of photographs;

(15)                operation of restaurants;

(16)                franchise businesses for pharmacies, chemist’s stores, and drug stores; and

(17)                all other businesses incidental to those provided for in (1) through (16) above.

Article 3                                        Location of head office

The head office of the Company is located in Hofu-shi, Yamaguchi Prefecture.

Article 4                                        Organs

The Company has a board of directors, corporate auditors, a board of corporate auditors, and an accounting auditor.

Article 5                                        Method of public notice

Public notices of the Company are given through electronic means.  However, if notice cannot be given through electronic means due to an accident or any other unavoidable cause, notice will be given in the Nihon Keizai Shimbun.

CHAPTER 2                                          SHARES

Article 6                                        Total number of authorized shares

The total number of authorized shares of the Company is 80,000,000 shares.

Article 7                                        Number of shares constituting one unit of shares

The number of shares constituting one unit of shares is one hundred shares.

Article 8                                        Share handling regulations

Share handling matters of the Company are governed by the share handling regulations determined by the board of directors.

Article 9                                        Shareholder register administrator

The Company has a shareholder register administrator.

Article 10                                 Sale requests for shares constituting less than one unit

A shareholder who holds shares constituting less than one unit may request the Company to sell to the shareholder a number of shares that, when combined with the shares already held by the shareholder, enables the shareholder to hold one unit of shares.

CHAPTER 3                                          SHAREHOLDERS MEETING

Article 11                                 Record date

The Company treats shareholders with voting rights that are recorded in the shareholder register of the last day of February each year as shareholders who may exercise voting rights at the annual shareholders meeting held in relation to that business year.

Article 12                                 Time of Convocation

An annual shareholders meeting is convened each year in May.

Article 13                                 Proxy exercise of voting rights

1.                            Each shareholder of the Company may exercise that shareholder’s voting rights by proxy.  However, the proxy must be one shareholder of the Company entitled to exercise voting rights.

2.                            To exercise voting rights by proxy, the shareholder or the proxy must file with the Company a written document certifying the proxy’s authority at the shareholders meeting in question.

Article 14                                 Convener and chairperson

The president convenes and chairs each shareholders meeting.  However, if the president is unable to do so, another director in the order determined in advance by the board of directors will convene and chair the shareholders meeting.

Article 15                                 Requirements for resolutions

1.                  Unless otherwise provided for by law, ordinance, or these articles of incorporation, a resolution of a shareholders meeting is adopted by a majority of the voting rights held by the shareholders attending that shareholders meeting.

2.                  A resolution prescribed in Article 309(2) of the Companies Act is adopted by two-thirds or more of the voting rights held by the shareholders attending a shareholders meeting where shareholders holding one-third or more of the voting rights of all shareholders entitled to exercise voting rights are in attendance.

Article 16                                 Disclosure via the Internet of reference materials, etc.

The Company may disclose information relating to matters to be stated or indicated in reference materials for a shareholders meeting, financial statements, consolidated financial statements, and business reports via the Internet in accordance with Ministry of Justice ordinance.

CHAPTER 4                                          DIRECTORS AND BOARD OF DIRECTORS

Article 17                                 Number of directors

The Company has no more than 15 directors.

Article 18                                 Election of directors

Each director is elected by a majority of the voting rights of shareholders attending a shareholders meeting where shareholders holding one-third or more of the total number of voting rights of all shareholders who are entitled to exercise voting rights are in attendance at that shareholders meetings.

Article 19                                 Term of office

1.                  The term of office of a director expires at the close of the annual shareholders meeting held in relation to the final business year that falls within the period of one year after the director’s election.

2.                  The term of office of a director elected to fill a vacancy or to increase the number of directors expires at the expiration of the term of office of the other directors currently in office.

Article 20                                 Board of directors

1.                  The directors form a board of directors.

2.                  In addition to matters provided for by law, ordinance, or these Articles of Incorporation, the board of directors makes decisions regarding the execution of important operations of the Company.

Article 21                                 Convocation of board of directors meetings

1.                  Unless otherwise provided for by law or ordinance, a representative director convenes and chairs meeting.  However, if that representative director is unable to do so, another director in the order determined in advance by the board of directors will convene and chair the board of directors meeting.

2.                  A notice of convocation for each board of directors meeting must be sent to each director and each corporate auditor at least three days prior to the day of the meeting.  However, in urgent cases, this period may be shortened.

Article 22                                 Resolutions of the board of directors

1.                  A resolution of the board of directors is adopted by a majority of the directors attending a board of directors meeting where a majority of the directors are in attendance.

2.                  If a director proposes a matter to be resolved by the board of directors, all directors who are able to participate in voting on that matter manifest their intention to consent to that proposal in writing or by electromagnetic record, and no corporate auditor expresses any objection to that proposal, then it will be deemed that a resolution by the board of directors approving that proposal has been adopted.

Article 23                                 Representative directors

The board of directors appoints several representative directors from among the directors.  However, the president must be a representative director.

Article 24                                 Directors with titles

The board of directors may appoint by resolution one chairperson, one president, several vice presidents, several senior managing directors, and several managing directors from among the directors.

Article 25                                 Board of directors regulations

Matters relating to the board of directors are governed by law, ordinance, these articles of incorporation, and the board of directors regulations prescribed by the board of directors.

CHAPTER 5                                          CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 26                                 Number of Corporate Auditors

1.                  The Company has no more than four corporate auditors.

2.                  The effective term of a resolution for election of a substitute corporate auditor expires at the commencement of the annual shareholders meeting held in relation to the final business year that falls within the period of four years after the resolution.

Article 27                                 Election of corporate auditors

Each corporate auditor is elected by a majority of the voting rights of shareholders attending a shareholders meeting where shareholders holding one-third or more of the total number of voting rights of all shareholders who are entitled to exercise voting rights are in attendance at that meeting.

Article 28                                 Term of office of corporate auditors

1.                  The term of office of a corporate auditor expires at the close of the annual shareholders meeting held in relation to the final business year that falls within the period of four years after the corporate auditor’s election.

2.                  The term of office of a corporate auditor elected to fill a vacancy left by a corporate auditor who resigns before the expiration of his or her term of office expires at the expiration of the term of office of the resigning corporate auditor.

Article 29                                 Board of Corporate Auditors

1.                  Corporate auditors form the board of corporate auditors.

2.                  In addition to matters provided for by law, ordinance, or these Articles of Incorporation, the board of corporate Auditors consult on or make decisions regarding important matters related to the execution of the corporate auditors’ duties.

Article 30                                 Convocation of board of corporate auditors meetings

A notice of convocation for each board of corporate auditors meeting must be sent to each corporate auditor at least three days prior to the day of the meeting.  However, in urgent cases, this period may be shortened.

Article 31                                 Resolutions of the board of corporate auditors

Unless otherwise provided for by law or ordinance, a resolution of the board of corporate auditors is adopted by a majority of the corporate auditors.

Article 32                                 Full-time corporate auditors

The board of corporate auditors appoints several full-time corporate auditors from among the corporate auditors.

Article 33                                 Board of corporate auditors regulations

Matters relating to the board of corporate auditors are governed by law, ordinance, these articles of incorporation, and the board of corporate auditors regulations prescribed by the board of corporate auditors.

CHAPTER 6                                          ACCOUNTING AUDITOR

Article 34                                 Election of accounting auditor

The accounting auditor is elected by resolution of the shareholders meeting.

Article 35                                 Term of office of accounting auditor

1.                  The term of office of the accounting auditor expires at the close of the annual shareholders meeting held in relation to the final business year that falls within the period of one year after the accounting auditor’s election.

2.                  Unless otherwise resolved at the annual shareholders meeting provided for in the preceding paragraph, the accounting auditor will be deemed re-elected at that annual shareholders meeting.

Article 36                                 Remuneration, etc. for accounting auditor

The Company will determine remuneration and the like for the accounting auditor upon obtaining the consent of the board of corporate auditors.

CHAPTER 7                                          ACCOUNTING

Article 37                                 Business year

The business year of the Company is from March 1 of each year to the last day of February of the following year.

Article 38                                 Decision-making organ for dividends of surplus, etc.

Unless otherwise provided for by law or ordinance, the Company determines matters provided for in each item of Article 459(1) of the Companies Act, such as dividends of surplus, by resolution of the board of directors without obtaining a resolution of the shareholders meeting.

Article 39                                 Record date for dividends of surplus

1.                  The record date for year-end dividends will be the last day of February each year.

2.                  The record date for interim dividends will be August 31 of each year.

Article 40                                 Limitation period of dividends

If a year-end dividend or an interim dividend is not received within three full years from the date on which that dividend becomes payable, the Company will be released from its obligation to pay the dividend.

Proposal No.3: Partial Amendment to the Articles of Incorporation

1.    Reason for Amendments

Marukyo and Retail Partners have executed the Business Integration Agreement and the Share Exchange Agreement as described in the Second Proposal “Approval of Share Exchange Agreement between Marukyo and RETAIL PARTNERS CO., LTD.”

Although it is provided for in the current Articles of Incorporation that the business year of Marukyo is “from October 1 of each year to September 30 of the following year,” Marukyo intends to make appropriate amendments for the purpose of enhancing efficiency in the business operations of Marukyo’s overall management by aligning Marukyo’s business year with that of Retail Partners, which is the wholly owning parent of Marukyo.

2.    Details of Amendments

Details of the amendments are as follows:

Amendments to the Articles of Incorporation will become effective on February 28, 2017, on the condition that a resolution to approve the Second Proposal “Approval of Share Exchange Agreement between Marukyo and RETAIL PARTNERS CO., LTD.” as proposed by Marukyo is adopted at the shareholders meeting and that the Share Exchange has not been canceled as of the day before February 28, 2017.

(Amendments are underlined)

Current Articles of Incorporation	Proposed Amendment
CHAPTER 1 GENERAL PROVISIONS	CHAPTER 1 GENERAL PROVISIONS

Article 1 through 5 (Omitted)	Article 1 through 5 (Unchanged)

CHAPTER 2 SHARES	CHAPTER 2 SHARES

Article 6 through 12 (Omitted)	Article 6 through 12 (Unchanged)

Current Articles of Incorporation	Proposed Amendment
CHAPTER 3 SHAREHOLDERS MEETING	CHAPTER 3 SHAREHOLDERS MEETING

Article 13 Convocation	Article 13 Convocation

An annual shareholders meeting of the Company is convened each year in December, and an extraordinary shareholders meeting of the Company is convened whenever necessary.

An annual shareholders meeting of the Company is convened within three months after the end of each business year, and an extraordinary shareholders meeting of the Company is convened whenever necessary.

Article 14 Record date
(Deleted)

The Company treats shareholders with voting rights that are entered or recorded in the last shareholder register as of September 30 each year as shareholders who exercise voting rights at the annual shareholders meeting for that business year.

Article 15 through 19 (Omitted)	Article 14 through 18 (Unchanged)

CHAPTER 4 DIRECTORS, BOARD OF DIRECTORS, AND AUDIT AND SUPERVISORY COMMITTEE	CHAPTER 4 DIRECTORS, BOARD OF DIRECTORS, AND AUDIT AND SUPERVISORY COMMITTEE

Article 20 through 33 (Omitted)	Article 19 through 32 (Unchanged)

CHAPTER 5 ACCOUNTING AUDITOR	CHAPTER 5 ACCOUNTING AUDITOR

Article 34 through 36 (Omitted)	Article 33 through 35 (Unchanged)

CHAPTER 6 ACCOUNTS	CHAPTER 6 ACCOUNTS

Article 37 Business year	Article 36 Business year

The business year of the Company will be the period of one year starting from October 1 of each year to September 30 of the following year.	The business year of the Company will be the period of one year starting from March 1 of each year to the end of February of the following year.

Current Articles of Incorporation	Proposed Amendment
Article 38 Year-end dividends	Article 37 Year-end dividends

The Company pays out, by a resolution of the shareholders meeting, monetary dividends from its surplus to the shareholders or registered pledgees that are entered or recorded in the last shareholder register as of September 30 of each year.

The Company pays out, by a resolution of the shareholders meeting, monetary dividends from its surplus to the shareholders or registered pledgees that are entered or recorded in the last shareholder register as of the end of February of each year.

Article 39 Interim dividends	Article 38 Interim dividends

The Company pays out, by a resolution of the board of directors, dividends from its surplus to the shareholders or registered pledgees that are entered or recorded in the last shareholder register as of March 31 each year, as provided for in Article 454(5) of the Companies Act.

The Company pays out, by a resolution of the board of directors, dividends from its surplus to the shareholders or registered pledgees that are entered or recorded in the last shareholder register as of August 31 each year, as provided for in Article 454(5) of the Companies Act.

Article 40 (Omitted)	Article 39 (Unchanged)

Supplementary Provisions	Supplementary Provisions

Article 1 (Omitted)	Article 1 (Unchanged)

(Newly established)	Article 2 Notwithstanding the provisions of Article 36, the 53rd business year will be from October 1, 2016 to February 28, 2017.

(Newly established)	Article 3 Article 2 of these Supplementary Provisions will become invalid after February 28, 2017 and will be automatically deleted.

Proposal No.4:                                Election of five (5) Directors (excluding Directors who are Audit and Supervisory Committee Members)

The term of office of all five (5) Directors (excluding Directors who are Audit and Supervisory Committee Members; a “Director” in this proposal) will expire at the close of this Ordinary General Meeting of Shareholders, so the shareholders are asked to elect five (5) Directors.

Candidates for Directors are as follows:

	Name	Summary of career, title and responsibility in		Number of Marukyo’s shares owned
No.	(Date of Birth)	Marukyo (Significant concurrent positions)		by the candidate
1	Toshio Saita (February 24, 1955)	April 1976	Joined Marukyo	53,037 shares
		July 1985	Store Manager of Hino Store
		December 1988	Director
		September 1989	General Manager of Self Sales Department and General Manager of Fruits and Vegetables Department
		January 1991	Managing Director
		January 1991	General Manager of Sales Division and General Manager of Food Products Department
		December 1994	Senior Managing Director
		February 1995	Director of Aoki Corporation
		December 1997	Vice President and Director
		December 1997	President and Representative Director of Aoki Corporation (to present)
		October 2000	General Manager of Sales Management Division
		December 2001	President and Representative Director
		December 2014	Chairman and Representative Director (to present) (Significant concurrent positions) President and Representative Director of Aoki Corporation

2	Shunichi Tomimatsu (November 14, 1955)	October 1979	Joined Marukyo	8,000 shares
		May 1981	Store Manager of Sasaguri Store
		February 1996	Manager of Confectionery Department
		September 1999	General Manager of Dairy Department
		April 2007	General Manager of Administration Division
		December 2008	Director
		February 2014	General Manager of Administration Division and in charge of labor management
		December 2014	General Manager of Sales Management Division (to present)
		December 2014	President and Representative Director (to present)

	Name	Summary of career, title and responsibility in		Number of Marukyo’s shares owned
No.	(Date of Birth)	Marukyo (Significant concurrent positions)		by the candidate
3	Noboru Kajiwara (June 2, 1954)	September 1980	Joined Marukyo	16,000 shares
		January 1995	Deputy General Manager of Fruits and Vegetables Division
		January 1998	General Manager of Fruits and Vegetables Division
		December 2000	Director (to present)
		August 2002	Director of Fujiya Corporation
		September 2003	President and Representative Director of Fujiya Corporation (to present)
		February 2014	General Manager of Fruits and Vegetables Division and in charge of Fresh Fish Division (to present)
(Significant concurrent positions)
President and Representative Director of Fujiya Corporation
4	Munetoshi Nishibayashi (March 21, 1956)	July 1982	Joined Marukyo	10,000 shares
		October 2000	General Manager of Butchery Department
		August 2002	General Manager of Butchery Division
		December 2006	Director (to present)
		February 2014	General Manager of Butchery Division and in charge of Delicatessen Division (to present)
5	Mamoru Sakamoto (October 5, 1967)	March 1990	Joined Marukyo	1,000 shares
		April 1996	Manager of Sales Division
		May 1996	Store Manager of Osa Store
		July 1997	Manager of Sales Division
		April 2003	Deputy General Manager of Food Department
		April 2009	General Manager of Food Department
		December 2014	General Manager of Self Division
		December 2014	Director (to present)
		December 2015	Vice General Manager of Sales Management Division (to present)

Note:            Director candidate Mr. Noboru Kajiwara currently serves as a president and representative director of Fujiya Corporation, with which Marukyo has a relationship via purchase transactions.  There is no special interest between any of the other Director candidates and Marukyo.

End

Maps and Directions for the General Meeting of Shareholders

Ark Hotel Royal Fukuoka Tenjin 2F Hagoromono-ma

3-13-20 Tenjin, Chuo-ku, Fukuoka City

TEL 092-724-2222

Transportation
Fukuoka Airport	20 minutes by car
JR Hakata Station	10 minutes by car
Nishitetsu Fukuoka Station	7 minutes’ walk
Subway Tenjin Station	5minutes’ walk

Supplement

Notice of Convocation of the 52nd Ordinary General Meeting of Shareholders

Reference Documents for the General Meeting of Shareholders

(Supplemental Materials)

Proposal attached materials

Financial statements for the latest fiscal year for RETAIL PARTNERS CO., LTD.

Marukyo Corporation

Financial statements for the latest fiscal year for RETAIL PARTNERS CO., LTD.

Business Report

(March 1, 2015 to February 29, 2016)

1. Current status of the Group

(1) Business progress and results

In terms of the Japanese economy during the fiscal year under review, while there was a moderate recovery underpinned by the recovery of corporate earnings and improvements in the employment situation as a result of factors including economic policy measures by the government and the Bank of Japan, the outlook for personal consumption continued to be uncertain due to factors such as concerns regarding a slowdown in overseas economies including China, price increases due to the weak yen, and a tendency to reduce spending following a hike in consumption tax.

Ever since the rebound decrease following the hike in consumption tax in the retail industry, while there has been a recovery centered around food products, personal consumption has not fully recovered, as the operating environment remains difficult as a result of factors including intense competition across industries and businesses, rising input prices, and a lack of human resources.

Against these circumstances, the Group conducted a business integration on July 1, 2015, based on RETAIL PARTNERS CO., LTD., to start a new corporate group centered around Marukyu Co., Ltd. and Marumiya Store Co., Ltd. Both of these companies have established a business integration committee to generate synergistic effects from the integration and have been successfully making an effort to some extent in measures including the streamlining operations of the stores, cutting fixtures and material procurement costs, and educating personnel.

Note that as a result of a share exchange with Marumiya Store Co., Ltd., the three companies of Marumiya Store Co., Ltd. and its consolidated subsidiaries Attacks Mart Co., Ltd. and Marumiya Suisan Co., Ltd. have been included in the scope of consolidation from the current fiscal year. Because of the deemed acquisition date of the three companies in August 31, 2015, the balance sheets have been consolidated as of August 31, 2015, and the income statement has been consolidated as of September 1, 2015.

As a result, the business performance for the current fiscal year was as follows.

Operating revenue was 115,900 million yen (up 31.8% YoY), operating income was 4,408 million yen (up 26.5% YoY), and ordinary income was 4,632 million yen (up 18.4% YoY). In addition, while items including a gain on sales of investment securities and a gain on bargain purchase were recorded as extraordinary income of 2,894 million yen, items including a loss on retirement of non-current assets and an impairment loss were recorded as an extraordinary loss of 1,122 million yen. As a result of these factors, net income was 4,287 million yen (up 83.8% YoY).

[Segment review]

Results by segment are described below.

Note that as of the current fiscal year, in addition to the addition of the Discount Store Business as a new reporting segment, the name of the former Retail Business segment has been changed to the Supermarket Business segment.

Furthermore, year-on-year comparisons have been calculated based on the segments after the change.

(i) Supermarket Business

Marukyu Co., Ltd. (“Marukyu”) has positioned the current fiscal year as a year for starting efforts aimed at becoming the best supermarket in the Chugoku, Shikoku, and Kyushu regions, and while pursuing the business integration with Marumiya Store Co., Ltd., Marukyu has also implemented various measures to gain the support of regional customers, with sales focused on store creation, product creation, people creation, and fan creation. Marukyu has aimed to increase the frequency of store visits through sales promotions including the promotion of 52-week merchandising for selling key products each season centered around the strategic store Aruk, the enhancement of services based on the day of the week such as Thursday category discounts, and monthly sales promotions including continuous bargain price campaigns, sweets campaigns, and hearty portion campaigns. In addition, as Marukyu began to offer service at all stores for the maruca digital money card that had been introduced by region until October 2015, changeovers from conventional point cards and new issuance enabled the immediate achievement of a utilization rate of 30%, which was the target for the initial adoption year. In response to the aging society, in addition to the shopping assistance home delivery service “Marukyu Rakuraku Bin” that had been offered up until now, Marukyu also started operations of the moving sales services “Ikumarugo” in Hofu City, Yamaguchi Prefecture. Furthermore, efforts were also started to rebuild logistics systems in order to support the future growth strategy. As for social contribution activities, Marukyu conducted development support for children in the local community, including nutrition education activities, soccer lessons, and health seminars focused on the theme of food, as it also further deepened ties with the local community through regional revitalization comprehensive partnership agreements with Yamaguchi Prefecture and 11 cities and 1 town, the promotion of local production for local consumption, and the entering of agreements for looking after the elderly.

Chuo food CO., LTD.(“Chuo Food”) has worked to review freshness and quality management standards and thoroughly enforce freshness management while positioning the vegetable and fruit department as a key department for attracting customers, and setting prices that can compete with the stores of competitors. In addition, Chuo Food has enhanced product strength in the precooked food department, and worked to boost the fresh food department overall. In terms of sales promotions, Chuo Food has reviewed sales promotion services based on the day of the week and introduced the maruca card digital money card in partnership with Marukyu Co., Ltd.

Marumiya Store Co., Ltd. (“Marumiya”) has set the “thorough enforcement of the perspective of customers among all employees in order to please customers” as the slogan for the current fiscal year, and set six achievement challenges: Sales for existing stores year-on-year comparison of 100%, a fresh fruit and vegetable sales composition ratio of 50%, improvements in productivity, development of human resources aimed at medium to long-term growth, compliance with laws, regulations, and manuals, and achieving business integration synergies for customers. Based on these challenges, it has implemented various measures. In sales efforts, in order to prioritize safety and security as well as taste and quality so that products with value can be delivered to customers, the vegetable and fruit department, the meat department, and the fresh fish department have each focused on the development of production areas and product development.

Marukyu operates supermarkets throughout Yamaguchi Prefecture, the west of Hiroshima Prefecture, Kitakyushu City in Fukuoka Prefecture, and the west of Shimane Prefecture, and the total number of stores reached 81 (of which 40 are Aruk stores), after it opened the Marukyu Akazuma Store (Yamaguchi City, Yamaguchi Prefecture) in October 2015 and the Aruk Kuga Store (Iwakuni City, Yamaguchi Prefecture) in November 2015, suspended operations for reconstruction at Marukyu Nishiiwakuni Store (Iwakuni City, Yamaguchi Prefecture) in August 2015 and Aruk Yamaguchi Store (Yamaguchi City, Yamaguchi Prefecture) in February 2016, and closed Marukyu Kawashimo Kusunoki Store (Iwakuni City, Yamaguchi Prefecture) in June 2015 and Picross Iwata Store (Hikari City, Yamaguchi Prefecture) in January 2016. Chuo Food operates supermarkets mainly in the east of Yamaguchi Prefecture, and the number of stores totaled 8 after it remodeled the Chuo Food Hirata Store (Iwakuni City, Yamaguchi Prefecture) in October 2015 and closed the Chuo Food Yuu Store (Iwakuni City, Yamaguchi Prefecture) in September 2015. In addition, Marumiya Store operates supermarkets mainly in Oita Prefecture, and also Fukuoka Prefecture, Kumamoto Prefecture, and Miyazaki Prefecture, and the number of stores totaled 41 after it opened the

Marumiya Store Yufuin Store (Yufu City, Oita Prefecture) in July 2015, remodeled the Marumiya Store Omuta Store (Omuta City, Fukuoka Prefecture) in December 2015, the Marumiya Store Hetsugi Store (Oita City, Oita Prefecture) and the Mammy’s Market Idekita Store (Nobeoka City, Miyazaki Prefecture) in February 2016 for the purpose of revitalizing existing stores, and closed the Marumiya Store Tamana Store (Tamana City, Kumamoto Prefecture) in October 2015. Accordingly, there were 130 stores in the Supermarket Business.

As a result of the above, operating revenue was 109,045 million yen (up 24.4% YoY) and operating income was 4,095 million yen (up 25.2% YoY) in the Supermarket Business.

(ii) Discount Store Business

In order to make its everyday low prices even more steady, Attacks Mart Co., Ltd. (“Attacks Mart”) conducted energy-saving support work at the Kunisaki Store (Kunisaki City, Oita Prefecture) in order to reduce the environmental load and expenses, and worked to reduce expenses through improvements in the efficiency of store operations that included the introduction of an automatic ordering system at all stores and the outsourcing of collection of sales receipts and change that also served to avoid administrative risks.

As a result of the new opening of the Attacks Mart Tano Store (Miyazaki City, Miyazaki Prefecture), Attacks Mart now operates 22 stores in Oita, Kumamoto, Miyazaki, and Kagoshima prefectures.

As a result of the above, operating revenue was 6,634 million yen and operating income was 116 million yen in the Discount Store Business.

(iii) Other Businesses

SHIKISAI Co., Ltd. (“SHIKISAI”), which manufactures and sells lunch dishes, supports the Supermarket Business of the Marukyu Group, and SHIKISAI significantly increased its shipping amount during the current fiscal year as well thanks to the development of new products and refinement of core products. Specifically, SHIKISAI enhanced development of kit products to support stores, conducted product development aimed at achieving a sales area composition ratio of 100% for SHIKISAI mainstay sushi roll products, and developed and fostered chilled products in order to better compete with convenience stores as it pursued product development throughout the year focused on taste and health based on the theme of soup stock and lower salt in Japanese dishes. As sales grew in all classes of products, particularly for the mainstay lunch box and sushi products, profit amounts also significantly grew. At the same time, in terms of management, productivity was improved through improvements in the operating rate, and expenses such as those for sales consumables and electricity were reduced.

The insurance agency Marukyu Insurance Service worked to thoroughly implement employee education and compliance, and aimed to acquire new customers and improve customer satisfaction by strengthening sales capabilities.

As a result of the above, operating revenue was 5,608 million yen (up 12.1% YoY) and operating income was 328 million yen (up 48.6% YoY) in Other Businesses.

Results by department are as follows.

(Unit: thousand yen)

Department	Current fiscal year Net sales	Previous fiscal year Percentage change
Fresh foods	50,310,850	28.5%
Processed foods	51,203,423	21.4
Housing-related products	10,892,764	183.4
Clothing and other products	1,473,778	62.7
Total	113,880,816	32.3

(2) Capital expenditures

Total capital expenditures during the current fiscal year were 1,965 million yen, mainly consisting of the opening of new stores and the remodeling of existing stores in the Supermarket Business, and the opening of new stores in the Discount Store Business.

(3) Capital raising conditions

Capital was raised during the current fiscal year through funds on hand, loans, and lease contracts.

(4) Business transfers, absorption-type company splits, incorporation-type splits

On July 1, 2015, the Company conducted an absorption-type company split with the Company’s wholly owned subsidiary Marukyu Split Preparation Company Co., Ltd. (established on March 9, 2015), serving as the succeeding company for the absorption-type company split in order to conduct an absorption-type company split in which all business rights and responsibilities, excluding some functions necessary to make the Company a holding company, were succeeded to Marukyu Split Preparation Company Co., Ltd. in order to transfer the Company to a holding company structure.

In addition, the Company’s trade name was changed to RETAIL PARTNERS CO., LTD., and the trade name of Marukyu Split Preparation Company Co., Ltd. was changed to Marukyu Co., Ltd. on the same date.

(5) Receipt of transfer of business from other companies

Not applicable.

(6) Succession of rights or responsibilities of other corporations through absorption-type mergers or consolidation-type mergers

As stated in (4).

(7) Acquisition or disposal of the shares or subscription rights of other companies

The Company conducted a share exchange on July 1, 2015 with the Company, as the sole parent company, and Marumiya Store Co., Ltd., as the wholly owned subsidiary company, in order to convert Marumiya Store Co., Ltd. into a wholly owned subsidiary.

In addition, the Company’s subsidiary Marukyu Co., Ltd. acquired additional shares of the Company’s subsidiary SHIKISAI Co., Ltd. on February 24, 2016 to convert it into a wholly owned subsidiary.

(8) Status of assets and profit/loss

Category	Year	FY ended February 2013	FY ended February 2014	FY ended February 2015	FY ended February 2016 (Current fiscal year)
Operating revenue	(thousand yen)	83,184,245	84,810,139	87,942,543	115,900,866
Net sales	(thousand yen)	81,420,894	83,052,686	86,088,342	113,880,816
Ordinary income	(thousand yen)	3,722,396	3,849,236	3,911,342	4,632,771
Profit	(thousand yen)	2,256,522	1,839,705	2,332,480	4,287,857
Net income per share	(yen)	92.70	75.46	95.55	168.60
Total assets	(thousand yen)	36,634,238	37,254,469	41,316,333	52,029,423
Net assets	(thousand yen)	16,668,808	18,541,415	21,183,430	25,815,294
Equity ratio	(%)	44.7	48.9	50.4	49.6

(Note) Net income per share is calculated based on the average total number of outstanding shares during the fiscal year.

(9) Challenges to address

Regarding the future outlook, in addition to unstable economic developments overseas, the outlook also continues to remain uncertain for personal consumption due in part to the imminent issue of a hike in the consumption tax.

The Group will work to expand the share and enhance sales capabilities of each business company in its core Supermarket Business. By doing so, each business company will endeavor to maintain a high share in each region, and achieve sustainable growth and improvements in corporate value as a strong local supermarket alliance. Furthermore, the Group will fulfill its corporate social responsibility through observance of our corporate code of conduct, which includes compliance with laws and regulations.

The consolidated results forecast for the next fiscal year is operating revenue of 135,900 million yen (up 17.3% YoY), operating income of 4,500 million yen (up 2.1% YoY), ordinary income of 4,700 million yen (up 1.5% YoY), and profit attributable to owners of parent of 2,900 million yen (down 32.4% YoY).

(10) Description of main business (as of February 29, 2016)

Business segment	Description of the business
Supermarket Business	Supermarket business centered around food products
Discount Store Business	Discount store business centered around food products and household sundries
Other Businesses	Manufacturing and sales of lunch dishes, insurance agency business, etc.

(11) Major business locations (as of February 29, 2016)

RETAIL PARTNERS CO., LTD., 1936 Oaza Edomari, Hofu City, Yamaguchi Prefecture

(i) Supermarket Business

Company name	Head office address	Number of stores	Store locations
Marukyu Co., Ltd.	Hofu City, Yamaguchi Prefecture	81 stores	Yamaguchi Prefecture, Hiroshima Prefecture, Shimane Prefecture, Fukuoka Prefecture
Marumiya Store Co., Ltd.	Saiki City, Oita Prefecture	41 stores	Oita Prefecture, Miyazaki Prefecture, Kumamoto Prefecture, Fukuoka Prefecture
Chuo food CO., LTD.	Iwakuni City, Yamaguchi Prefecture	8 stores	Yamaguchi Prefecture

(ii) Discount Store Business

Company name	Head office address	Number of stores	Store locations
Attacks Mart Co., Ltd.	Saiki City, Oita Prefecture	22 stores	Oita Prefecture, Miyazaki Prefecture, Kumamoto Prefecture, Kagoshima Prefecture

(iii) Other Businesses

Company name	Head office address	Number of business locations
SHIKISAI Co., Ltd.	Hofu City, Yamaguchi Prefecture	1
Marukyu Insurance Service	Hofu City, Yamaguchi Prefecture	1

(12) Number of employees (as of February 29, 2016)

Business segment	Number of employees		Change from previous fiscal year
Supermarket Business	1,020	<3,953>	235	<1,214>
Discount Store Business	100	<201>	100	<201>
Other Businesses	18	<140>	(1)	<18>
Total	1,138	<4,294>	334	<1,433>

(Note) The number of employees is the number of regular employees, and for the number of temporary employees (based on an eight hours a day conversion), the average during the period is shown separately in angle brackets.

(13) Major lenders (as of February 29, 2016)

Lender	Loan amount
(thousand yen)
Yamaguchi Bank, Ltd.	3,392,275
Nishi-Nippon City Bank, Ltd.	696,084
Mizuho Bank, Ltd.	564,388
Hiroshima Bank, Ltd.	540,684
Shoko Chukin Bank, Ltd.	382,500
Chugoku Bank, Ltd.	360,000
Nippon Life Insurance Company	336,680
Bank of Tokyo-Mitsubishi UFJ, Ltd.	245,055
Oita Bank, Co., Ltd.	236,592
Momiji Bank, Ltd.	232,000

(14) Status of important parent companies and subsidiaries

(i) Relationship with parent company

The Company does not have a parent company.

(ii) Status of significant subsidiaries

Company name	Capital stock	Company’s share of voting rights	Operating revenue	Ordinary income	Profit	Main business
	(thousand yen)%		(thousand yen)	(thousand yen)	(thousand yen)
Marukyu Co., Ltd.	1,000,000	100.0	62,760,114	2,773,968	2,179,075	Supermarket Business
Marumiya Store Co., Ltd.	808,289	100.0	13,859,370	226,728	78,060	Supermarket Business
Attacks Mart Co., Ltd.	50,000	100.0 <100.0>	6,634,274	138,135	90,303	Discount Store Business

Chuo food CO., LTD.	45,000	100.0 <100.0>	5,573,933	(42,715)	(332,875)	Supermarket Business
SHIKISAI Co., Ltd.	97,000	100.0 <100.0>	5,542,293	289,962	181,969	Manufacturing and sales of lunch dishes
Marumiya Suisan Co., Ltd.	50,000	100.0 <100.0>	676,980	21,105	12,678	Stocking and sales of marine products

(Note) The figures within the angle brackets of the “Company’s share of voting rights” column are the ratios of indirect ownership.

(iii) Items related to specified wholly owned subsidiary (as of February 29, 2016)

Company name	Address	Total carrying amount	The Company’s total assets
		(thousand yen)	(thousand yen)
Marukyu Co., Ltd.	1936 Oaza Edomari, Hofu City, Yamaguchi Prefecture	16,289,474	21,889,893

(iv) Outcome of business combinations

The Company has eight consolidated subsidiaries, including the six companies described in “Status of significant subsidiaries” above.

Note that the following companies have been included in the scope of consolidation since the current fiscal year.

•   Marukyu Co., Ltd.

This is due to an absorption-type company split by the Company and Marukyu Split Preparation Company Co., Ltd. In addition, the Company’s trade name was changed to RETAIL PARTNERS CO., LTD., and the trade name of Marukyu Split Preparation Company Co., Ltd. was changed to Marukyu Co., Ltd.

•   Marumiya Store Co., Ltd., Marumiya Suisan Co., Ltd., Attacks Mart Co., Ltd.

This is due to a share exchange between the Company and Marumiya Store Co., Ltd.

In addition, the following companies have been excluded from the scope of consolidation since the current fiscal year.

•   Chuo-Shoji Co., Ltd., Sunrise Co., Ltd.

This is due to an absorption-type merger with Chuo food CO., LTD.

•   Iwakuni Chuo Shinko Co-operative Association

This is due to the completion of liquidation.

Operating revenue was 115,900 million yen (up 31.8% YoY) and profit was 4,287 million yen (up 83.8% YoY) for the current fiscal year.

2. Items related to shares

(1) Total number of authorized shares	80,000,000 shares
(2) Total number of outstanding shares	28,347,628 shares
(3) Number of shareholders	5,186

(4) Major shareholders (top ten)

Name of shareholder	Number of shares	Share ownership ratio
	shares	%
Marukyu Kyoeikai	2,359,740	8.89
Masayoshi Miyano	1,699,937	6.41
Yamaguchi Bank, Ltd.	1,211,165	4.57
KOKUBU GROUP CORP.	1,113,992	4.20
NIPPON ACCESS, INC.	1,021,452	3.85
Nippon Life Insurance Company	955,954	3.60
Nishi-Nippon City Bank, Ltd.	936,000	3.53
SSS West Japan Co., Ltd.	680,519	2.56
ROTARY CORPORATION	460,000	1.73
The Dai-ichi Life Insurance Company, Limited	445,310	1.67

(Notes) 1. While the Company has 1,800,671 treasury shares, the Company is not included in the major shareholders above.

2. Treasury shares are excluded from the calculation of the share ownership ratio.

3. Matters concerning subscription rights, etc.

Not applicable.

4. Matters concerning executives

(1)             (i) Names of directors and corporate auditors

Position		Name	Post and significant concurrent positions
*	President and Representative Director	Yasuo Tanaka	President and Representative Director of Marukyu Co., Ltd.
*	Vice President and Director	Yasuyuki Ikebe	President and Representative Director of Marumiya Store Co., Ltd.
	Director	Shigeto Takeno	Senior Managing Director of Marukyu Co., Ltd.
	Director	Minoru Shimizu	Managing Director of Marukyu Co., Ltd.
	Director	Tomohisa Kawano	Managing Director of Marumiya Store Co., Ltd.
	Director	Tetsuyoshi Okita	Representative of Okita Law Office
	Director	Toshio Shibao
	Full-time Corporate Auditor	Shinji Funakawa	Full-time Corporate Auditor of Marukyu Co., Ltd.
	Corporate Auditor	Kazuyoshi Ueda	Representative of Ueda and Fujii Law Office
	Corporate Auditor	Hirokazu Ishikawa	President and Representative Director of YAMAGUCHI NOUKYO CHOKUHAN

(Notes) 1. The * symbol indicates a representative director.

2. Among the directors, both Tetsuyoshi Okita and Toshio Shibao are outside directors.

3. Among the corporate auditors, both Kazuyoshi Ueda and Hirokazu Ishikawa are outside auditors.

4. Director Tetsuyoshi Okita is qualified to be a lawyer, and has specialized legal expertise.

5. Director Toshio Shibao makes remarks as required based on a broad range of knowledge and experience regarding management.

6. Director Kazuyoshi Ueda is qualified to be a lawyer, and has specialized legal expertise.

7. Director Hirokazu Ishikawa monitors management and provides advice as appropriate based on a broad range of advanced insight and many years of abundant experience as a manager.

8. The Company has conducted notice to designate the four parties of Director Tetsuyoshi Okita, Director Toshio Shibao, Corporate Auditor Kazuyoshi Ueda, and Corporate Auditor

Hirokazu Ishikawa as independent executives in accordance with the regulations of financial instruments exchanges.

(ii) Executives that resigned during the current fiscal year

Name	Resignation date	Reason for resignation	Post and significant concurrent positions at the time of resignation
Makoto Kinuhara	June 30, 2015	Resignation	Managing Director, Vice General Manager of Sales Division and President and Representative Director of SHIKISAI Co., Ltd.
Katsuyuki Takeuchi	June 30, 2015	Resignation	Managing Director and General Manager of Store Development Division
Taizo Inoue	June 30, 2015	Resignation	Director, General Manager of Internal Control Office, and Public Relations Representative
Kazuhiko Saeki	June 30, 2015	Resignation	Director, General Manager of Corporate Planning Office, and General Manager of Night Operations Department
Yoshihiko Utamura	June 30, 2015	Resignation	Director and General Manager of Store Operations Supervision Department
Hajime Nagao	June 30, 2015	Resignation	Director, General Manager of Sales Planning Department, and General Manager of Non-store Retailing Department
Hideaki Fujii	June 30, 2015	Resignation	Outside Director Full-time Corporate Auditor of Yamaguchi Asahi Broadcasting Co., Ltd.
Takashi Hano	May 28, 2015	Expiration of term of office	Full-time Corporate Auditor

(2) Amount of remuneration, etc. for directors and auditors

Directors	14	59,520 thousand yen	(of which, 4,800 thousand yen for three outside directors)
Corporate Auditors	4	10,320 thousand yen	(of which, 3,120 thousand yen for two outside auditors)

(Note) The above contains directors and auditors that resigned during the current fiscal year.

(3) Matters concerning outside executives

(i) Director Tetsuyoshi Okita

A. State of concurrent positions as executive director, etc. at other corporations, etc. and the Company’s relationship with those corporations, etc.

Serves as the Representative of Okita Law Office. Note that a legal advisory contract has been entered between the Okita Law Office and the Company.

B. Main activities during the fiscal year

Status of attendance and speaking at the Board of Directors

Had an attendance rate of 94% and provided opinions and advice concerning the law and compliance based on specialized expertise as a lawyer.

C. Overview of the contents of the liability limitation agreement

There are no liability limitation agreements that have been separately entered with outside executives.

(ii) Director Toshio Shibao

A. State of concurrent positions as executive director, etc. at other corporations, etc. and the Company’s relationship with those corporations, etc.

There are no matters subject to disclosure.

B. Main activities during the fiscal year

Status of attendance and speaking at the Board of Directors

Had an attendance rate of 100% and made remarks leveraging abundant experience and advanced insights regarding management overall.

C. Overview of the contents of the liability limitation agreement

There are no liability limitation agreements that have been separately entered with outside executives.

(iii) Director Hideaki Fujii

A. State of concurrent positions as executive director, etc. at other corporations, etc. and the

                   Company’s relationship with those corporations, etc.

There are no matters subject to disclosure.

B. Main activities during the fiscal year

Status of attendance and speaking at the Board of Directors

Had an attendance rate of 83% up to his resignation date of June 30, 2015, and made remarks as necessary based on experience and abundant knowledge as former director at a bank.

C. Overview of the contents of the liability limitation agreement

There are no liability limitation agreements that have been separately entered with outside executives.

(iv) Corporate Auditor Kazuyoshi Ueda

A. State of concurrent positions as executive director, etc. at other corporations, etc. and the Company’s relationship with those corporations, etc.

Serves as the Representative of Ueda and Fujii Law Office. Note that a legal advisory contract has been entered between the Ueda and Fujii Law Office and the Company.

B. Main activities during the fiscal year

(a) Status of attendance and speaking at the Board of Directors

Had an attendance rate of 94% and provided opinions and advice in order to ensure the suitability and appropriateness of decision making by the Board of Directors based on specialized expertise as a lawyer.

(b) Status of attendance and speaking at the Board of Auditors

Had an attendance rate of 94% and provided opinions and advice aimed at strengthening the audit function.

C. Overview of the contents of the liability limitation agreement

There are no liability limitation agreements that have been separately entered with outside executives.

(v) Auditor Hirokazu Ishikawa

A. State of concurrent positions as executive director, etc. at other corporations, etc. and the Company’s relationship with those corporations, etc.

Serves as the President and Representative Director of Yamaguchi Noukyo Chokuhan Co., Ltd. Note that Yamaguchi Noukyo Chokuhan is one of the Company’s suppliers.

B. Main activities during the fiscal year

(a) Status of attendance and speaking at the Board of Directors

Had an attendance rate of 94%, and made remarks as necessary based on a broad range of advanced insight and abundant experience as a manager.

(b) Status of attendance and speaking at the Board of Auditors

Had an attendance rate of 100%, and supervised management and made remarks as appropriate based on many years of abundant experience as a manager.

C. Overview of the contents of the liability limitation agreement

There are no liability limitation agreements that have been separately entered with outside executives.

5. Status of the accounting auditor

(1) Name of the accounting auditor

Nishi Nihon & Co.

(2) Amount of remuneration, etc. as the accounting auditor for the current fiscal year

(i) Amount of remuneration, etc. as the accounting auditor for the current fiscal year	25,000 thousand yen
(ii) Total monetary and economic benefits that should be paid by the Company and its subsidiaries	31,000 thousand yen

(Notes) 1. Because the amount of remuneration, etc. for audits based on the Companies Act and audits based on the Financial Instruments and Exchange Act is not distinguished in the audit contract between the Company and the accounting auditor, and these amount cannot be effectively distinguished, the amount above is the total of these amounts.

2. Among the Company’s significant subsidiaries, Marumiya Store Co., Ltd. receives audits by a certified public accountant other than the Company’s accounting auditor.

3. The Board of Auditors has agreed to the amount of remuneration after deeming it to be appropriate as a result of confirmation of and deliberations on the contents of the audit plan of the accounting auditor, the performance status of corporate duties, and the basis for calculation of the remuneration after acquiring or receiving reports on the required data from the Board of Directors, the related internal departments, and the accounting auditor.

(3) Policy for deciding on the dismissal or refusal of reappointment of the accounting auditor

The accounting auditor will be dismissed based on the agreement of all auditors if the Company’s Board of Auditors finds that the items stipulated in Article 304, Paragraph 1 of the Companies Act apply to the accounting auditor.

In addition, if the accounting auditor interferes with the performance of duties by the Board of Auditors, the Board of Auditors will decide on a proposal for the dismissal or refusal of reappointment of the accounting auditor for submission to the General Meeting of Shareholders if deemed necessary.

(4) Overview of the contents of the liability limitation agreement entered with the accounting auditor

There is no liability limitation agreement that has been separately entered with the accounting auditor.

(5) Status of resignation or dismissal during the current fiscal year

Not applicable.

6. Structure to ensure appropriate operations

The following has been resolved by the Board of Directors in order to maintain a structure to ensure the appropriate operations at the Company as the basic policy for the establishment of an internal control system.

(1) Structure to ensure that the execution of duties by directors is in compliance with laws and regulations and the articles of incorporation and otherwise appropriate

(i) Structure to ensure that the execution of duties by the directors and other employees of the Company and its subsidiaries is in compliance with laws and regulations and the articles of incorporation

A. In an effort to ensure awareness and enforce basic matters concerning corporate governance and compliance throughout the entire Group as a holding company, the Company will audit the appropriateness of the execution of duties by subsidiaries in cooperation with the compliance committees of the Company’s subsidiaries in order to establish, maintain, and improve compliance structures. The Internal Control Office will serve as the Secretariat.

B. The Internal Control Office will report results to Board of Directors as necessary.

C. Group Whistleblower Protection Regulations will be developed, and a whistleblowing structure will be established and implemented.

(ii) Structure for retention and management of information concerning the execution of duties by directors

A. The Company will keep written or digital records of, and properly save and manage meeting minutes for the General Meeting of Shareholders, meeting minutes for the Board of Directors, and other information related to the execution of duties by directors.

B. Directors and auditors can view these records as necessary.

(iii) Rules and other structures concerning loss risk management at the Company and its subsidiaries

A. In response to risks during normal times for the Group overall, the Group General Affairs Department leads risk management, and manuals are developed and education is conducted by each business company.

B. Meanwhile, in response to unforeseen events and risks with a high level of impact, a Response HQ for the entire Group will be established as a structure aimed at an appropriate and prompt response and preventing the spread of damage.

(iv) Structure to ensure that directors, etc. efficiently execute their duties at the Company and its subsidiaries

A.  The Company and its subsidiaries will hold a Board of Directors meeting once a month as a general rule and on a provisional basis as required in order to determine and report on important matters.

B.  In terms of matters that should be submitted to the Board of Directors and the implementation of operations based on matters decided on by the Board of Directors, the Corporate Planning Office and Group General Affairs Department will draft and introduce matters in consultation with related departments, and disseminate information on the matters decided on.

C.  Project teams will be formed as appropriate to resolve specific issues, and they will be supervised by the director in charge.

(v) Structure for reporting matters concerning the execution of duties by directors, etc. of the Company’s subsidiaries to the Company and ensuring the appropriateness of operations in the corporate group composed of the Company and its subsidiaries

A. The Company will share a basic stance towards compliance and risk management for the Group overall while respecting the autonomy of management.

B. Important decisions by subsidiaries will require the approval of the Company’s Board of Directors, and subsidiaries will report to the Company’s Board of Directors on the progress of management plans.

C. The Internal Control Office will audit the appropriateness of business execution by the Company and its subsidiaries.

D. The scope of the whistleblowing structure shall include the entire Group.

(vi) Matters concerning employees if employees are requested to assist with the performance of duties by an auditor

The Company will assign employees to assist with the performance of duties by an auditor if so required by an auditor.

(vii) Matters concerning the independence from directors of employees assisting with the performance of duties by an auditor and ensuring the effectiveness of instructions to these employees by auditors

A. The agreement of the Board of Auditors is necessary for decisions on the appointment or transfer of employees to assist with the performance of duties by auditors made by the Company.

B. Employees to assist with the performance of duties by auditors will not be subject to instructions and orders from directors. Note that the opinions of auditors will be heard concerning the performance assessment of such employees.

(viii) Structure for reporting to the Company’s auditors by the Company’s directors and employees, by the directors, auditors, and employees of the Company’s subsidiaries, by someone who has received a report from these parties, and for other reports to auditors

A. The Company’s directors and employees, the directors, auditors, and employees of the Company’s subsidiaries, or anyone who has received a report from these parties will report or provide information as necessary if requested to do so by an auditor in accordance with the provisions of the Board of Auditors.

B. Auditors will attend the Board of Directors and other important meetings.

(ix) Structure to ensure that someone who has reported to an auditor is not subject to disadvantageous treatment as a result of making a report

The Company prohibits disadvantageous treatment toward someone making a report as a result of making said report, and the Company will endeavor to ensure awareness and enforce this prohibition for the directors and employees of the Company and its subsidiaries.

(x) Matters concerning the procedures for advance payment or repayment of expenses incurred in the execution of duties by auditors and the policy towards processing other expenses or liabilities that are incurred in the execution of duties by auditors

The Company will be responsible for the advance payment or payment after the fact of expenses incurred in the execution of duties by auditors based on requests from auditors if an application is made in advance or a report is promptly made after the fact.

(xi) Other structures to ensure that audits by auditors are conducted effectively

A. Auditors will regularly exchange opinions with the Internal Control Office and accounting auditor, and endeavor to work together with these parties.

B. Auditors may utilize external advisors if it is recognized as necessary for an audit.

Overview of frameworks to ensure appropriate operations

The Company operates a Board of Directors that is focused on Group management, and it works to enhance and strengthen the backup function performed by the holding company for the management of each business segment in order to maintain a compliance structure as appropriate for Group management.

The compliance committees of subsidiaries decide on important matters regarding corporate ethics, and inform and provide education on these matters to executives and employees. In the event of concerns regarding compliance, these committees will assess the issue based on internal audit reports, etc., and hold deliberations on the response policy and various risks for response, prevention, and the prevention of recurrence.

(2) Basic policy on stock company control

The Company has not defined a basic policy on the entity with control over decision-making related to the Company’s financial and operations policies.

(3) Policy on determining dividends from surplus, etc.

Based on a basic policy of providing dividends in accordance with profit levels, the policy will be determined in consideration of factors including maintaining and improving the dividend payout ratio, fortifying our business structure in order to sustain intensified sales competition that can be expected in the future, and enhancing internal reserves in preparation for business expansion in the future. Internal reserves will be used for strengthening our financial position and making capital expenditures for purposes such as the new construction and remodeling of stores.

The acquisition of treasury shares for purposes such as the implementation of flexible capital policy will be considered as appropriate.

Consolidated balance sheets

(As of February 29, 2016)

(thousand yen)

Assets		Liabilities
Current assets	16,292,760	Current liabilities	19,992,254
Cash and deposits	10,019,556	Notes and accounts payable—trade	8,687,605
Notes and accounts receivable—trade	615,259	Short-term loans payable	2,250,000
Securities	773	Current portion of long-term loans payable	2,509,264
Merchandise	4,095,245	Lease obligations	158,677
Supplies	35,765	Accrued consumption taxes	1,023,898
Deferred tax assets	368,992	Income taxes payable	1,856,940
Prepaid expenses	170,220	Accrued expenses	688,734
Accounts receivable—other	99,478	Provision for bonuses	317,407
Accrued income	776,957	Provision for point card certificates	109,089
Other	116,812	Notes payable-facilities	495,764
Allowance for doubtful accounts	(6,300)	Other	1,894,873
Non-current assets	35,736,663	Non-current liabilities	6,221,875
Property, plant and equipment	27,403,230	Long-term loans payable	3,120,604
Buildings and structures	13,305,478	Long-term accounts payable—other	528
Machinery, equipment and vehicles	660,486	Lease obligations	407,983
Land	10,880,144	Deferred tax liabilities	28,842
Leased assets	516,626	Net defined benefit liability	155,209
Construction in progress	371,035	Provision for directors’ retirement benefits	16,050
Other	1,669,459	Asset retirement obligations	1,419,148
Intangible assets	984,978	Other	1,073,509
Goodwill	159,296	Total liabilities	26,214,129
Other	825,682	Net assets
Investments and other assets	7,348,453	Shareholders’ equity	25,710,497
Investment securities	1,336,502	Capital stock	4,000,000
Long-term loans receivable	43,232	Capital surplus	2,805,130
Long-term prepaid expenses	482,614	Retained earnings	20,634,874
Lease and guarantee deposits	3,509,481	Treasury shares	(1,729,506)
Deferred tax assets	799,996	Accumulated other comprehensive income	104,796
Mutual aid association assets	363,255	Valuation difference on available-for-sale securities	115,314
Other	813,371	Remeasurements of defined benefit plans	(10,517)
Total assets	52,029,423	Total net assets	25,815,294
		Total liabilities and net assets	52,029,423

Consolidated statements of income

(March 1, 2015 — February 29, 2016)                                                                                 (thousand yen)

Net sales		113,880,816
Cost of sales		85,715,969
Gross profit		28,164,847
Operating revenue		2,020,049
Operating gross profit		30,184,897
Selling, general and administrative expenses		25,776,283
Operating income		4,408,613
Non-operating income
Interest and dividend income	44,645
Other	370,257	414,902
Non-operating expenses
Interest expenses	74,258
Reorganization expenses	28,000
Other	88,486	190,744
Ordinary income		4,632,771
Extraordinary income
Gain on sales of non-current assets	131
Gain on sales of investment securities	1,439,384
Gain on bargain purchase	1,454,930	2,894,446
Extraordinary losses
Loss on sales of non-current assets	5,903
Loss on retirement of non-current assets	352,708
Impairment loss	725,567
Loss on sales of investment securities	41
Deposit amortization expenses	12,000
Settlement package	20,000
Loss on cancellation of rental contracts	1,400
Other	5,197	1,122,818
Profit before income taxes		6,404,399
Income taxes - current	2,204,172
Income taxes - deferred	(164,549)	2,039,623
Income before minority interests		4,364,776
Minority interests in income		76,918
Profit		4,287,857

Consolidated statement of changes in equity

(March 1, 2015 — February 29, 2016)                                                                                 (thousand yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance on March 1, 2015	4,000,000	315,121	16,679,424	(1,193,166)	19,801,378
Cumulative effects of changes in accounting policies					—
Restated balance	4,000,000	315,121	16,679,424	(1,193,166)	19,801,378
Changes of items during period
Dividends of surplus			(332,408)		(332,408)
Profit			4,287,857		4,287,857
Purchase of treasury shares				(2,120,083)	(2,120,083)
Disposal of treasury shares		36		1,583,744	1,583,780
Increase by share exchanges		2,489,972			2,489,972
Net changes of items other than shareholders’ equity
Total changes of items during period	—	2,490,008	3,955,449	(536,339)	5,909,118
Balance on February 29, 2016	4,000,000	2,805,130	20,634,874	(1,729,506)	25,710,497

(thousand yen)

	Accumulated other comprehensive income
	Valuation difference on available- for-sale securities	Remeasurements of defined benefit plans	Total valuation and translation adjustments	Minority interests	Total net assets
Balance on March 1, 2015	1,015,145	—	1,015,145	366,905	21,183,430
Cumulative effects of changes in accounting policies					—
Restated balance	1,015,145	—	1,015,145	366,905	21,183,430
Changes of items during period
Dividends of surplus					(332,408)
Profit					(4,287,857)
Purchase of treasury shares					(2,120,083)
Disposal of treasury shares					1,583,780
Increase by share exchanges					2,489,972
Net changes of items other than shareholders’ equity	(899,830)	(10,517)	(910,348)	(366,905)	(1,277,254)
Total changes of items during period	(899,830)	(10,517)	(910,348)	(366,905)	4,631,864
Balance on February 29, 2016	115,314	(10,517)	104,796	—	25,815,294

List of Explanatory Notes to Consolidated Financial Statements

Notes on the Going Concern Assumption

There are no applicable matters.

Notes on Important Matters that serve as the Basis for Preparation of Consolidated Financial Statements

1.	Matters on the scope of consolidation

	Number of consolidated subsidiaries	8 companies

	Names of consolidated subsidiaries	Marukyu Co., Ltd., Marumiya Store Co., Ltd., Chuo food CO., LTD., Marumiya Suisan Co., Ltd., Attacks Mart Co., Ltd., Shikisai Home KK, Marukyu Insurance Service KK, Marukyu Fudosan Co., Ltd.

The following companies are included in the scope of consolidation from this consolidated fiscal year.

•             Marukyu Co., Ltd.

This company is included in the scope of consolidation due to an absorption-type company split between the Company and a preparatory company for the company split of Marukyu Co., Ltd.  Further, the Company changed its trade name to RETAIL PARTNERS CO., LTD., and the preparatory company for the company split of Marukyu Co., Ltd. changed its trade name to Marukyu Co., Ltd.

•             Marumiya Store Co., Ltd., Marumiya Suisan Co., Ltd., and Attacks Mart Co., Ltd.

These companies are excluded from the scope of consolidation due to a share exchange between the Company and Marumiya Store Co., Ltd.

The following companies are excluded from the scope of consolidation from this consolidated fiscal year.

•             Chuo-shoji Co., Ltd. and Sunrise Co., Ltd.

These companies are excluded from the scope of consolidation due to an absorption-type merger with Chuo food CO., LTD.

•             Iwakuni Chuo Shinko Co-operative

This cooperative is excluded from the scope of consolidation due to the completion of liquidation.

Number of non-consolidated subsidiaries	2 companies

Names of non-consolidated subsidiaries	Saiki Daido Seika KK, Iwakuni Gekijo KK

Reasons for excluding those companies from the scope of consolidation

Saiki Daido Seika KK, which is a subsidiary of Marumiya Store Co., Ltd., and Iwakuni Gekijo KK, which is a subsidiary of Chuo food CO., LTD., are excluded from the scope of consolidation because they are small, and none of their total assets, sales, net income or net loss (proportional amount of equity), retained earnings (proportional amount of equity), etc. has a material influence on the consolidated financial statements.

2.                            Matters on application of the equity method

The equity method is not applied to investments in non-consolidated subsidiaries (Saiki Daido Seika KK and Iwakuni Gekijo KK) or affiliates (Taiyo Shokuhin Co., Ltd. and KK Nihoan).

The above non-consolidated subsidiaries and affiliates that are not subject to the equity method are excluded from the scope of the application of the equity method because they have a minor influence on net income or net loss (proportional amount of equity), retained earnings (proportional amount of equity), etc. and even as a whole they have no significance.

3.                            Matters on the business year, etc. of consolidated subsidiaries

The closing date of each consolidated subsidiary is the same as the consolidated closing date.

4.                            Matters on accounting standards

(1)                      Valuation standards and valuation method for significant assets

(i)	Securities
Other securities
Securities that have a market price

Fair value method based on the market value, etc. on the last day of the accounting period (the entire valuation difference is recognized directly in net assets, and the cost of securities sold is calculated using the moving average method)

	Securities that do not have a market price	Cost method using the moving average method

(ii)	Inventory assets
	Goods (excluding perishables)	Cost method using the retail inventory method(book value reduction method based on decline in profitability with respect to values on the balance sheet)
Goods (perishables)

Cost method using the last purchase price method(book value reduction method based on decline in profitability with respect to values on the balance sheet) At some consolidated subsidiaries, goods (perishables) are valuated using the cost method using the retail inventory method (book value reduction method based on decline in profitability with respect to values on the balance sheet).

	Supplies	Cost method using the last purchase price method(book value reduction method based on decline in profitability with respect to values on the balance sheet)

(2)                      Depreciation/amortization method for material depreciable/amortizable assets

(i)	Tangible fixed assets
(excluding leased assets)
	Vehicles and transport equipment	Declining balance method
	Other tangible fixed assets	Mainly the straight-line method The principal useful lives are as follows.
		Buildings and structures	6—34 years
		Other tangible fixed assets	4—12 years
Further, assets with an acquisition value of JPY 100,000 or more and less than JPY 200,000 are evenly amortized over three years.
(ii)	Intangible fixed assets	Straight-line method
	(excluding leased assets)	The straight-line method based on the usable period in the Company (five years) is adopted with respect to software used by the Company.
(iii)	Leased assets	The straight-line method is adopted with the lease period as the useful life and the residual value as zero.

(3)                      Standards for recognition of significant allowances

(i)	Allowance for doubtful accounts

An estimated uncollectible amount is recognized in consideration of individual collectability with respect to claims such as claims with a possibility of default based on the bad debt ratio with respect to general claims mainly to provide for bad debt losses of monetary claims.

(ii)	Allowance for bonus payments	Of the estimate payment amount, an amount corresponding to the current period is recognized in order to be allocated to bonuses to be paid to employees.
(iii)	Allowance for point cards	An amount expected to be used in the future at the end of the current consolidated fiscal year is recognized to provide for costs that arise due to the use of point cards given to customers.
(iv)	Allowance for officers’ retirement allowances	The Company and its consolidated subsidiaries recognize the amount to be paid at the end of the period under the internal rules to provide for payments of officers’ retirement allowances.

(4)                      Method of accounting for retirement benefits

(i)	Method of attributing to a period the estimated amount of requirement benefits

In calculating retirement benefit obligations, the benefit formula standards is used in order to attribute the estimated retirement benefit amount to the period up to the end of the current consolidated fiscal year.

(ii)	Method of amortizing actuarial differences and prior service costs

Prior service costs are amortized using the straight-line method over a certain number of years (five years) within the average remaining years of service of employees at the time those costs arise.

Actuarial differences are amortized using the straight-line method over a certain number of years (five years) within the average of the estimated remaining years of service of employees at the time of each consolidated fiscal year, with each divided expense being recognized in the following consolidated fiscal year.

(iii)	Use of a simplified method in small enterprises, etc.

Some consolidated subsidiaries use a simplified method using a method where the amount to be paid for voluntary resignations at the end of the period pertaining to retirement benefits is the retirement benefit obligation in the calculation of obligations pertaining to retirement benefits and retirement benefit expenses.

(5)	Amortization method and amortization period of goodwill	Goodwill is evenly amortized over 5 years and 20 years

(6)	Accounting method of consumption tax and other taxes	The tax-exclusion method is used for accounting of consumption tax and local consumption tax.

Notes on Changes in Accounting Policies

Changes in Accounting Policies that are Difficult to Distinguish from Changes In Accounting-Based Estimates

Changes in the Depreciation Method of Tangible Fixed Assets

With respect to the depreciation method of tangible fixed assets, some consolidated subsidiaries previously used the declining balance method with respect to buildings acquired on or before March 31, 1998, but they were changed to the straight-line method from the current fiscal year.

This change was made because, considering the method and status of usage of tangible fixed assets, it was judged that the straight-line method, where depreciation expenses are equalized and recorded each year, more appropriately reflects the actual status of usage as a result of a review of the depreciation method of tangible fixed assets conducted in the course of the system integration with the parent company.

Further, the influence that change will have on profits and losses is minor.

Additional Information

Influence of Change to the Corporation Tax Rate

The Act for Partial Revision of the Income Tax Act, etc. (Act No. 9 of 2015) and the Act for Partial Revision of the Local Tax Act, etc. (Act No. 2 of 2015) were promulgated on March 31, 2015, and it was decided that the corporation tax rate would be changed from the consolidated fiscal year starting April 1, 2015.  In connection with that, the normal effective statutory tax rate used when calculating deferred tax assets and deferred tax liabilities will change from 35.4% to 32.8% with respect to temporary differences expected to be eliminated in the consolidated fiscal year starting March 1, 2016 and to 32.1% with respect to temporary differences expected to be eliminated in the consolidated fiscal year starting March 1, 2017.

If, as a result of those changes in the tax rate, the normal effective statutory tax rate after those changes is used at the end of the current consolidated fiscal year, the amount of the deferred tax assets (amount obtained by deducting the amount of the deferred tax liabilities) decreased by JPY 106,044,000, and the deferred corporation tax, etc. (debit) increased by JPY 106,044,000.

Change in the Tax Rate of Corporation Tax, Etc. after the Consolidated Closing Date

The Act for Partial Revision of the Income Tax Act, etc. (Act No. 15 of 2016) and the Act for Partial Revision of the Local Tax Act, etc. (Act No. 13 of 2016) were promulgated on March 31, 2016, and it was decided that the corporation tax rate, etc. would be lowered, etc. from the consolidated fiscal year starting April 1, 2016.  In connection with that, the normal effective statutory tax rate used when calculating deferred tax assets and deferred tax liabilities will change from the current rate of 35.4% to 32.8% with respect to temporary differences, etc. expected to be eliminated in the consolidated fiscal year starting March 1, 2016, 30.7% with respect to temporary differences, etc. expected to be eliminated in the consolidated fiscal year starting March 1, 2017 and the consolidated fiscal year starting March 1, 2018, and 30.5% with respect to temporary differences, etc. expected to be eliminated in the consolidated fiscal year starting March 1, 2019 and thereafter.

Further, the influence those changes will have on consolidated financial statements is minor.

Notes on Consolidated Balance Sheet

1.	Stated amounts are rounded down to the nearest unit of JPY 1,000.

2.	Allowances for doubtful accounts deducted directly from assets

Long-term loans	JPY	9,450,000
Total	JPY	9,450,000

3.	Assets provided as collateral and liabilities pertaining to collateral

(1)                       Assets provided as collateral

Buildings	JPY	4,980,432,000
Land	JPY	9,023,184,000
Investment securities	JPY	604,879,000
Total	JPY	14,608,495,000

(2)                       Liabilities pertaining to collateral

Accounts payable	JPY	1,672,000
Short-term borrowings	JPY	1,250,000,000
Long-term borrowings scheduled to be repaid within one year	JPY	2,335,754,000
Long-term borrowings	JPY	2,865,564,000
Fixed liabilities (others)	JPY	25,000,000
Total	JPY	6,477,990,000

4.	Amount of accumulated depreciation of tangible fixed assets	JPY	25,176,645,000

5.	Amount of accumulated advanced depreciation by reduction of book value of assets through acceptance of national subsidies, etc. deducted from the acquisition value of tangible fixed assets

Buildings and structures	JPY	49,709,000
Machinery and transport equipment	JPY	48,778,000
Others	JPY	27,922,000
Total	JPY	126,410,000

Notes on Consolidated Profit and Loss Statement

1.                            Stated amounts are rounded down to the nearest unit of JPY 1,000.

2.                            Notes on impairment losses

In the current consolidated fiscal year, the Company Group recorded impairment losses with respect to the following asset groups.

Use	Location	Type
Stores	Yamaguchi Prefecture, Hiroshima Prefecture, Oita Prefecture, Miyazaki Prefecture, Kumamoto Prefecture	Land, buildings, leased assets, etc.
Leased assets	Yamaguchi Prefecture	Land and buildings
Idle assets	Yamaguchi Prefecture	Land

The Company Group groups stores and factories as basic units that are the minimum units that produce cash flows, and it groups leased assets and idle assets individually by property unit.

As a result, stores that incur consecutive operating losses and stores whose market value has declined substantially below the book value are assessed for impairment, and assets that are impaired have their book value reduced to the recoverable value, and the reduction amount of JPY 725,567,000 is recorded as an extraordinary loss.

Category	Land (JPY 1,000)	Buildings (JPY 1,000)	Leased assets (JPY 1,000)	Other assets (JPY 1,000)
Stores	106,063	327,449	12,175	143,913
Leased assets	59,939	57,416	—	819
Idle assets	17,789	—	—	—

If the recoverable value is the use value, the future cash flow is calculated after being discounted by a discount rate of 0.236%—0.425%.  If the recoverable value is the net sales value, the future cash flow is calculated based on the real property appraised and estimated value, assessed value of fixed assets tax, etc.

Notes on Consolidated Statement of Changes in Net Assets

1.                            Matters concerning issued shares

Class of shares	Beginning of the current consolidated fiscal year	Increase	Decrease	End of the current consolidated fiscal year
Common shares (shares)	26,079,528	2,268,100	—	28,347,628

(Note) Outline of the causes of the changes in the number of shares.

The following is a major breakdown of the increase in the number of shares.

Increase due to issuance of new shares in connection with the share exchange conducted with Marumiya Store Co., Ltd. on July 1, 2015	2,268,100 shares

2.                            Matters regarding treasury shares

Class of shares	Beginning of the current consolidated fiscal year	Increase	Decrease	End of the current consolidated fiscal year
Common shares (shares)	1,649,868	1,799,765	1,648,962	1,800,671

(Note) Outline of the causes of the changes in the number of shares

The following is a major breakdown of the increase in the number of shares.

Acquisition of treasury shares in off-hours trading	1,799,200 shares
Increase due to purchase of shares less than one unit	532 shares
Acquisition through purchase of fractional shares less than one share	33 shares

The following is a major breakdown of the decrease in the number of shares.

Decrease due to share exchange with Marumiya Store Co., Ltd. on July 1, 2015	1,648,868 shares
Decrease due to request for purchasing of shares less than one unit	94 shares

3.                            Matters regarding dividends

(1)                       Dividends payments

Resolution	Class of shares	Total amount of dividends (JPY 1,000)	Amount of dividend per share (JPY)	Reference date	Effective date
Annual shareholders meeting held on May 28, 2015	Common shares	146,577	6.0	February 28, 2015	May 29, 2015
Board of directors meeting held on October 13, 2015	Common shares	185,830	7.0	August 31, 2015	November 9, 2015

(2)                       Of the dividends with a reference date that is during the current consolidated fiscal year, dividends with an effective date that will be during the following consolidated fiscal year

Expected resolution	Class of shares	Source of dividends	Total amount of dividends (JPY 1,000)	Amount of dividend per share (JPY)	Reference date	Effective date
Annual shareholders meeting held on May 26, 2016	Common shares	Retained earnings	238,922	9.0	February 29, 2016	May 27, 2016

Notes on Financial Instruments

1.                            Matters on the conditions of financial instruments

(1)                       Policy for dealing with financial instruments

The Company Group procures necessary funds through bank loans based on a capital investment plan for the opening of stores. Temporary surplus funds are invested in safe financial assets.

(2)                       Contents of financial instruments and risks involved in those financial instruments

(i)                           Assets

Of the cash and deposits, all deposits are denominated in Japanese yen, and most are demand deposits.

All negotiable instruments receivable and accounts receivable are to be collected within three months, and are exposed to customer credit risk.

Securities and investment securities are mainly shares related to the businesses, etc. with business partners, and are exposed to market price fluctuation risk.

Security deposits and guarantee deposits are mainly for the purpose of leasing land and buildings for stores, and are exposed to deposit holder credit risk.

(ii)                      Liabilities

Negotiable instruments payable and accounts payable are all to be paid within three months.

Short-term borrowings are mainly for the purpose of procuring funds necessary for short-term operation funds, and they are exposed to interest fluctuation risk because they are subject to floating rates.

Accrued corporation tax, etc. relates to the taxable income of the Company Group in the current consolidated fiscal year, and all of those taxes are to be paid within three months.

Long-term borrowings are mainly for the purpose of procuring funds necessary for capital investments in stores, and they are to be repaid within approximately five years.  Some borrowings are exposed to interest fluctuation risk because they are subject to floating rates.

(3)                       Risk management system for financial instruments

(i)                         Management of credit risk (risks involved in defaults in the performance of contracts by business partners, etc.)

Due dates and balances regarding trade receivables, security deposits, and guarantee deposits for each business partner are managed at the Company Group by the Finance & Accounting Division, and the Company Group is endeavoring to ascertain at an early stage concerns on collection due to factors such as deterioration in a business partner’s financial situation and to alleviate those concerns.

(ii)                      Management of market risks (risk of fluctuations in exchange, interest, etc.)

Investment securities are exposed to market price fluctuation risk, and that risk is alleviated by the Finance & Accounting Division ascertaining market values and the financial situation of issuers each quarter.

(iii)                   Management of liquidity risk pertaining to fund procurement (payment default risk)

Trade payables, borrowings, and guarantee deposits received are exposed to liquidity risk, and that risk is managed at the Company Group by the Finance & Accounting Division preparing monthly cash flow plans and taking other measures.

2.                            Matters concerning the market values, etc. of financial instruments

The amounts reported on the consolidated balance sheet as of February 29, 2016, the market values, and the difference between those amounts are set out below.  If it is considered extremely difficult to ascertain the market value of an item, that item is not included in the following table.

		Amount reported on the consolidated balance sheet (JPY 1,000)	Market value (JPY 1,000)	Difference (JPY 1,000)
(1)	Cash and deposits	10,019,556	10,019,556	—
(2)	Negotiable instruments receivable and accounts receivable	615,259	615,259	—
(3)	Securities	773	773	—
(4)	Investment securities
	Other securities	1,120,678	1,120,678	—
(5)	Security deposits and guarantee deposits (*)	1,754,548	1,718,522	(36,025)
Total assets		13,510,816	13,474,790	(36,025)
(1)	Negotiable instruments payable and accounts payable	8,687,605	8,687,605	—
(2)	Short-term borrowings	2,250,000	2,250,000	—
(3)	Accrued corporation tax, etc.	1,856,940	1,856,940	—
(4)	Long-term borrowings (including those scheduled to be repaid within one year)	5,629,868	5,634,177	4,309
Total liabilities		18,424,413	18,428,723	4,309
Derivative transactions		—	—	—

(*)                       Allowances for doubtful accounts that are individually recorded in security deposits and guarantee deposits are deducted.

(Notes)

1.                            Method of calculating the market value of financial instruments and matters concerning securities and derivatives

Assets

(1) Cash and deposits

Given that all deposits are short-term deposits, their market value approximate the book values, so their market value is based on the corresponding book values.

(2) Negotiable instruments receivable and accounts receivable

Given that those assets will be settled within a short period, their market value is essentially equivalent to their book value, so their market value is based on the corresponding book value.

(3) Securities and (4) investment securities

The market prices of marketable shares are based on the exchange price, and the market prices of bonds are based on the exchange price or the price quoted by correspondent financial institutions.

(5) Security deposits and guarantee deposits

The market value of guarantee deposits deposited is based on the current value calculated by discounting their future cash flow by an appropriate index such as the yield of Japanese government bonds.

Liabilities

(1) Negotiable instruments payable and accounts payable, (2) short-term borrowings, and (3) accrued corporation tax, etc.

Given that those assets will be settled within a short period, their market value is essentially equivalent to the book value, so their market value is based on the corresponding book value.

(4) Long-term borrowings (including those scheduled to be repaid within one year)

The market value of long-term borrowings is calculated by discounting the total amount of the principal and interest by an interest rate presumed to apply if a similar new loan were taken out.

Derivative Transactions

There are no applicable matters.

2.                            Financial instruments where it is considered extremely difficult to ascertain the market value

Category	Amount reported on the consolidated balance sheet (JPY 1,000)
Unlisted shares	183,123
Affiliate shares	32,700
Security deposits	1,595,028
Transaction, etc. contract guarantees	159,904

There are no market prices with respect to unlisted shares and affiliate shares and it is considered extremely difficult to ascertain the market value of those shares, so they are not included in “Assets, (4) Investment securities, Other securities.”

It is also considered extremely difficult to ascertain the market value of some security deposits and transaction, etc. contract guarantees, so they are not included in “Assets, (5) Security deposits and guarantee deposits.”

3.                            Expected redemption amount after the consolidated closing date of monetary claims

Category	Within one year (JPY 1,000)	More than one year and less than five years (JPY 1,000)	More than five years and less than ten years (JPY 1,000)	More than ten years (JPY 1,000)
Cash and deposits	10,019,556	—	—	—
Security deposits and guarantee deposits	202,623	628,939	487,519	435,466

4.                            Expected redemption amount after the consolidated closing date of monetary debt

Category	Less than one year (JPY 1,000)	More than one year and less than two years (JPY 1,000)	More than two years and less than three years (JPY 1,000)	More than three years and less than four years (JPY 1,000)	More than four years and less than five years (JPY 1,000)	More than five years (JPY 1,000)
Lease obligations	158,677	126,400	111,994	83,561	52,460	33,566
Long-term borrowings	2,509,264	1,498,929	951,363	526,198	144,114	—

Notes on Rental, etc. Real Properties

Matters concerning the status and market value of rental, etc. real properties

1.                            Outline of rental, etc. real properties

The Company and some of the subsidiaries have stores and land for rental in Yamaguchi Prefecture, Hiroshima Prefecture, Fukuoka Prefecture, Oita Prefecture, Miyazaki Prefecture, and Kumamoto Prefecture.

2.                            Amount of rental, etc. real property reported in the consolidated balance sheet and major changes during the current consolidated fiscal year, market value as of the consolidated closing date, and method of calculation of that market value

Amount reported on the consolidated balance sheet (JPY 1,000)
Balance at the beginning of the current consolidated fiscal year	Change during the current consolidated fiscal year	Balance at the end of the current consolidated fiscal year	Market value as of the consolidated closing date (JPY 1,000)
5,791,314	(104,753)	5,686,560	3,328,939

(Notes)                  1.                           The amounts reported on the consolidated balance sheet are amounts calculated by deducting the amounts of accumulated depreciation and the amounts of accumulated impairment loss from the acquisition cost.

2.                            Major changes

There was an increase of JPY 247,279,000 in an increase in buildings and acquisition of real property, and there was a decrease of JPY 298,518,000 in depreciation expenses and an impairment losses amount.

3.                            Method of calculating market values

Market values are amounts (including amounts that have been adjusted using indices, etc.) calculated by the company itself based mainly on real property appraisal standards.

3.                            Profit or loss concerning rental, etc. real property

Rental profits and losses pertaining to those rental, etc. real properties are JPY 314,341,000 (rental revenue is recorded in real property rental revenue and the principal rental costs are recorded in selling expenses and general and administrative expenses).

Notes on Information per Share

1.	Amount of net assets per share	JPY	972.44

2.	Current net income per share	JPY	168.60

Notes on Business Combinations

Business combination through acquisition

Making Marumiya Store Co., Ltd. a Wholly-Owned Subsidiary through the Share Exchange

On July 1, 2015, the Company conducted a business integration of Marumiya Store Co., Ltd. (“Marumiya Store”) and Marukyu Co., Ltd. (the “Company Split Preparatory Company”), which is a wholly-owned subsidiary of the Company, through a share exchange with Marumiya Store (the “Share Exchange”) and an absorption-type company split with Company Split Preparatory Company (the “Absorption-Type Company Split,” and that business integration, the “Business Integration”), and the Company underwent restructuring in which it became is a holding company.

Also on the same day, the Company changed its trade name to RETAIL PARTNERS CO., LTD., and the Company Split Preparatory Company changed its trade name to Marukyu Co., Ltd.

1.                            Background and purpose of the Business Integration

The Company and Marumiya Store have a common understanding that in the current environment surrounding supermarkets, a solid management base is essential to contribute to local communities and continue to be a supermarket chosen by customers, and determined that integrating the companies’ management resources and knowhow and working to enhance the competitiveness of “products,” “human resources” and “stores” while increasing the scale of sales is the best way to achieve that, and the Company and Marumiya Store decided to conduct a business integration under a holding company based on a spirit of equality.

2.                            Outline of the Share Exchange

(1)                       Name, details of the business, and size of the acquired enterprise

Name	Marumiya Store Co., Ltd.
Details of the business	Supermarket business and discount store business
Stated capital	JPY 808,289,000 (as of May 20, 2015)
Net assets	JPY 5,359,983,000 (as of May 20, 2015)
Amount of total assets	JPY 8,611,552,000 (as of May 20, 2015)

(2)                       Business combination date

July 1, 2015

(3)                       Legal form of the business combination

Share exchange where the Company is the wholly-owning parent company resulting from the share exchange and Marumiya Store is the wholly-owned subsidiary resulting from the share exchange

(4)                       Name of the combined enterprise

RETAIL PARTNERS CO., LTD.

The Company changed its trade name on July 1, 2015.

(5)                       Share of voting rights acquired

100.0%

(6)                       Main grounds leading to decision of the acquiring enterprise

The Company decided to acquire the enterprise because it acquired 100% of the voting rights of Marumiya Store through the share exchange.

3.                            Period of performance of the acquired enterprise included in the consolidated profit and loss statement

Given that the deemed acquisition date is the last day of the consolidated accounting period for the second quarter, the performance of Marumiya Store and its subsidiaries from September 1, 2015 until February 29, 2016 is included in the consolidated profit and loss statement for the current consolidated fiscal year.

4.                            Acquisition cost of the acquired enterprise and breakdown thereof

Acquisition cost	Market value of the common shares of the Company delivered on the business combination date	JPY	4,073,646,000

Cost directly required for acquisition	Advisory costs, etc.	JPY	110,981,000
Acquisition cost		JPY	4,184,627,000

5.                            Share exchange ratio, method of calculating that ratio, and number of shares delivered

(1)                       Exchange ratio by class of shares

	Company (wholly-owning parent company resulting from the share exchange)	Marumiya Store (wholly-owned subsidiary resulting from the share exchange)
Contents of allocation pertaining to the share exchange	1	0.915

(Note) For 1 share of common stock of Marumiya Store, 0.915 shares of common stock of the Company were allocated and delivered.

(2)                       Method of calculating the share exchange ratio

In order to secure fairness with respect to the share exchange ratio of the Share Exchange, each company separately retained an independent third-party evaluation institution to calculate a share exchange ratio, and the Company selected Masahide Nakamura Certified Public Accountant Office (“Masahide Nakamura Office”) and Marumiya Store selected Trustees Advisory KK (“Trustees Advisory”) as their respective third-party evaluation institutions with respect to the calculation of the share exchange ratio.

Masahide Nakamura Office made calculations with respect to each company using the market share price method and the discounted cash flow method (the “DCF Method”).

Trustees Advisory made calculations with respect to each company using the market share price method and the DCF Method.

The Company and Marumiya Store referred to the results of the calculations of the share exchange ratio submitted by each third-party evaluation institution and conducted repeated negotiations and discussions in consideration of factors such as their financial conditions, positions of their assets, future prospects, levels of their market share prices, indices per share, and other factors.  As a result, both companies reached a decision that the Share Exchange ratio is reasonable.

(3)                       Number of shares delivered

The common shares of the Company delivered by the Company in the Share Exchange are as follows.

Total shares delivered	3,916,968 shares

Of those, newly issued shares	2,268,100 shares

Treasury shares allocated	1,648,868 shares

6.                            Amount of negative goodwill that has occurred and cause of that occurrence

(1)                       Amount of negative goodwill that has occurred

JPY 1,386,506,000

(2)                       Cause of negative goodwill

Negative goodwill occurred because the market net value exceeded the acquisition value at the time of the business combination.

7.                           Amount of assets accepted and liabilities assumed on the business combination date and major breakdown of those assets and liabilities

Current assets	JPY	5,826,699,000
Fixed assets	JPY	5,489,591,000
Total assets	JPY	11,316,290,000
Current liabilities	JPY	5,147,814,000
Fixed liabilities	JPY	597,342,000
Total liabilities	JPY	5,745,156,000

(Note) The amounts of assets and liabilities do not include “6(1) Amount of negative goodwill that has occurred” above.

8.                            Estimated amount of influence that would have been exerted on the consolidated profit and loss statement for the current consolidated fiscal year if the business combination had been completed on the day of the commencement of the current consolidated fiscal year and the calculation method thereof

The estimated amount of influence is the difference between the consolidated results that would have been calculated if the business combination had been completed on the day of the commencement of the current consolidated fiscal year and the consolidated results of the Company.  Further, the gain from negative goodwill was not recalculated and is not included in the estimated amount of influence.

Sales	JPY	20,017,732,000
Ordinary profit	JPY	414,185,000
Current net income	JPY	284,347,000

This note has not received an audit certification.

9.                            Outline of the accounting associated with the Share Exchange

The Share Exchange constitutes an “acquisition” in the Accounting Standards for Business Combinations (ASBJ Statement No. 21 issued on December 26, 2008) and the Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (ASBJ Guidance No. 10 issued on December 26, 2008), and the purchase method has been applied with the Company as the acquiring enterprise.

Common control transaction, etc.

Absorption-Type Company Split of the Company

1.                            Outline of the Absorption-Type Company Split

(1)                       Name of the constituent enterprises

	Split company	Successor company
Name	RETAIL PARTNERS CO., LTD. (formerly Marukyu Co., Ltd.)	Marukyu Co., Ltd. (formerly Preparatory Company for the Company Split of Marukyu Co., Ltd.)

(2)                       Details of the split businesses

All businesses except for some functions required to make the Company a holding company

(3)                       Business combination date

July 1, 2015

(4)                       Legal form of the business combination

Spin-off type absorption-type company split in which the Company is the split company and the business is assumed by the successor company in exchange for the shares delivered by the successor company

(5)                       Name of the combined enterprise

Marukyu Co., Ltd.

2.                            Outline of the accounting associated with the Absorption-Type Company Split

Given that the Absorption-Type Company Split is a transaction between a wholly-owning parent company and a wholly-owned subsidiary, it is subject to accounting as a “common control transaction” in the Accounting Standards for Business Combinations (ASBJ Statement No. 21 issued on December 26, 2008) and the Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (ASBJ Guidance No. 10 issued on December 26, 2008).

Common control transaction, etc.

Additional acquisition of subsidiary shares

1.                            Outline of the transaction

(1)                       Name of the constituent enterprise and details of the business thereof

Name of the enterprise                                               Shikisai Home KK (consolidated subsidiary of the Company)

Details of the business                                                  Producing and selling packed lunches and delicatessen foods

(2)                       Business combination dates

February 24, 2016 (share acquisition date)

February 29, 2016 (deemed acquisition date)

(3)                       Legal form of the business combination

Acquisition of shares from minority shareholders (additional acquisition)

(4)                       Name of the combined enterprise

No change.

(5)                       Other matters concerning the outline of the transaction

Based on further integration within the Company Group, Marukyu Co., Ltd., which is a consolidated subsidiary of the Company, acquired shares held by minority shareholders and became a wholly-owned subsidiary in order to increase the efficiency of management and expedite decision-making.

2.                            Outline of the accounting implemented

Of the common control transactions, etc., the transaction was treated as a transaction with minority shareholders under the Accounting Standards for Business Combinations (ASBJ Statement No. 21 issued on December 26, 2008) and the Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (ASBJ

Guidance No. 10 issued on December 26, 2008).

3.                            Matters concerning the additional acquisition of subsidiary shares

(1)                       Acquisition cost and breakdown thereof

Acquisition cost	Cash and deposits	JPY	373,350,000
Acquisition cost		JPY	373,350,000

(2)                       Amount of gain from negative goodwill and cause thereof

(i)                           Amount of gain from negative goodwill

JPY 68,424,000

(ii)                        Cause of gain from negative goodwill

The gain from negative goodwill is due to a difference between the acquisition cost for the additional acquisition of subsidiary shares and the amount of reduction of the shares held by minority shareholders in connection with that additional acquisition.

Notes on Significant Post-Balance Sheet Events

Absorption-Type Company Split by Consolidated Subsidiaries

The Company and Marumiya Store Co., Ltd. (“Marumiya Store”), which is a consolidated subsidiary of the Company, passed resolutions at board of directors meetings of both companies held on March 22, 2016 for Marumiya Store to establish a wholly-owned subsidiary (KK Shinsen Market, “Shinsen Market”), and then to have Shinsen Market assume through an absorption-type company split part of the business centered on the supermarket business operated with the Shinsen Ichiba brand by KK OK (“OK”) with June 24, 2016 as the effective date (the “Company Split”) and execute a basic agreement regarding the Company Split (the “Basic Agreement”).  Further, Marumiya Store executed the Basic Agreement with OK on that date.

1.                            Outline of the business combination

(1)                       Name of the counterparty and details of the business

Name of the counterparty company                                                  KK OK

Details of the business                                                                                                                              Operation of Shinsen Ichiba supermarket

(2)                       Main reason for conducting the business combination

Marumiya Store operates a supermarket business mainly in Oita Prefecture and also in Miyazaki Prefecture, Kumamoto Prefecture, and Fukuoka Prefecture, and having strategic dominance in Oita Prefecture is one of its management priorities.  Marumiya Store judged that the assumption by OK of the supermarket business deployed in Oita Prefecture, and mainly Oita City, would make it possible to improve the efficiency and stability of management by forming dominance in Oita Prefecture.

(3)                       Business combination date

June 24, 2016 (tentative)

(4)                       Legal form of the business combination

Absorption-type company split where OK is the split company and Shinsen Market is the successor company

(5)                       Name of the combined enterprise

KK Shinsen Market

2.                            Acquisition cost of the acquired enterprise and breakdown thereof

That cannot be confirmed at present.

3.                            Number of shares delivered and calculation method thereof

Shinsen Market will issue 4,000 common shares and allocate and deliver all of those shares to OK as consideration for the assets and liabilities to be assumed.  OK will transfer to Marumiya Store, which is a consolidated subsidiary of the Company, at JPY 2,000,000,000 all of the shares of Shinsen Market allocated to it.  Further, the calculation of the consideration to be delivered by Shinsen Market has been determined by comprehensively taking into consideration of factors such as the amounts equivalent to the market value and the future prospects of the assets and liabilities to be assumed in the absorption-type company split.

4.                            Amount of goodwill that occurred, cause for the occurrence, amortization method, and amortization period

That cannot be confirmed at present.

Accounting Auditor’s Report on Consolidated Financial Statements     Certified Copy

Independent Auditor’s Report

April 21, 2016

RETAIL PARTNERS CO., LTD

The Board of Directors

Nishi Nihon Audit Corporation

Shunji Oyabi (Seal)
Representative Member
Engagement Partner
Certified Public Accountant

Shigeki Yamauchi (Seal)
Engagement Partner
Certified Public Accountant

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statements of operations, the consolidated statement of changes in net assets and the related notes of RETAIL PARTNERS CO., LTD. (formerly Marukyu Co., Ltd.) for the year from March 1, 2015 to February 29, 2016 in accordance with Article 444(4) of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditor. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of RETAIL PARTNERS CO., LTD. (formerly Marukyu Co., Ltd.) and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in accordance with accounting principles generally accepted in Japan.

Vested Interests

Our firm and engagement partners have no interest in the Company that should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

-End-

Balance Sheet

(as of February 29, 2016)

(1000 yen)

Item	Amount	Item	Amount
Assets		Liabilities
Current assets	538,557	Current liabilities	101,826
		Accounts payable	25,588
Cash and deposits	523,806	Accrued consumption tax, etc.	51,994
		Accrued corporation tax, etc.	19,945
		Accrued expenses	1,966
Prepaid expenses	928	Deposits received	817
		Allowance for bonus payments	1,514
		Fixed liabilities	13,125
Deferred tax assets	1,573	Allowance for officers’ retirement allowances	13,125
		Total liabilities	114,951
		Net Assets
Accounts receivable	12,249	Shareholders’ equity	21,774,941
		Stated capital	4,000,000
Fixed assets	21,351,335	Capital surplus	2,804,050
		Capital reserve	2,570,877
		Other capital surplus	233,172
Investments and other assets	21,351,335	Retained earnings	16,700,397
		Retained earnings reserve	263,105
		Other retained earnings	16,437,291
Affiliate shares	20,474,102	Accumulated profit carried forward	16,437,291
		Treasury shares	(1,729,506)
Deferred tax assets	877,233	Total Net Assets	21,774,941
Total Assets	21,889,893	Total Liabilities and Net Assets	21,889,893

Profit and Loss Statement

(From March 1, 2015 to February 29, 2016)

(1000 yen)

Items	Amounts
Sales		30,118,299
Cost of sales		23,233,404
Gross profit on sales		6,884,895
Operating income		766,200
Gross operating profits		7,651,095
Selling expenses and general and administrative expenses		6,466,575
Operating profits		1,184,519
Non-operating revenues
Interest income and dividends	29,189
Other non-operating revenues	93,383	122,572
Non-operating expenses
Interest expenses	23,797
Reorganization expenses	22,000
Other non-operating expenses	8,466	54,264
Ordinary profit		1,252,828
Extraordinary profit
Gains on the sale of investment securities	754	754
Extraordinary losses
Loss on disposition of fixed assets	8,956
Impairment losses	11,260
Losses on the sale of investment securities	26
Settlement amount	20,000	40,243
Current net income before taxes		1,213,338
Corporation tax, inhabitants tax, and enterprise tax	516,821
Deferred corporation tax, etc.	10,697	527,518
Current net income		685,820

Consolidated Statement of Changes in Net Assets

(From March 1, 2015 to February 29, 2016)

(1000 yen)

	Shareholders’ equity
		Capital surplus			Retained earnings
						Other retained earnings
	Stated capital	Capital reserves	Other capital surplus	Total capital surplus	Retained earnings reserves	Accumulated profit carried forward	Total retained earnings
Balance on March 1, 2015	4,000,000	212,053	101,988	314,041	248,448	16,098,537	16,346,986
Total amount of changes during the business year
Dividend of surplus					14,657	(347,066)	(332,408)
Current net income						685,820	685,820
Acquisition of treasury shares
Disposition of treasury shares			36	36
Decrease due to company split
Increase due to share exchange		2,358,824	131,148	2,489,972
Business of items other than shareholders’ equity Amount of changes during the fiscal year (net amount)
Total amount of changes during the business year	—	2,358,824	131,184	2,490,008	14,657	338,753	353,411
Balance on February 29, 2016	4,000,000	2,570,877	233,172	2,804,050	263,105	16,437,291	16,700,397

(1000 yen)

	Shareholders’ equity		Valuation and translation differences, etc.
	Treasury shares	Total shareholders’ equity	Other difference in securities valuation	Total valuation and translation adjustments	Total net assets
Balance on March 1, 2015	(1,193,166)	19,467,860	1,015,145	1,015,145	20,483,006
Amount of changes during the business year
Dividend of surplus		(332,408)			(332,408)
Current net income		685,820			685,820
Acquisition of treasury shares	(2,120,083)	(2,120,083)			(2,120,083)
Disposition of treasury shares	1,583,744	1,583,780			1,583,780
Decrease due to company split		—	(1,015,145)	(1,015,145)	(1,015,145)
Increase due to share exchange		2,489,972			2,489,972
Business of items other than shareholders’ equity					—
Amount of changes during the fiscal year (net amount)
Amount of changes during the business year	(536,339)	2,307,080	(1,015,145)	(1,015,145)	1,291,935
Balance on February 29, 2016	(1,729,506)	21,774,941	—	—	21,774,941

Individual Explanatory Notes

Notes on the Going Concern Assumption

There are no applicable matters.

Notes on significant account policies

1.                            Valuation standards and valuation method for assets

(1)                       Valuation basis and valuation method for securities

(i)	Subsidiary shares and affiliate shares	Cost method using the moving average method
(ii)	Other securities
Securities that have a market price

Fair value method based on the market value, etc. on the last day of the accounting period (the entire valuation difference is recognized directly in net assets, and the cost of securities sold is calculated using the moving average method)

	Securities that do not have a market price	Cost method using the moving average method

(2)                       Valuation standards and valuation method for inventory assets

(i)	Goods (excluding perishables)	Cost method using the retail inventory method (book value reduction method based on decline in profitability with respect to values on the balance sheet)
(ii)	Goods (perishables) and supplies	Cost method using the last purchase price method (book value reduction method based on decline in profitability with respect to values on the balance sheet)

2.                            Depreciation method of fixed assets

(1)                       Tangible fixed assets (excluding leased assets)

Vehicles and transport equipment	Declining balance method
Other tangible fixed assets	Straight-line method
Further, the principal useful lives are as follows.
	Buildings	8–34 years
	Structures	10–30 years
	Machinery	9–12 years
	Vehicles and transport equipment	4–6 years
	Appliances and fixtures	5–10 years
Further, assets with an acquisition value of JPY 100,000 or more and less than JPY 200,000 are evenly amortized over three years.

(2)	Intangible fixed assets (excluding leased assets)	Straight-line method The straight-line method based on the usable period in the Company (five years) is adopted with respect to software used by the Company.

(3)	Leased assets	The straight-line method will be adopted with the lease period as the useful life and the residual value as zero.

3.                            Standards for recognition of allowances

(1)	Allowance for doubtful accounts

An estimated uncollectible amount is recognized in consideration of individual collectability with respect to claims such as claims with a possibility of default based on the bad debt ratio with respect to general claims to mainly provide for bad debt losses of monetary claims.

(2)	Allowance for bonus payments	Of the estimate payment amount, an amount corresponding to the current period is recognized in order to be allocated to bonuses to be paid to employees.

(3)	Allowance for point cards	An amount expected to be used in the future at the end of the current consolidated fiscal year is recognized to provide for costs that arise due to the use of point cards given to customers.

(4)	Allowance for officers’ retirement allowances	The amount to be paid at the end of the period under the internal rules is recognized to provide for payments of officers’ retirement allowances.

4.	Accounting method of consumption tax and other taxes	The tax-exclusion method is used for accounting of consumption tax and local consumption tax.

Notes on Changes in Accounting Policies

There are no applicable matters.

Additional Information

Influence of Changes to the Corporation Tax Rate

The Act for Partial Revision of the Income Tax Act, etc. (Act No. 9 of 2015) and the Act for Partial Revision of the Local Tax Act, etc. (Act No. 2 of 2015) were promulgated on March 31, 2015, and the corporation tax rate will be changed from the business year starting April 1, 2015.  In connection with that, the normal effective statutory tax rate used when calculating deferred tax assets and deferred tax liabilities will change from 35.4% to 32.8% with respect to temporary differences expected to be eliminated in the business year starting March 1, 2016 and to 32.1% with respect to temporary differences expected to be eliminated in the business year starting March 1, 2017.

If, as a result of those changes in the tax rate, the normal effective statutory tax rate after those changes is used at the end of the current business year, the amount of the deferred tax assets (amount obtained by deducting the amount of the deferred tax liabilities) decreased by JPY 90,182,000, and the deferred corporation tax, etc. (debit) increased by JPY 90,182,000.

Change in the Tax Rate of Corporation Tax, Etc. after the Closing Date

The Act for Partial Revision of the Income Tax Act, etc. (Act No. 15 of 2016) and the Act for Partial Revision of the Local Tax Act, etc. (Act No. 13 of 2016) were promulgated on March 31, 2016, and it was decided that the corporation tax rate, etc. would be lowered, etc. from the business year starting April 1, 2016.  In connection with that, the normal effective statutory tax rate used when calculating deferred tax assets and deferred tax liabilities will change from the current rate of 35.4% to 32.8% with respect to temporary differences, etc. expected to be eliminated in the business year starting March 1, 2016, 30.7% with respect to temporary differences, etc. expected to be eliminated in the business year starting March 1, 2017 and the business year starting March 1, 2018, and 30.5% with respect to temporary differences, etc. expected to be eliminated in the business year starting March 1, 2019 and thereafter.

Further, the influence those changes will have on financial statements is minor.

Notes on Balance Sheet

1.                            Stated amounts are rounded down to the nearest unit of JPY 1,000.

2.                            Monetary receivables held against and monetary obligations owed to affiliates

Short-term monetary receivables	JPY	248,000

Short-term monetary obligations	JPY	4,361,000

Notes on Profit and Loss Statement

1.                            Stated amounts are rounded down to the nearest unit of JPY 1,000.

2.                            Notes on impairment losses

In the current business year, the Company recorded impairment losses with respect to the following asset groups.

Use	Location	Type
Stores	Yamaguchi Prefecture	Buildings

The Company groups stores and factories as basic units that are the minimum units that produce cash flows, and it groups leased assets and idle assets individually by property unit.

As a result, stores that incur consecutive operating losses and stores whose market value has declined substantially below the book value are assessed for impairment, and assets that are impaired have their book value reduced to the recoverable value, and the reduction amount of JPY 11,260,000 is recorded as an extraordinary loss.

Category	Buildings (JPY 1,000)
Stores	11,260

If the recoverable value is the use value, the future cash flow is calculated after being discounted by a discount rate of 0.236%–0.425%.  If the recoverable value is the net sales value, the future cash flow is calculated based on the real property appraised and estimated value, assessed value of fixed assets tax, etc.

3.                            Volume of transactions with affiliates

Operating profit	JPY	1,429,351,000
Operating expenses	JPY	1,751,222,000
Volume of transactions other than sales transactions	JPY	11,657,000

Notes on Consolidated Statement of Changes in Net Assets

Matters regarding treasury shares

Class of shares	Beginning of the current business year	Increase	Decrease	End of the current business year
Common shares (shares)	1,649,868	1,799,765	1,648,962	1,800,671

(Note) Outline of the causes of the changes in the number of shares

The following is a major breakdown of the increase in the number of shares.

Acquisition of treasury shares in off-hours trading	1,799,200 shares
Increase due to purchase of shares less than one unit	532 shares
Acquisition through purchase of fractional shares less than one share	33 shares

The following is a major breakdown of the decrease in the number of shares.

Decrease due to share exchange with Marumiya Store Co., Ltd. on July 1, 2015	1,648,868 shares
Decrease due to request for purchasing of shares less than one unit	94 shares

Notes on Tax Effect Accounting

1.                            Breakdown of major causes for the occurrence of deferred tax assets

Deferred Tax Assets
Current deferred tax assets
Allowance for doubtful accounts	JPY	496,000
Allowance for bonus payments		59
Accrued enterprise tax		1,016
Subtotal of current deferred tax assets		1,573
Fixed deferred tax assets
Allowance for officers’ retirement allowances		4,213
Subsidiary shares associated with company split		873,020
Subtotal of fixed deferred tax assets		877,233
Total deferred tax assets		878,806

Deferred Tax Liabilities
Total deferred tax liabilities		—
Net amount of deferred tax assets		878,806

2.                            Normal effective statutory tax rate and burden ratio of corporation tax, etc. after application of tax effect accounting, and breakdown of the causes for that difference by major item

Normal effective statutory tax rate	35.4%
Adjustment
Items that are permanently excluded from losses such as entertainment and social expenses	0.7
Items that are permanently excluded from gross profits such as dividends income	(0.4)
Amount of inhabitants tax on a per capita basis	0.4
Downward revision of deferred tax assets at the end of the current period due to changes in the tax rate	7.4
Other adjustments	0.0
Burden ratio of corporation tax, etc. after application of tax effect accounting	43.5

Notes on Fixed Assets used under Lease Arrangements

Finance lease transactions (borrower side)

Non-ownership transfer finance lease transactions

(1)                       Details of leased assets

Tangible fixed assets

Mainly stores and facilities in the supermarket business

(2)                       Depreciation method of leased assets

Leased assets are depreciated using the straight-line method with the lease period as the useful life and the residual value as zero.

Notes on transactions with related parties

Subsidiaries and affiliates, etc.

(1,000 yen)

Type	Names of companies, etc.	Holding (held) ratio of voting rights, etc.	Relationship with related parties	Details of the transaction	Transaction amount (Note 1)	Item	Balance at the end of the current term (Note 1)
				Transfer of assets through split	37,127,341	—	—
Subsidiary	Marukyu Co., Ltd.	Direct holding of 100.0%	Interlocking officers	Transfer of liabilities through split	18,682,190	—	—
				Business advisory fee (Note 2)	114,780	—	—
Subsidiary	Marumiya Store Co., Ltd.	Direct holding of 100.0%	Interlocking officers	Business advisory fee (Note 2)	49,342	—	—
Subsidiary	Shikisai Home KK	Indirect holding of 100.0%	Interlocking officers	Purchase of goods (Note 3)	1,658,286	—	—
Subsidiary	Chuo food CO., LTD.	Indirect holding of 100.0%	Interlocking officers	Supply of goods (Note 3) Royalty revenue (Note 4)	1,251,850 12,518	—	—

Conditions of transactions and the policy for deciding the conditions of transactions, etc.

(Note 1)                    Consumption tax, etc. is not included in the above transaction amounts, but consumption tax, etc. is included in the balances at the end of the current term.

(Note 2)                    The business advisory fee amounts are determined on the basis of expenses necessary for business management of the Company Group.

(Note 3)                    Decisions on the conditions of transactions are made upon mutual consultation while referring to general transaction conditions.

(Note 4)                    Royalty revenue is recorded as 1.0% of the product supply under each franchise agreement.

Notes on information per share

1. Amount of net assets per share	JPY	820.24
2. Current net earnings per share	JPY	26.97

Notes on business combinations

This is omitted because “notes on business combinations” are stated in the List of Explanatory Notes to Consolidated Financial Statements.

Notes on significant post-balance sheet events

This is omitted because “notes on significant post-balance sheet events” are stated in the List of Explanatory Notes to Consolidated Financial Statements.

Accounting Auditor’s Report  Certified Copy

Independent Auditor’s Report

April 21, 2016

The Board of Directors

RETAIL PARTNERS CO., LTD..

Nishi Nihon Audit Corporation

Shunji Oyabu          (Seal)

Representative Member

Engagement Partner

Certified Public Accountant

Shigeki Yamauchi         (Seal)

Engagement Partner

Certified Public Accountant

We have audited the non-consolidated financial statements, comprising the non-consolidated balance sheet, the non-consolidated statements of operations, the non-consolidated statement of changes in net assets and the related notes, and the supplementary schedules of RETAIL PARTNERS CO., LTD. (formerly Marukyu Co., Ltd.) for the 63rd business year from March 1, 2015 to February 29, 2016 in accordance with Article 436(2)(i) of the Companies Act.

Management’s Responsibility for the Financial Statements and Others

Management is responsible for the preparation and fair presentation of the non-consolidated financial statements and the supplementary schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements and the supplementary schedules based on our audit as independent auditor. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and the supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the supplementary schedules. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the non-consolidated financial statements and the supplementary schedules, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the non-consolidated financial statements and the supplementary schedules in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the non-consolidated financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations, for which the non-consolidated financial statements and the supplementary schedules were prepared, in accordance with accounting principles generally accepted in Japan.

Vested Interests

Our firm and engagement partners have no interest in the Company that should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Board of Corporate Auditors Report      Certified Copy

Audit Report

We, the Board of Corporate Auditors, prepared this audit report on the execution of duties by Directors during the 63rd business year from March 1, 2015 to February 29, 2016, following deliberations based on audit reports prepared by each corporate auditor.

1. Method and Content of Audits by Corporate Auditors & Board of Corporate Auditors

(1)        We  determined auditing policies, the duties assigned to each corporate auditor and auditing methods), received reports on the progress on, and results of, audits from each corporate auditor, as well as reports on the execution of their duties from directors, etc. and the accounting auditor, and requested explanations as necessary.

(2)        Each corporate auditor communicated with the directors, the internal auditing division, and other employees, etc., in accordance with the audit regulations established by the Board of Corporate Auditors, and the auditing policies, assignment of duties, etc. to collect information and improve the auditing environment and conducted the audits using the following methods.

(i)                     We attended the meetings of the board of directors and other significant meetings, received reports on the execution of duties from directors and employees, etc., obtained explanations thereof as necessary, viewed documents concerning important decisions, and investigated the conditions of operations and assets of the head office and main business locations. Regarding the Company’s subsidiaries, we communicated and shared information with the directors and the corporate auditors, etc. of the subsidiaries, and received reports on their business as necessary from them.

(ii)                  We also periodically received reports from directors and employees, etc., requested explanations as necessary, and expressed opinion, regarding the development and operation of internal control systems that were organized based on decisions by the board of directors in relation to the development of a system to ensure that the execution of duties by directors and other operations of a stock company and the corporate group consisting of its subsidiaries as described in the business reports were in conformity with applicable laws and regulations and the Company’s articles of incorporation, and a system stipulated in Article 100, Paragraphs 1 and 3 of the Enforcement Ordinance of the Companies Act.

(iii)               We monitored and verified that the accounting auditor remained independent and performed audits appropriately, received reports on the execution of its duties from the accounting auditor and requested explanations as necessary. We were also notified that a “system for ensuring the proper execution of duties” (as per Article 131 of the Corporate Accounting Rules) was organized in accordance with “Quality Control Standards for Auditing” (October 28, 2005, Business Accounting Council), and requested explanations as necessary.

Using the aforementioned method, we examined the Business Report and the supplementary schedules, non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statements of operations, non-consolidated statement of changes in net assets, and notes thereto), their supplementary statements and consolidated financial statements (consolidated balance sheet, consolidated statements of operations, consolidated statement of changes in net assets, and notes thereto) for this business year under review.

2. Results of the Audit

(1)        Audit results of business reports, etc.

(i)                 We confirm that the business reports and its supplementary statements fairly represent the condition of the Company and are in conformity with the applicable laws and regulations and the articles of incorporation of the Company.

(ii)              We confirm that, with respect to the execution of duties by directors, there are no fraudulent acts, or material facts that violate applicable laws and regulations or the articles of incorporation.

(iii)           We confirm that the decisions made by the board of directors with regard to internal control systems are proper. We recognize that there is nothing to be cited with respect to the description of those internal control systems in the business reports and the execution of duties by directors.

(2)        Audit result of non-consolidated financial statements and their supplementary statements

We confirm that the methods and the results of the audit by Nishi Nihon Audit Corporation, the accounting auditor of the Company, are appropriate.

(3)        Audit result of consolidated financial statements

We confirm that the methods and the results of the audit by Nishi Nihon Audit Corporation, the accounting auditor of the Company, are appropriate.

April 25, 2016

Board of Corporate Auditors
RETAIL PARTNERS CO., LTD.
Full Time Corporate Auditor	Shinji Funakawa	(Seal)
Outside Corpoarate Auditor	Kazuyoshi Ueda	(Seal)
Outside Corporate Auditor	Hirokazu Ishikawa	(Seal)

-End-